Exhibit 2.1

AMENDED AND RESTATED MASTER PURCHASE AGREEMENT

Dated as of August 3, 2009

by and between

OLYMPUS CORPORATION

and

BECKMAN COULTER, INC.

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule I

Schedule II

Schedule 1.1(bd)

Schedule 1.1(cp)

Schedule 1.1(lm)

Schedule 1.1(lp)

Schedule 1.1(p)

Schedule 1.1(r)

Schedule 1.2

Schedule 2.1(c)

Schedule 2.1(e)(i)

Schedule 2.1(f)

Schedule 2.1(j)

Schedule 2.1A(a)(i)

Schedule 2.1A(a)(iii)

Schedule 2.1A(a)(viii)

Schedule 2.1A(a)(xii)

Schedule 2.1A(b)

Schedule 2.1B

Schedule 2.5(e)

Schedule 2.5(f)

Schedule 2.8

Schedule 3.5

Schedule 5.3

Schedule 5.4

Schedule 5.5(a)

Schedule 5.6(b)

Schedule 5.7

Schedule 5.7(b)

Schedule 5.8(a)

Schedule 5.10(a)

Schedule 5.10(b)

Schedule 5.10(c)

Schedule 5.11(b)

Schedule 5.12(a)

Schedule 5.12(f)

Schedule 5.12(g)

Schedule 5.12(h)

Schedule 5.16

Schedule 5.17

Schedule 5.18(a)

Schedule 5.18(b)

Schedule 5.19

Schedule 5.20

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Sellers

Seller’s Knowledge Group

Net Business Debt

Calculation Principles

Licensed Marks

Licensed Patents

Products

Medical Conditions and Substances Detected by Reagents

Applicable Exchange Rate

Index of Documents

Business Contracts

Regulatory Registrations

Real Property

Patents

Marks

Registered Copyrights

Design Rights

Transferred License Agreements

Method of Transferring the Transferred License Agreements

Delayed Local Closing

Post-Closing Solutions

Allocation Schedule

Treatment of Intercompany Agreements

Organizational Documents

Title and Sufficiency of Acquired Assets Disclosures

Authorized Equity Participations

No Conflict

Intellectual Property

Co-Owned Intellectual Property

Inventory Schedule

Material Contracts

Business Contracts Requiring Consent to Transfer

Shared Business Contracts

Diagnostics Employees

Olympus Benefit Plans Relating to the Business

U.S. Benefit Plans Exceptions

Acceleration of Benefits

Contributions to the UK GPPP

Material Insurance Policies

Environmental Disclosures

Financial Statements (Business as a Whole)

Material Liabilities Disclosures

Absence of Certain Changes

Product Liability and Warranty Matter Disclosures

v

Schedule 5.21

Schedule 5.22(a)

Schedule 5.22(b)

Schedule 5.23

Schedule 5.26

Schedule 6.3

Schedule 7.1(b)

Schedule 8.5(b)(i)

Schedule 8.5(b)(ii)

Schedule 8.5(b)(iii)

Schedule 8.5(d)

Schedule 8.6

Schedule 9.11(a)

Schedule 10.1(e)

Schedule 10.1(f)

Schedule 10.1(g)

Schedule 10.2(g)

Schedule 10.2(l)

Schedule 10.2(n)

Schedule 10.2(o)

Schedule 10.2(x)

– – – – – – – – – – – – – – – – – – – – –

Customers, Distributors and Suppliers

Owned Real Property

Leased Real Property

Government Approvals

Related Party Agreements

Buyer Parent Consents

Conduct of Business Prior to Closing

Parts and Components Covered by the Supply Agreements

Form of Software Development Agreement

Form of Software Services Agreement

Form of Tech Transfer Agreement

Employees and Employee Benefits

Japan Offices

Required Governmental Approvals

Required Ancillary Agreements

Required Local Agreements

Required Licensor Consents

Closing Consents for Buyers’ Benefit

Required Separated Contracts for Buyers’ Benefit

¥100,000,000 Distributors

Land Transfer Subject to Shizuoka Prefectural Approval

EXHIBITS
Exhibit A Exhibit B Exhibit C Exhibit D	– – – –	Stockholder Agreement Cross-License Agreement Form of Transition Services Agreement (without schedules) Form of Local Agreement

AMENDED AND RESTATED

MASTER PURCHASE AGREEMENT

This Amended and Restated Master Purchase Agreement (this “Agreement”), dated as of August 3, 2009 in Tokyo, Japan is entered into by and between Olympus Corporation, a Japanese corporation (“Seller Parent”), on the one hand, and, Beckman Coulter, Inc., a Delaware corporation (“Buyer Parent”), on the other hand. Seller Parent and Buyer Parent sometimes are referred to in this Agreement collectively as the “Parties” and individually as a “Party.” Seller Parent and the Affiliates of Seller Parent identified on Schedule I attached hereto are sometimes referred to in this Agreement each as a “Seller” and collectively as “Sellers.”

WHEREAS, Seller Parent and Buyer Parent have entered into a Master Purchase Agreement dated as of February 27, 2009 in Tokyo (the “Master Purchase Agreement”) pursuant to which Seller Parent agreed to sell, and cause the other Sellers to sell, to Buyer Parent (or one or more designees thereof), and Buyer Parent (or one or more designees thereof) agreed to purchase the Business through the purchase from Sellers of all of (i) the outstanding capital stock of each Acquired Entity and (ii) the Acquired Assets, and Buyer Parent (or one or more designees thereof) agreed to assume the Assumed Liabilities, each upon the terms and conditions set forth therein; and

WHEREAS, Seller Parent and Buyer Parent desire to amend and restate the Master Purchase Agreement in its entirety as more particularly specified herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined above and other terms defined in other Sections and Schedules of this Agreement, the following capitalized terms have the following meanings when used herein:

“7 Countries” has the meaning set forth in Section 9.2(b)(iii).

“Accounting Firm” means Ernst & Young LLP.

“Accounts Receivable” means all accounts receivable, trade receivables, notes receivable and other receivables to the extent arising out of or with respect to the Business and whether arising before or after the Closing Date.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Entity” means each of (i) Olympus France Newco, (ii) Olympus Germany Newco, (iii) Olympus Japan Newco, (iv) OME, (v) Mishima and (vi) Olympus Hungary Newco.

“Acquired Entity Tax Indemnity” has the meaning set forth in Section 12.1(a).

“Acquisition Transaction” means any transaction with an unrelated Person involving: (a) the sale, license, disposition or acquisition of all or a substantial portion of the Business or Acquired Assets; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of an Acquired Entity, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of an Acquired Entity, or (iii) any security, instrument or obligation that is convertible into or exchangeable for any capital stock or other equity security of an Acquired Entity; or (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving an Acquired Entity.

“Adjusted Shares” has the meaning set forth in Section 3.2(b).

“Advalytix Assets” has the meaning set forth in the Advalytix Purchase Agreement.

“Advalytix Business” means all of the business operations and activities currently conducted as of the Effective Date anywhere in the world by the Advalytix Sellers with respect to developing, manufacturing, marketing, selling, distributing and using products and devices for: (i) the non-invasive mixing of materials, reagents or cells in solution using surface acoustic waves; or (ii) performing molecular analysis on small volumes or single cells contained in liquid droplets formed on a flat surface of a substrate on which hydrophilic and hydrophobic microregions are provided using Polymerase Chain Reaction (PCR) chemistry, including the chemical reagents and other consumables used with them.

“Advalytix Purchase Agreement” means the purchase agreement between the Advalytix Sellers and Buyer Parent and/or its Affiliates pursuant to which the Advalytix Sellers shall sell and transfer the Advalytix Business.

“Advalytix Sellers” means collectively OLRE and Olympus France SAS.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“After-Discovered IP” has the meaning set forth in Section 2.1A(c).

“Agreement” means this Amended and Restated Master Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Allocation Schedule” has the meaning set forth in Section 2.8(a).

“Ancillary Agreements” means the Transition Services Agreement, the Local Agreements, the Cross-License Agreement, the Technology Transfer Agreement, the Transfer Documents, the Supply Agreements, the Software Development Agreement, the Software Services Agreement, the Advalytix Purchase Agreement and, if entered into, the Stockholder Agreement.

“Antitrust Division” has the meaning set forth in Section 5.23.

“Applicable Accounting Standards” means (i) in Japan, Japan GAAP, (ii) in the United States, US GAAP, (iii) from and after April 1, 2008, in each European country, IFRS, (iv) on and prior to March 31, 2008, in each European country, the commonly accepted accounting standard for such country, and (v) in each country other than Japan, the United States and a European country, IFRS unless otherwise required by applicable Law.

“Assessed VAT” has the meaning set forth in Section 9.2(b)(i).

“Applicable Exchange Rate” means the applicable exchange rate calculated in accordance with Schedule 1.2.

“Applicable VAT” has the meaning set forth in Section 9.2(b)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audited Financial Statements” has the meaning set forth in Section 9.9.

“Bio-Rad Business” means the business conducted pursuant to the distribution agreement between Diagnostic Grifols, S.A. and Seller Parent dated February 17, 2007 and the distribution agreement between DiaMed Holding AG and Seller Parent dated April 10, 1995, the installed base of instruments associated therewith, the OLCOS blood transfusion software and subject to any Intellectual Property rights in the OLCOS software being conveyed to Buyers, the Intellectual Property therein, and the other assets exclusively related to the business conducted pursuant to such distribution agreements. For the avoidance of doubt, Sellers acknowledge and agree that nothing contained in this Agreement or any Ancillary Agreement shall in any way limit Buyers’ ability to enter into or compete in the business conducted pursuant to the distribution agreements referenced in the preceding sentence.

“Books and Records” means original or true and complete copies of all of the books, records, files, data and information, including, without limitation, customer lists, financial and accounting records, Tax records, purchase orders and invoices, sales orders and sales order log books, credit and collection records, correspondence and miscellaneous records with respect to customers and supply sources and all other general correspondence, of the Business.

“Business” means all of the business operations and activities currently conducted as of the Effective Date anywhere in the world by Seller Parent and the other Sellers (including, for the avoidance of doubt, the business conducted by the Acquired Entities prior to Closing) with respect to developing, manufacturing, marketing, selling, distributing and use of clinical chemistry and immunoassay analyzers, blood transfusion testing systems, and the chemical reagents and other consumables used with them, and related laboratory automation equipment, for in vitro diagnostic testing of samples from humans and animals, and chemical analyzers and related chemical reagents for analyzing water quality. Notwithstanding the foregoing, the Business does not include the Excluded Assets or the Excluded Liabilities. For the avoidance of doubt, the Business does not include the Bio-Rad Business or the Neoteric Business.

“Business Contracts” has the meaning set forth in Section 2.1(e).

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks in Tokyo, Japan and New York, USA are generally open for business.

“Business Financial Statements” has the meaning set forth in Section 5.18(a).

“Buyer” and “Buyers” means Buyer Parent or any Affiliate or Subsidiary of Buyer Parent that Buyer Parent designates to purchase any of the Acquired Assets.

“Buyer Indemnified Party” has the meaning set forth in Section 12.1(a).

“Buyer Parent” has the meaning set forth in the recitals hereof.

“Calculation Principles” means the method for calculating the net assets as set forth in Schedule 1.1(cp) and based on the Reference Balance Sheet.

“Cap” has the meaning set forth in Section 12.1(b).

“Cash” means cash, cash equivalents, bank deposits and marketable securities.

“Cash Purchase Price” means the portion of the Closing Payment paid to Seller Parent pursuant to Section 3.2(b) in immediately available funds.

“Change of Control Payments” means, with respect to the Business, any amounts that become payable to any Diagnostics Employee, regardless of when due or payable, as a result of the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including under any Olympus Benefit Plan (including, restricted stock grants and in-the-money stock options) or under any individual employment, severance or change-in-control Contract or otherwise (including any stay put or similar retention bonuses or percentage sharing arrangements) but, notwithstanding anything to the contrary set forth above, excluding (i) Redundancy Costs, (ii) such amounts that become payable under employment or severance Contracts or the like in the U.S. that are part of general employee policies covering all Diagnostics Employees in the U.S. rather than individual employees, and (iii) any other costs for which Buyer Parent is liable in accordance with the provisions of Schedule 8.6.

“Claim” means any claim, demand, cause of action, chose in action, right of recovery or off-set, suit, litigation, proceeding, arbitration, hearing or investigation against any Person.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Net Assets” means the net assets of the Business, as of the day before the Closing Date, as determined in accordance with the Calculation Principles.

“Closing Net Business Debt” means any Net Business Debt outstanding as of the Closing.

“Closing Payment” has the meaning set forth in Section 3.3(b).

“Closing Transaction Expenses” means any Transaction Expenses due or otherwise owed as of the Closing.

“Co-Owned Intellectual Property” has the meaning set forth in Section 5.7(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means commercially available, off-the-shelf Software that has been purchased or licensed from a third party in the form of a “shrink-wrap,” “click-through” or other standard form license agreement, that is generally available to the public, and that has not been modified or customized.

“Competing Person” has the meaning set forth in Section 9.8(a).

“Competitive Activity” has the meaning set forth in Section 9.8(a).

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, effective as of September 11, 2008, by and between Seller Parent and Buyer Parent.

“Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person.

“Contracts” means any commitment, contract, agreement, lease, License Agreement, consensual obligation, promise, instrument, note, indenture, legally binding commitment, license, sublicense, understanding or undertaking, whether or not legally binding, and in each case whether written or oral and whether express or implied.

“Cross-License Agreement” means that certain cross-license agreement to be entered into between Seller Parent, Buyer Parent and Beckman Coulter Biomedical Ltd. in the form attached hereto as Exhibit B.

“Customers and Distributors” has the meaning set forth in Section 5.21.

“Defined Benefit Obligation” has the meaning given such term in International Accounting Standard 19.

“Defined Benefit Retirement Plan Obligation” means an obligation of a Seller Party, or of a pension fund, retirement plan or other benefit plan that has recourse to a Seller Party, to the Transferred Employees, which obligation accrues during the period of such Transferred Employees’ service to such Seller Party, based on a formula stipulated in employment regulations, employment contract, or labor law, which is payable after termination of employment on a voluntary or retirement age stipulated in an employee’s employment contract; provided, however, “Defined Benefit Retirement Plan Obligation” excludes Redundancy Costs and benefits to the extent covered by annuity contracts with any insurance company.

“Defined Benefit Retirement Plan Obligations Amount” means the sum of (i) the Projected Benefit Obligation at the Closing Date for the defined benefit corporate pension plan (kakutei kyufu kigyo nenkin) of Seller Parent with respect to the Seller Parent Regular Japan Business Employees, (ii) the Defined Benefit Obligation at the Closing Date for all defined benefit corporate pension plans of Sellers incorporated outside Japan and the U.S. with respect to the Transferred Employees employed outside Japan and the U.S., (iii) the aggregate benefit amount accrued at the Closing Date in respect of employees of OME and Mishima under OME’s and Mishima’s respective one-time retirement allowance plans (taishoku kyufu kin), and (iv) the aggregate benefit amount accrued at the Closing Date in respect of Transferred Employees of all Seller Parties under any other plan, policy, program, practice, agreement, understanding or arrangement that generates a financial liability to a Seller Party in connection with an employee’s termination of employment, including, without limitation, any such amount that is payable as a result of the employee’s retirement, resignation, voluntary termination, whether or not in the form of a pension, annuity, lump sum, installments or deferred compensation, or as a result of such employee’s retirement or voluntary termination of employment, in all cases calculated (A) based on the assumption that only employees who are employed by Sellers Parties in the Business shall be eligible to participate in such plans, and (B) without double counting of Redundancy Costs.

“Designated Countries” has the meaning set forth in Section 8.2(b).

“Design Rights” has the meaning set forth in Section 2.1A(a)(xii).

“Diagnostics Employees” means those employees of Sellers and the Acquired Entities of the Business identified on Schedule 5.11(b), plus or minus any agreed upon changes.

“Diagnostics System Division” means the Diagnostic Systems Division (Diagnostic Systems Jigyobu) of the Life Science Group of Seller Parent which develops, manufactures and sells certain of the Products (including Reagents) and has research and development and product engineering activities related to the Products in Mishima and at the Utsugi facility in Hachioji.

“Distributor Contracts” has the meaning set forth in Section 2.5(c).

“EC” has the meaning set forth in Section 5.23.

“EC Filing” has the meaning set forth in Section 5.23.

“EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1).

“Effective Date” means February 27, 2009.

“Environmental Claims” means any written Claim, Proceeding, suit, complaint, or notice of violation or alleging violation of, or under, any Environmental Laws.

“Environmental Laws” means all applicable Laws which (i) regulate or relate to the protection, preservation or clean up of the environment, including waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose Liability or responsibility with respect to any of the foregoing, including without limitation, as applicable, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect. Without limiting the generality of the foregoing, in the case of Real Property located in Japan, “Environmental Law” shall include the Basic Environment Law of Japan (Law No. 91 of 1993, as amended), Air Pollution Control Law of Japan (Law No. 97 of 1968, as amended), Water Pollution Control Law of Japan (Law No. 138 of 1970, as amended) and Law Concerning Special Measures against Dioxins of Japan (Law No. 105 of 1990, as amended), Offensive Odor Control Law of Japan (Law No. 91 of 1971, as amended), Law Concerning Reporting, etc. of Releases to the Environment of Designated Chemical Substances and Promoting Improvements in Their Management of Japan (Law No. 86 of 1999, as amended), Soil Contamination Countermeasures Law of Japan (Law No. 53 of 2002, as amended), Waste Management and Public Cleansing Law of Japan (Law No. 137 of 1970, as amended) and any analogous national or local statutes, ordinances, rules and regulations promulgated under such statutes or ordinances in Japan currently in effect.

“Environmental Permits” means any material Permit required under applicable Environmental Laws.

“Equipment” has the meaning set forth in Section 2.1(b).

“Equity Participations” means (i) any share, quota, security, participation right and any other right entitling the holder, absolutely or contingently (through the exercise of any subscription, conversion, exchange, option or similar right), to participate in the revenues, dividends or equity appreciation of another Person, including capital stock, membership interests, units, performance units, options, warrants, company appreciation rights, interests in “phantom” stock plans, restricted or contingent stock or profits interests, voting securities, stock appreciation rights or equivalents, stock loan purchase plans, convertible debentures or stock bonus plans and (ii) commitments to issue any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, a member of an “affiliated service group” with, or is otherwise required to be treated as a single employer with, any Seller under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Net Business Debt” has the meaning set forth in Section 3.3(a).

“Estimated Closing Change of Control Payments” has the meaning set forth in Section 3.3(a).

“Estimated Closing Net Assets” has the meaning set forth in Section 3.3(a).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 3.3(a).

“Estimators” has the meaning set forth in Section 9.11(c).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Expiration Date” has the meaning set forth in Section 11.1(b).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the U.S. Food and Drug Administration or similar foreign, federal, state or local Governmental Authorities who have authority with respect to the Business or Buyers’ business.

“Financial Statements” has the meaning set forth in Section 5.18(a).

“Fiscal Year” means the twelve (12) month period ending on March 31 of each calendar year.

“Foreign Antitrust Laws” has the meaning set forth in Section 5.23.

“French Commercial Code” means the French Code de Commerce.

“French Hive-down” means the transfer of the Acquired Assets of Olympus France SAS to Olympus France Newco by means of a statutory hive-down pursuant to the French Commercial Code.

“FTC” has the meaning set forth in Section 5.23.

“German Hive-down” means the transfer of the Acquired Assets (i) of Olympus Deutschland GmbH and (ii) certain of its German subsidiaries, each to Olympus Germany Newco by means of a statutory hive-down (Ausgliederung) pursuant to the German Transformation Act.

“German Transformation Act” means the Germany Umwandlungsgesetz.

“Global Purchase Price” has the meaning set forth in Section 2.6.

“Government Antitrust Authority” has the meaning set forth in Section 7.2(d).

“Governmental Approvals” means all licenses, Consents, Permits, certificates, filings, registrations, notifications, authorizations and approvals required to carry on the Business as conducted as of the Effective Date and as of the Closing Date under the applicable Laws of any Governmental Authority.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) national, prefectural, municipal, local, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea, formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Hiring Party” has the meaning set forth in Section 9.7.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Filing” has the meaning set forth in Section 5.23.

“IFRS” means international financial reporting standards adopted by the International Accounting Standards Board, as consistently applied.

“Indebtedness” means (a) all indebtedness, whether or not contingent, for borrowed money, (b) all obligations for the deferred purchase price of property or services, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired for the Business, (e) all obligations as lessee under capital leases, finance leases or similar lease financing arrangements, (f) all payment obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all indebtedness of other Persons referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by an Acquired Entity and (h) all indebtedness referred to in clauses (a) through (f) above (including indebtedness of other Persons) secured by any Lien on the Acquired Assets (including accounts and Contract rights).

“Indemnified Claim” has the meaning set forth in Section 12.6(g).

“Indemnified Party” has the meaning set forth in Section 12.5(a).

“Indemnifying Party” has the meaning set forth in Section 12.5(a).

“Information” has the meaning set forth in Section 13.3(b) and Section 13.3(c), as applicable.

“Input VAT” has the meaning set forth in Section 9.2(b)(ii).

“Intellectual Property” means all intellectual property or other proprietary rights of every kind throughout the world, including all: (a) inventions, utility models and invention disclosures; (b) patents, patent applications and patent disclosures, together with all revisions, renewals, extensions, reexaminations, provisionals, reissuances, continuations, continuations-in-part, divisionals and patents of addition thereof and any applications for any of the foregoing, and all filings claiming priority to or serving as a basis for priority thereof; (c) trademarks, service marks, trade names, trade dress, corporate names, logos, slogans, domain names, uniform resource locators (URLs), packaging design, any other source identifiers of any kind or nature, together with all translations, adaptations, derivations and combinations thereof, all common law rights therein, and the goodwill associated with all of the foregoing, and any applications (including intent to use applications), registration and renewals for any of the foregoing; (d) copyrights, copywritable works, website content, all derivative works thereof, and any copyright applications, registrations and renewals in connection therewith; (e) mask works, design rights and any applications, registrations and renewals for any of the foregoing; (f) industrial designs and any applications, registrations and renewals for industrial designs; (g) trade secrets, know-how and confidential or proprietary business or technical information; and (h) Software.

“Internal Regulations” means all internal regulations and bylaws, including the bylaws of the Board of Directors, work rules, share handling regulations, and any other significant internal regulations or bylaws.

“Interventions” has the meaning set forth in Section 9.2(b)(iii).

“Inventor Laws” has the meaning set forth in Section 5.7(k).

“Inventory” means, as owned by Seller Parties, (i) all inventory of finished Products, whether or not labeled, (ii) all Product work-in-progress and (iii) all other inventory to the extent used or held for use or produced in the operation or conduct of the Business, wherever located, including Reagents, raw materials, work-in-process, finished goods, spare parts and shop and production supplies. For the purposes of this Agreement, “Inventory” shall be deemed to include samples of Product designated for use in promoting each Product.

“Inventory Schedule” has the meaning set forth in Section 5.8(a).

“IP Transfer Agreements” means (i) the short-form assignment documents that will implement the transfer of Transferred Intellectual Property related to Reagents to Beckman Coulter Biomedical Ltd., (ii) the short form assignment documents that will implement the transfer of Transferred Intellectual Property that is not related to Reagents to Buyer Parent and (iii) the short form assignment documents that will implement the transfer of Transferred Intellectual Property related to country specific domain names to those specific country designees of the Buyers and (iv) except for Seller Parent’s interests in the Transferred License Agreements, which will be transferred to Olympus Japan Newco pursuant to the Japan Spin-Off Agreement, all other documents necessary to transfer the ownership of Transferred Intellectual Property or Seller Parties’ interests in the Transferred License Agreements to Buyers or their designees, in all countries necessary for Buyers or their designees to enforce such Transferred Intellectual Property or Transferred License Agreements.

“Irish Employee” means a Non-Japan Employee who works wholly or primarily in Ireland.

“Irish Pension Scheme” has the meaning set forth in Section 5.12(i).

“Irish PHI Scheme” has the meaning set forth in Section 5.12(i).

“Japan Business Employees” has the meaning set forth in Section 8.6(a)(i) of Schedule 8.6.

“Japan GAAP” means accounting principles generally accepted in Japan, as consistently applied.

“Japan Office Leases” has the meaning set forth in Section 9.11(a).

“Japan Offices” has the meaning set forth in Section 9.11(a).

“Japan Spin-Off Agreement” means the Spin-Off Agreement (kaisha bunkatsu keiyakusho) between Seller Parent and Olympus Japan Newco dated March 27, 2009, in the form mutually agreed to by Buyer Parent and Seller Parent.

“Know-How” means all non-public information, proprietary or otherwise, owned, held or licensed by a Seller Party as of the Closing Date and which is necessary for Buyers to operate the Business as operated as of the Closing, including such information that relates to the Business and to the use, design, development, manufacturing, quality control, packaging, storage, registration, marketing, distribution or sale of the Products.

“Law” means each provision of any currently existing national, super national, provincial, federal, state, local or foreign, civil and criminal law, statute, ordinance, Order, code, rule, regulation or common law, promulgated, adopted, enacted, implemented, issued or otherwise put into effect by or under the authority of any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.22(b).

“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Law, Order or any Contract.

“License Agreements” means any oral or written licenses, sublicenses, covenants not to sue, trademark co-existence agreements, agreements relating to the research, development, ownership or use of any Intellectual Property, agreements requiring the payment of a license fee or royalty, profit sharing or any other compensation to any other Person for the use of any Intellectual Property, and other Contracts relating to Intellectual Property.

“Licensed Marks” means all trademarks and service marks licensed to Sellers under Transferred License Agreements, including those listed on Schedule 1.1(lm) according to licensee on the Effective Date.

“Licensed Patents” means all patents, utility models and patent applications licensed to Sellers under Transferred License Agreements, including those listed on Schedule 1.1(lp) according to licensee on the Effective Date.

“Lien” means any lien, encumbrance, mortgage, security interest, pledge, restriction on transferability, conditional sale agreement or other title retention agreement, stock borrowing or lending, or other charge or encumbrance of any nature whatsoever on any property or property interest, other than (a) mechanic’s, materialmen’s, and similar liens arising or incurred in the Ordinary Course of Business, (b) liens (i) for Taxes not yet due and payable or, (ii) with respect to the Acquired Entities, for Taxes that the applicable Acquired Entity is contesting in good faith through appropriate Proceedings and for which adequate reserves have been established in accordance with Applicable Accounting Standards, (c) purchase money liens and liens securing rental payments under capital lease arrangements incurred in the Ordinary Course of Business, (d) purchase money security interests and other reservations of title by suppliers pending final payment for goods supplied thereby incurred in the Ordinary Course of Business, (e) with respect to any European country only, statutory liens arising in the Ordinary Course of Business, or (f) with respect to real property located in any European country, restrictions or limitations on the subdivision, transfer, use or operation of real property under any applicable Law including, but not limited to, any environmental, immission, zoning, subdivision, development, building, construction or occupancy Law.

“Local Agreements” means the Japan Spin-Off Agreement and the other agreements based substantially on the form attached hereto as Exhibit D, which, subject to the terms and conditions of this Agreement, are to be signed at or prior to Closing, pursuant to which, among other things, for the consideration stated herein, certain Sellers shall grant, sell, transfer, convey, assign and deliver to certain Buyers, and such Buyers shall purchase and accept from such Sellers, all right, title, and interest of such Sellers in and to the specific items of Acquired Assets owned by such Sellers, and such Buyers agree to assume certain Assumed Liabilities of such Sellers, all in accordance with and pursuant to the terms and conditions therein and in accordance with the governing Law set forth in such Local Agreement, including all exhibits and attachments thereto, as contemplated by this Agreement.

“Losses” has the meaning set forth in Section 12.1(a).

“Manufacturing Instructions” means those manufacturing, packaging and labeling specifications for the Products used in the Business in the production and supply of the Products, including the formulae and materials that such Seller Party reasonably required for the manufacture, quality control and release of the Products immediately prior to the Closing Date.

“Marks” has the meaning set forth in Section 2.1A(a)(iii).

“Master Purchase Agreement” has the meaning set forth in the recitals hereof.

“Material Adverse Effect” means any effect or change that would be, or could reasonably be expected to be, materially adverse to the assets, liabilities, condition (financial or otherwise), operating results or operations of the Business, taken as a whole, or adverse to any Buyer’s right to exercise rights of ownership with respect to the Target Shares or the Acquired Assets, other than any adverse change, event, development or effect arising from or relating to any of the following (a) any material change in the economies or securities or financial markets of any country unless such effect or change disproportionately and adversely affects the Business relative to the industry in which the Business competes; (b) the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the Transactions, including, but not limited to, any such resulting action or threatened action taken by any Person (including any vendor or customer) who is a party to a current or terminated Business Contract or Transferred License Agreement and any action by or loss of any Diagnostics Employees; (c) any outbreak of hostilities, acts of war, sabotage, terrorism, military actions, epidemics or pandemics of disease or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism, military actions, epidemics or pandemics of disease existing or underway as of the Effective Date unless such effect or change disproportionately and adversely affects the Business relative to the industry in which the Business competes; and (d) any action by a Seller approved or consented to in writing by Buyer Parent after the Effective Date.

“Material Contracts” has the meaning set forth in Section 5.10(a).

“Minimum Cash Payment” has the meaning set forth in Section 3.2(b)(i)(A).

“MIS Systems” has the meaning set forth in Section 2.1(i).

“Mishima” means Mishima Olympus Co., Ltd., a Japanese corporation.

“Missing Registration” has the meaning set forth in Section 2.5(d).

“Negotiation Period” has the meaning set forth in Section 8.7.

“Neoteric Business” means the business conducted pursuant to the non-exclusive license and distribution agreement between Neoteric Technology Ltd. and Seller Parent effective as of December 1, 2005 and the services agreement between Neoteric Technology Ltd. and Seller Parent dated December 22, 2005, the Intellectual Property therein (to the extent not related to the Business) and the other assets and liabilities exclusively related to the business conducted pursuant to such agreements. For the avoidance of doubt, Sellers acknowledge and agree that nothing contained in this Agreement or any Ancillary Agreement shall in any way limit Buyers’ ability to enter into or compete in the business conducted pursuant to the agreements referenced in the preceding sentence. The inclusion of any reference to any Contract or other item herein, to the extent that it relates to the Neoteric Business, shall not make such Contract or other item an Acquired Asset or Assumed Liability.

“Net Business Debt” means the items set forth on Schedule 1.1(bd) (which shall be net of any Cash) and all other items of Indebtedness of the Business, including any Indebtedness of the Acquired Entities. For the avoidance of doubt, “Net Business Debt” does not include any items taken into account in the determination of Closing Net Assets or, to the extent deducted from the Global Purchase Price pursuant to Section 3.3, (i) any Transaction Expenses, or (iii) any Change of Control Payments.

“Net Liabilities” has the meaning set forth in Schedule 1.1(cp).

“New Pension Plan” has the meaning set forth in Section 7.7.

“Non-Competition Period” has the meaning set forth in Section 9.8.

“Non-Japan Employee” has the meaning set forth in Section 8.6(b)(i) of Schedule 8.6.

“Non-U.S. Benefit Plan” means any standard salary, sales incentive, variable payment, extra standard salary, extraordinary salary, bonus, profit-sharing, deferred compensation, stock-based incentive, pension, severance, retirement, regular retirement allowance at the company rate, special retirement allowance, guaranteed “age 60” retirement allowance, company provided or leased housing, housing allowance, vacation, holiday, paid time off, sick leave, cash gifts of congratulations and condolences, hospitalization or other medical, disability, life or other insurance, retirement plan, program, agreement, arrangement, commitment, policy or understanding and each other employee benefit plan, program, agreement, arrangement, commitment, policy or understanding, whether on a group or individual basis, that is established, maintained, sponsored or contributed to by any Seller for the benefit of any current or former director, officer, employee or consultant (or any dependent or beneficiary thereof) of the Non-U.S. Business of Seller.

“Non-U.S. Business” means the Business as operated outside of the United States on the Effective Date.

“OLRE” means Olympus Life Science Research Europa GmbH, a German private limited liability company.

“OLRE IP” means the Intellectual Property owned by OLRE other than any Intellectual Property (i) owned by OLRE relating to Olympus Soft Imaging Solutions GmbH’s business or (ii) that is exclusively related to the Advalytix Business.

“Olympus Benefit Plan” means any Non-U.S. Benefit Plan or U.S. Benefit Plan.

“Olympus Brands” means the trademarks or trade names “Olympus®,” trademarks or trade names owned by Sellers containing “OL” or “OLY,” and any variants thereof presently used in connection with the Business and any related stylized symbols.

“Olympus France Newco” means a corporation to be newly organized by Olympus France SAS under the Laws of France, and wholly owned by a Seller.

“Olympus Germany Newco” means, collectively, one or more corporations to be newly organized by Olympus Deutschland GmbH or another Olympus German entity under the Laws of Germany, and wholly owned by a Seller.

“Olympus Hungary Newco” means a corporation to be newly organized by Olympus Hungary Kft. under the Laws of Hungary and wholly owned by a Seller.

“Olympus Japan Newco” means a corporation to be newly organized by Olympus Corporation under the Laws of Japan, and wholly owned by Seller Parent.

“Olympus Pension Plan” means the defined benefit corporate pension plan (kakutei kyufu kigyo nenkin) of Seller Parent.

“OME” means Olympus Medical Engineering Co., Ltd., a Japanese corporation.

“Open Source Software” means any Software (in whole or in part) that is used pursuant to a license that (a) creates, or purports to create, obligations for a licensor with respect to the Software, or (b) grants, or purports to grant, to any other Person any rights or immunities under the licensor’s Intellectual Property or proprietary rights in the Software, including any Software that (i) requires as a condition of use, modification and/or distribution of such Software that any other Software incorporated into, derived from or distributed with such Software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge or is derived from any Software that is subject to such requirement, or (ii) any version of Software licensed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), The Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Berkeley software design (BSD) license including FreeBSD or BSD-style license, the Sun Community Source License (SCSL), an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces), and the Apache Server License.

“Ordinary Course of Business” means the operation of the Business in the usual and customary way and consistent with past practices.

“Order” means any writ, judgment, decree, injunction, ruling, order or similar requirement or binding obligation or order of any Governmental Authority or Regulatory Authority (in each such case whether preliminary or final).

“Organizational Documents” has the meaning set forth in Section 5.3(a).

“Owned Real Property” has the meaning set forth in Section 5.22(a).

“Party” and “Parties” have the respective meanings set forth in the preamble hereof.

“Patents” has the meaning set forth in Section 2.1A(a)(i).

“Pension Transfer” has the meaning set forth in Section 8.6(a)(iv)(C) of Schedule 8.6.

“Permits” means all permits, licenses, registrations, certificates, franchises, variances, exemptions, orders and other

Governmental Approvals, Consents and authorizations necessary for the past or present conduct of, or required for, the operation of, the Business, other than Regulatory Registrations.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization, joint venture, joint stock company or Governmental Authority.

“Post-Closing Statement” has the meaning set forth in Section 3.3(c).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on (and including) the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Prime Rate” means the rate per annum published in the Nihon Keizai Shinbun from time to time as the prime lending rate prevailing during any relevant period for borrowings in the applicable currency.

“Proceeding” means any assertion of any claim or any action, arbitration, audit, hearing, inquiry, examination, proceeding, investigation, opposition, litigation or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Product” or “Products” means all products sold or supported in the Business from and after the Effective Date, including those products identified on Schedule 1.1(p) (which shall for avoidance of doubt includes all consumables, including the Reagents).

“Product Software” has the meaning set forth in Section 5.7(m).

“Projected Benefit Obligation” has the meaning given such term by Japan GAAP.

“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Promotional Activities” means those activities undertaken prior to the Closing to encourage sales of the Products, including: journal advertising, broadcast advertising, direct mail programs, detailing, customer meetings, conventions and trade show exhibits, presentations, end user training, marketing plan development, ongoing post-market development, demand generation, symposia and other forms of advertising, promotion, sales and customer support.

“Quality and Testing Procedures” has the meaning set forth in Section 5.8(c).

“Reagents” means the chemical or other substances, including those listed on Schedule 1.1(r), used in connection with the Products to produce chemical or other reactions for the purpose of detecting and/or measuring the medical conditions and substances listed on Schedule 1.1(r).

“Real Property” has the meaning set forth in Section 2.1(j).

“Real Property Leases” has the meaning set forth in Section 5.22(b).

“Reference Amount” means the amount of net assets in Yen, set forth on the Reference Balance Sheet.

“Reference Balance Sheet” has the meaning set forth in Section 7.8.

“Refund Claim Date” has the meaning set forth in Section 9.2(b)(iii).

“Refund Claim Period” has the meaning set forth in Section 9.2(b)(iii).

“Regular Japan Business Employees” shall mean all Japan Business Employees employed as regular employees (seishain) by Olympus Newco Japan, OME and Mishima immediately prior to the Closing pursuant to indefinite term contracts and identified as such on Schedule 5.11(b).

“Regulatory Authority” means any Governmental Authority that is responsible for issuing technical, medical, scientific, labeling and similar licenses, registrations, authorizations, permits and approvals necessary for the manufacture, use, storage, import, transport, marketing, sale, labeling or disposal of the Products, and any notified body designated by a member state of the European Union carrying out the tasks pertaining to conformity assessments procedures for the Products.

“Regulatory Documentation” means all applications, files and correspondence with Regulatory Authorities for the Regulatory Registrations and all relevant pricing information and correspondence with Regulatory Authorities related to the Business, including the following: (i) approval letters; (ii) Product labeling files and artworks for each country, in paper and electronic format; (iii) validation of manufacturing processes and/or remediation studies and reports; (iv) complete copies of regulatory files; (v) copies of the Regulatory Registrations (including copies of cGMP (continuing good manufacturing practices) certificates); (vi) copies of the variations and all correspondence related to them; (vii) copies of all labeling for all stock keeping units for the Products; (viii) copies of all expert reports, pre-clinical and clinical reports; (ix) copies of existing specifications (including copies of validation of analytical methods); (x) copies of the complaints, if any, received since January 1, 2005; (xi) any information on recalls, if any, since January 1, 2005; and (xii) a chart showing the renewal dates for the Regulatory Registrations.

“Regulatory Registrations” means the premarket approvals issued by the FDA, CE markings of conformity, including underlying certifications, registrations and/or declarations, product, marketing and repair authorizations issued by the Minister of Health, Labor and Welfare of Japan, and all other technical, medical, scientific, labeling, importation, distribution and similar licenses, registrations, authorizations, permits and approvals of the Products (including marketing authorizations and labeling approvals) issued by the Regulatory Authorities of any country and held as of the Closing Date by Sellers that are required for the marketing, promotion, distribution or sale of the Products within any country, all of which are listed on Schedule 2.1(f). Where the context so requires, “Regulatory Registrations” also includes those held by third-party distributors and dealers.

“Related Parties” has the meaning set forth in Section 5.26.

“Related Party Agreements” has the meaning set forth in Section 5.26.

“Relevant Transfer” has the meaning set forth in Section 5.11(i).

“Replacement Security Deposit” has the meaning set forth in Section 9.11(b).

“Representatives” means, with respect to any Person, any officers, directors, employees, Affiliates, attorneys, investment bankers, financial advisers, agents or other representatives of such Person.

“Required Consent” has the meaning set forth in Section 2.5(a).

“Restoration Costs” has the meaning set forth in Section 9.11(c).

“Retained Intellectual Property” means all Intellectual Property owned or co-owned by Sellers or their Affiliates or licensed to Sellers or their Affiliates, with the right to grant sublicenses, which (i) is used in the operation of the Business at any time prior to the Closing Date, or (ii) was under substantive evaluation or review by the Diagnostics System Division or OLRE for the continued operation of the Business as demonstrated by contemporaneous documentation prepared by the Diagnostics System Division or OLRE in the ordinary course of their conduct of research and development activities at any time prior to the Closing Date and, in either case, which is not included in the Transferred Intellectual Property or the Intellectual Property Licensed to Seller Parties pursuant to the Transferred License Agreements. For the avoidance of doubt, Retained Intellectual Property does not include (a) the Olympus Brands or (b) any Intellectual Property which is developed after the Closing Date.

“Review Period” has the meaning set forth in Section 3.3(d).

“Rules” has the meaning set forth in Section 13.10(a).

“Schedule” means a schedule referenced in this Agreement, including the Sellers’ Disclosure Schedules.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 6.7.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meaning set forth in the recitals hereof.

“Seller Indemnified Party” has the meaning set forth in Section 12.2(a).

“Seller Parent” has the meaning set forth in the recitals hereof.

“Seller Parent Regular Japan Business Employees” has the meaning set forth in Section 8.6(a)(iv)(B) of Schedule 8.6.

“Seller Parent Spin-Off” means the spin-off (kyushu bunkatsu) transaction pursuant to which Seller Parent shall transfer its portion of the Business, including all Acquired Assets and Assumed Liabilities that are held by Seller Parent, except Seller Parent’s interest in the Transferred Intellectual Property, to Olympus Japan Newco pursuant to the Japan Spin-Off Agreement.

“Seller Parent’s Knowledge” means the actual knowledge, after reasonable investigation, of the individuals set forth on Schedule II.

“Seller Party” means each Seller and, prior to the Closing Date, each Acquired Entity.

“Sellers’ Disclosure Schedules” has the meaning set forth in the introductory paragraph to ARTICLE V.

“Separated Contract” has the meaning set forth in Section 7.13.

“Shared Business Contracts” means each Business Contract that relates to Sellers’ business activities other than (i) the Business or (ii) the Business and the Advalytix Business.

“Shares” means shares of the Buyer Parent’s common stock, par value $0.10 per share.

“Shizuoka Prefectural Approval” has the meaning set forth in Section 10.2(x).

“Software” means computer software, firmware, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, machine code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Software Development Agreement” has the meaning set forth in Section 8.5(b)(ii).

“Software Services Agreement” has the meaning set forth in Section 8.5(b)(iii).

“Special Indemnification” has the meaning set forth in Section 12.3.

“Standard Operating Procedures” has the meaning set forth in Section 5.8(b).

“Stock Purchase Price” means the Yen Equivalent of the value of the Unadjusted Shares or the Adjusted Shares, as the case may be, calculated based on the average of the daily closing price for a Share as reported by the New York Stock Exchange for the twenty (20) consecutive trading days preceding the fifth (5th) Business Day prior to the Closing Date.

“Stockholder Agreement” means that certain stockholder agreement agreed to by the Parties and attached hereto as Exhibit A, which, subject to the terms and conditions of this Agreement, is to be signed at the Closing in the event Shares are issued at the Closing in accordance with Section 3.2.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” has the meaning set forth in Section 9.5(b).

“Stub Financial Statements” has the meaning set forth in Section 9.9.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), either the managing member or general partner or a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be any managing director or general partner of such business entity (other than a corporation) or control any managing director or general partner of such business entity (other than a corporation) or (iii) is otherwise contractually entitled to direct and control.

“Suppliers” has the meaning set forth in Section 5.21.

“Supply Agreements” has the meaning set forth in Section 8.5(b)(i).

“Surviving Representations” has the meaning set forth in Section 12.1(b).

“Target Shares” means all of the outstanding Equity Participations of Olympus France Newco, Olympus Germany Newco and Olympus Japan Newco and all of the outstanding Equity Participations of OME and Mishima.

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, consumption, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ or third parties income withholding and Social Security taxes, and taxes of any other kind whatsoever imposed by Japan or any foreign country or by any state, region, municipality, subdivision or instrumentality of Japan or of any foreign country or by any other tax authority and such term shall include (i) any interest, penalties, surcharges or additions to tax attributable to such taxes and (ii) any amounts levied pursuant to Section 75 and Section 73 of the German Tax Code (Abgabenordnung).

“Tax Matter” has the meaning set forth in Section 9.5(f)(i).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technical Information” means all documents, drawings, specifications and any other documented information of a technical nature primarily relating to the Business or the Products wherever located which, in each case: (i) are owned or controlled by a Seller or any Affiliate thereof as of the Closing Date; and (ii) to the extent such documents relate to the use, design, development, validation, materials and components, biological compatibility, manufacture, processing, testing, storage, packaging, labeling, regulations, safety, quality or performance of the Products, including, periodic safety updated reports and information about adverse events reportable to Regulatory Authorities (real or alleged) received since January 1, 2006 and all corrective and preventive action taken since such date.

“Technical Services Agreement” has the meaning set forth in Section 8.5(b)(iii).

“Technology Transfer Agreement” has the meaning set forth in Section 8.5(d).

“Termination Fee” has the meaning set forth in Section 11.3(a).

“Threshold Amount” means one percent (1%) of the Global Purchase Price.

“Transactions” means collectively the transactions contemplated by this Agreement and by the Ancillary Agreements.

“Transaction Expenses” means any cost, expense, payment, expenditure or Liability of the Business (including any Acquired Entity) incurred prior to the Closing that relates to services of professional advisors (e.g., accounting, legal, investment banking and the like) rendered predominantly with respect to the Transactions (including any Ancillary Agreement), but (i) only to the extent performed at or prior to the Closing, and (ii) excluding all costs and expenses of auditors related to Consents required by the SEC, customary “comfort letters” in connection with securities offerings of Buyer Parent, and preparation of any financial statements or other reports required by Law, in each case which costs and expenses of auditors are to be borne solely by Buyers under Section 8.1(d).

“Transaction Statement” has the meaning set forth in Section 3.3(a).

“Transfer Documents” means, collectively, the IP Transfer Agreements and any and all agreements, assignments, deeds, notarial forms, certificates and other instruments in forms attached as exhibits to the Local Agreements and other instruments of sale, conveyance, transfer, assignment and/or assumption, as the case may be, between a Seller and a Buyer as necessary under the Law of the relevant jurisdiction or contemplated by this Agreement and the applicable Local Agreement in order to transfer all right, title and interest of such Seller in and to the Acquired Assets, and for the Assumed Liabilities to be effectively assumed by and transferred to such Buyer, in accordance with the terms hereof and of the applicable Local Agreement, including any and all bills of sale; assignment and assumption agreements; patent, trademark and copyright assignments; transition services agreements; and non-competition agreements.

“Transfer Taxes” has the meaning set forth in Section 9.2.

“Transferred Employees” means collectively the Transferred Non-Japan Employees and the Japan Business Employees.

“Transferred Intellectual Property” has the meaning set forth in Section 2.1A(a).

“Transferred License Agreements” has the meaning set forth in Section 2.1A(b).

“Transferred Non-Japan Employee” has the meaning set forth in Section 8.6(b)(i) of Schedule 8.6.

“Transition Services Agreement” means the transition services agreement to be entered into by Sellers and Buyer Parent as contemplated by Section 8.5(a).

“TUPE” means the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) and the Irish European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 (as amended) as applicable in UK and Ireland respectively.

“UK Employee” means a Non-Japan Employee who works wholly or primarily in the UK respectively.

“UK GPPP” means the Group Personal Pension Plan which UK Employees are eligible to join, as consistently applied.

“Unadjusted Shares” has the meaning set forth in Section 3.2(b).

“Unauthorized/Unlawful Usage” has the meaning set forth in Section 12.2(a).

“Undisputed Amounts” has the meaning set forth in Section 3.3(d).

“Unfunded Pension Obligations” means the difference between (a) the Defined Benefit Retirement Plan Obligations Amount, minus (b) the market value of all assets and other value of the defined benefit corporate pension plans described in clause (i) and (ii) of the definition of “Defined Benefit Retirement Plan Obligations Amount” that are transferred to the New Pension Plan, to Buyers or to any other recipient designated by Buyers, plus interest accrued on a daily basis at a rate equal to the discount rate specified in Section 8.6(f)(ii) of Schedule 8.6 for the period beginning on the date of calculation and ending on the date of actual transfer.

“United States,” “US” and “U.S.” mean the United States of America (including its territories and possessions).

“Unrelated Intellectual Property” means all Intellectual Property owned by Sellers or licensed to Sellers as of the Closing Date, with the right to grant sublicenses, that is not Transferred Intellectual Property, nor Intellectual Property licensed to Seller Parties pursuant to the Transferred License Agreements, nor Retained Intellectual Property.

“U.S. Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the ERISA (whether or not subject to ERISA) and each other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the U.S. Business of Seller or any ERISA Affiliate, which is now, or was at any time, maintained, sponsored or contributed to by Seller or any ERISA Affiliate, or under which Seller or any ERISA Affiliate has or may have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

“U.S. Business” means the Business as operated in the United States on the Effective Date.

“U.S. GAAP” means accounting principles generally accepted in the United States, as consistently applied.

“U.S. Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 3(37) of ERISA providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the U.S. Business of Seller or any ERISA Affiliate.

“U.S. Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a U.S. Multiemployer Plan) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the U.S. Business of Seller or any ERISA Affiliate with respect to which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or has maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate may incur any liability.

“U.S. Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the U.S. Business of Seller or any ERISA Affiliate with respect to which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate may incur any liability.

“VAT “ means turnover tax within the meaning of (i) Council Directive 2006/112/EC of November 28, 2006, on the common system of value added tax within the European Union or (ii) similar laws on turnover taxes by means of a system of value added tax in countries within or outside the European Union.

“Yen” means the lawful currency of Japan.

“Yen Equivalent” means the amount of Yen into which another currency is converted using the Applicable Exchange Rate.

1.2 Construction. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Annex,” “Appendix,” “Article,” “Exhibit,” “Schedule” and “Section” refer to annexes, appendices, articles, exhibits, schedules and sections of this Agreement (and, for the avoidance of doubt, does not refer to appendices, articles, sections, schedules and exhibits of any Ancillary Agreement). Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar days unless otherwise specified. The use of “primarily” in this Agreement shall be read to mean both primarily related to the Business or Acquired Assets, as applicable, and primarily related to the Business together with the Advalytix Business or the Acquired Assets together with the Advalytix Assets, as applicable. The use of “exclusively” in this Agreement shall be read to mean both exclusively related to the Business or Acquired Assets, as applicable, and exclusively related to the Business together with the Advalytix Business or the Acquired Assets together with the Advalytix Assets, as applicable. Except as otherwise expressly provided herein all references to “Yen” or “¥” refer to the lawful money of Japan. Unless expressly provided otherwise in this Agreement, all calculations requiring the conversion of currency from one denomination to another in connection with this Agreement or an Ancillary Agreement shall be made based on the Applicable Exchange Rate. References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. For purposes of this Agreement, any representation of Sellers that Sellers have “made available” or “provided” (or similar statement) Buyers with any Contract or other document shall be deemed satisfied by Sellers having delivered or provided such Contract or other document to Buyers’ Representatives. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

1.3 Control. In the event of a conflict between this Agreement and any Ancillary Agreement, unless such Ancillary Agreement expressly provides otherwise with reference to this Section 1.3, this Agreement shall control to the extent permitted by applicable Law, and to the extent not so permitted, the applicable Ancillary Agreement shall control.

1.4 Performance of Obligations by Affiliates. Any obligation of a Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller Parent’s sole and exclusive option, either by Seller Parent directly or by any Affiliate or designee of Seller Parent that Seller Parent causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of Buyer Parent under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Buyer Parent’s sole and exclusive option, either by Buyer Parent directly or by any Affiliate or designee of Buyer Parent that Buyer Parent causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “Seller Parent shall,” “Seller Parent agrees to,” “Sellers shall,” a “Seller shall,” “Seller Parties shall,” and a “Seller Party shall,” and any similar variation with respect to any action, also means “Seller Parent shall cause” the particular action to be performed, and the use of the words

“Buyer Parent shall,” “Buyer Parent agrees to,” “Buyers shall,” a “Buyer shall,” and any similar variation with respect to any action, also means “Buyer Parent shall cause” the particular action to be performed, because Seller Parent and Buyer Parent each understand, agree and acknowledge that they are entering into this Agreement on behalf of themselves and certain of their respective Affiliates. Seller Parent guarantees the performance of all actions, agreements and obligations to be performed by any Subsidiaries or Affiliates of Seller Parent under the terms and conditions of this Agreement and any applicable Ancillary Agreement, and Buyer Parent guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of Buyer Parent under the terms and conditions of this Agreement and any applicable Ancillary Agreement, regardless of whether or not Buyer Parent and/or Seller Parent are a party thereto.

ARTICLE II.

PURCHASE AND SALE

2.1 Agreements to Purchase and Sell. Except as otherwise provided in this Agreement, at the Closing, in accordance with this Agreement and pursuant to the terms and conditions of this Agreement and the Local Agreements, as applicable, for the consideration stated herein, Sellers shall grant, sell, transfer, convey, assign and deliver to Buyers, and Buyers shall purchase and accept from Sellers, free and clear of all Liens, all right, title, and interest of Sellers in and to the Transferred Intellectual Property, the Transferred License Agreements and:

(a) all Inventory;

(b) all of Sellers’ rights to the fixed and other tangible personal property used primarily in the Business whether owned or leased by Sellers (collectively, the “Equipment”);

(c) copies of the documents and information placed in the Intralinks virtual data room by Seller Parent for review by Buyer Parent during the negotiation of this Agreement, the index to which is attached hereto as Schedule 2.1(c);

(d) intentionally omitted;

(e) subject to the provisions of Section 2.5, the Contracts to the extent related to the Business or the Acquired Assets (other than the License Agreements), including those Contracts set forth on Schedule 2.1(e)(i), (collectively the “Business Contracts”); provided, however, no Contract shall be deemed assigned by virtue of being on Schedule 2.1(e)(i) to the extent such Contract is no longer in effect or to the extent such Contract is not related to the Business; provided further, that, notwithstanding anything to the contrary, the Business Contracts that are Shared Business Contracts shall be treated as set forth in Section 7.13;

(f) to the extent transferable under applicable Law, all of Seller’s rights, title and interest in the Regulatory Registrations exclusively related to the Business, including those listed in Schedule 2.1(f) to the extent exclusively related to the Business, supported by and including: (i) the original documents under the possession of Sellers evidencing Regulatory Registrations, or if the original is not available, certified copies of the portions thereof related to the Products, in each case to the extent assignable with or without the Consent of the issuing Regulatory Authority; (ii) all related Regulatory Documentation; provided, however, that if any Regulatory Documentation also covers the manufacturing, marketing or sale of other products of Sellers or their Affiliates, Sellers may elect to redact those portions of Regulatory Documentation that pertain to such other products, or deliver certified copies of such materials un-redacted but subject to the confidentiality provisions of this Agreement; and (iii) all of Sellers’ rights with respect to any Regulatory Registrations held in the name of a third party. If an application of a Seller for a Regulatory Registration is pending on the Closing Date and such Regulatory Registration may be assigned under applicable Law once obtained, Buyer Parent may elect, at its sole and exclusive cost, to have such Seller continue with the pending application for such Regulatory Registration, in which event such Seller shall use commercially reasonable efforts to obtain such Regulatory Registration (for the avoidance of doubt, Buyer Parent may not make such election if such Regulatory Registration will not be assignable under applicable Law once obtained by such Seller), or if the pending application for such Regulatory Registration is assignable, to have such Seller assign to a Buyer designated by Buyer Parent any rights that such Seller may have with respect to the pending application for such Regulatory Registration. Sellers shall not be liable to or have any obligation to indemnify Buyers if all or any of the pending applications for Regulatory Registrations are delayed or are not issued for any reason by any Regulatory Authority unless such delay or nonissuance is a direct result of an act or omission by any Seller that constitutes gross negligence or intentional misconduct;

(g) copies of the design history files owned by Sellers or their Affiliates and any of Sellers’ rights with respect to design history files not owned by Sellers or their Affiliates, in each case with respect to the Products; provided, however, that if any design history files also covers the design history files of other products of Sellers or any of their Affiliates, Sellers may elect to redact those portions that pertain to such other products or deliver copies of the design history files un-redacted but subject to the confidentiality provisions of this Agreement;

(h) intentionally omitted;

(i) all management information or information technology systems used primarily in connection with the conduct of the Business that are owned, licensed, leased or otherwise held for use by Sellers or operated on behalf of Sellers, including all computer hardware, Software, and telecommunications systems used primarily in connection with the conduct of the Business, other than the computer hardware, Software or telecommunications systems that constitute a Product or are embedded in or included with any Product (the “MIS Systems”);

(j) all real property, buildings, structures and improvements thereon, whether owned or leased by Sellers or any of Sellers’ Affiliates, together with the fixtures and fittings attached thereto, including manufacturing, distribution and administration facilities of Sellers, in each case as described on Schedule 2.1(j) (the “Real Property”);

(k) all of Seller Parties’ rights to and goodwill with respect to the Products, the Acquired Assets and the Business;

(l) the Target Shares;

(m) all Accounts Receivable;

(n) all Books and Records;

(o) all tangible and intangible assets specifically transferred to a Buyer pursuant to a Local Agreement;

(p) all lease receivables of the Business held by an Affiliate of any Seller, including, the lease receivables of the Business held by Olympus Receivables Financing Company as set forth in Footnote (3) to the Audited Financial Statements; and

(q) the other tangible and intangible assets (other than Intellectual Property) primarily used in the Business.

The assets described in Sections 2.1(a) through and including 2.1(q), together with the Transferred Intellectual Property and the Transferred License Agreements, collectively are referred to herein as the “Acquired Assets.”

2.1A Intellectual Property. (a) At the Closing, in accordance with this Agreement and pursuant to the terms and conditions of the Local Agreements and Transfer Documents, as applicable, for the consideration stated herein, subject to Section 2.5, Sellers shall grant, sell, transfer, convey, assign and deliver to Buyers, and Buyers shall purchase and accept from Sellers, free and clear of all Liens, all right, title, and interest of Sellers in and to (I) the OLRE IP and (II) all Intellectual Property owned or co-owned by Sellers, and, in the case of clause (II), which is either (A) managed by the Diagnostics Systems Division or (B) designed exclusively for use in the Business, which consists of:

(i) the issued patents, utility models and patent applications owned or co-owned by Sellers which are listed on Schedule 2.1A(a)(i), which Schedule 2.1A(a)(i) may be amended from time to time after the Closing Date to add additional patents, utility models or patent applications owned or co-owned by Sellers which become known to Sellers or the Buyers that constitute OLRE IP or are managed by the Diagnostic Systems Division or designed exclusively for use in the Business, according to owner on the Effective Date (the “Patents”), including all revisions, renewals, extensions, reexaminations, provisionals, reissuances, continuations, continuations-in-part, divisionals and patents of addition thereof, and all filings claiming priority to or serving as a basis for priority thereof;

(ii) intentionally omitted;

(iii) the internet domain names, trademarks and service marks, and all applications and registrations for the foregoing, owned or co-owned by Sellers which are listed on Schedule 2.1A(a)(iii) according to owner on the Effective Date, together with all common law rights and the goodwill associated therewith, other than the Olympus Brands (the “Marks”);

(iv) intentionally omitted;

(v) subject to Section 8.2, all rights to trade dress, logos, packaging design and slogans, in each case, to the extent exclusively related to and exclusively used in connection with the Business, together with all common law rights and the goodwill associated therewith;

(vi) all the copyrights in the documents exclusively related to the Business provided pursuant to Section 2.1(c), which shall include all derivative rights therein;

(vii) all copyrights in all design history files described in Section 2.1(g), and all copyrights used exclusively in the Business, which shall include all derivative rights therein, relating to (A) the Manufacturing Instructions, (B) the Technical Information and (C) the Promotional Activities;

(viii) all registered copyrights listed on Schedule 2.1A(a)(viii), which shall include all derivative rights therein;

(ix) all copyrights in both published and unpublished works, including without limitation all compilations, in each case, to the extent exclusively related to and exclusively used in connection with the Business;

(x) all Software including any customized databases and customized computer programs owned or co-owned by Sellers that exists as of the Closing and is exclusively used to conduct the Business, used to operate Equipment or any Product, embedded in or sold in connection with any Product, or used in the manufacture, marketing, sale or repair of Products, manuals and other documentation and all copyrights therein, and all derivatives, translations, adaptations and combinations thereof, in each case, if exclusively related to and used in connection with the Business or the Acquired Assets;

(xi) the Know-How;

(xii) the design rights (ishoken) and design right applications owned or co-owned by Sellers which are listed on Schedule 2.1A(a)(xii) according to owner on the Effective Date (the “Design Rights”);

(xiii) intentionally omitted;

(xiv) all copies and tangible embodiments thereof of each of the foregoing or of any Intellectual Property granted under any Transferred License Agreement (in whatever form or medium); and

(xv) all rights to sue at law or in equity for all Claims or causes of actions arising out of or related to any past, present or future infringement, misappropriation or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom (all of the foregoing in this Section 2.1A(a), together with all Intellectual Property owned or co-owned by or licensed to the Acquired Entities, the Manufacturing Instructions and the Technical Information, the “Transferred Intellectual Property”).

The foregoing notwithstanding, to the extent Transferred Intellectual Property includes any Intellectual Property co-owned by Sellers, Sellers are transferring hereunder only Sellers’ interest in such Intellectual Property subject to Section 2.5.

(b) Except as otherwise provided in this Agreement, at the Closing, in accordance with this Agreement and pursuant to the terms and conditions of the Ancillary Agreements, as applicable, for the consideration stated herein and subject to the provisions of Section 2.5, Sellers shall grant, sell, transfer, convey, assign and deliver to Buyers, and Buyers shall purchase and accept from Sellers, free and clear of all Liens, all right, title and interest in and to the License Agreements granting any Seller any rights to any Intellectual Property or granting any rights to any Intellectual Property by any Seller to another Person, in each case that is exclusively related to the Business or the Acquired Assets and those License Agreements set forth on Schedule 2.1A(b) (collectively, and together with any License Agreements exclusively related to the Business granting any Acquired Entity any rights to any Intellectual Property or granting any rights to any Intellectual Property by any Acquired Entity to another Person, the “Transferred License Agreements”). The foregoing notwithstanding, Sellers are transferring hereunder only the Seller Parties’ interest in the Transferred License Agreements subject to Section 2.5.

(c) From time to time, if and whenever discovered after the Closing, in accordance with this Agreement and pursuant to the terms and conditions of the Transfer Documents and Local Agreements, as applicable, for the consideration stated herein, subject to Section 2.5, Sellers shall grant, sell, transfer, convey, assign and deliver to Buyers, and Buyers shall and accept from Sellers, free and clear of all Liens, all right, title, and interest of Sellers in and to all Intellectual Property (if any) owned or co-owned by or licensed to Sellers that was not included in the Intellectual Property transferred at Closing but constitutes OLRE IP or was managed by the Diagnostic Systems Division or designed exclusively for use in the Business at any time prior to the Closing (“After-Discovered IP”).

2.1B Transfer of Intellectual Property. Sellers shall be solely responsible for preparing and filing all documents necessary to create a clean chain of title in the name of the applicable Seller or in the name of the applicable Acquired Entity for the Transferred Intellectual Property including any documents necessary to change the name of a Seller or an Acquired Entity in the records of any applicable Governmental Authority to reflect such Seller’s or Acquired Entity’s current name if different than appears in such records. Filing fees for all such filings necessary to complete the chain of title in Seller’s or Acquired Entity’s name shall be borne by Sellers. Buyers shall, with the reasonable assistance of Sellers, be responsible for preparing and filing all other IP Transfer Agreements. Filing fees for filing all such other IP Transfer Agreements shall be paid by Buyers; provided, however, that Seller Parent shall reimburse Buyers for one-half of all such filing fees within thirty (30) days of presentation of an invoice for such fees. At any time after the Closing, if a Party discovers or identifies any After-Discovered IP, such Party shall promptly notify the other Party in writing. The Parties shall take all actions reasonably necessary to transfer such After-Discovered IP to Buyers; provided however, that if the consent of a third party is required to effect such transfer Seller Parent and Buyer Parent shall cooperate and shall use commercially reasonable efforts to obtain such consent, and such After-Discovered IP shall be deemed for all purposes of this Agreement to be Transferred Intellectual Property or Transferred License Agreements, as applicable. Sellers shall bear the cost of recording any transfers of recordable After-Discovered IP with an applicable Governmental Authority. The Transferred Intellectual Property and the Transferred License Agreements shall be transferred to Buyers as set forth on Schedule 2.1B.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Sellers shall not, nor shall Sellers cause any of their Affiliates to, sell, transfer or assign, and Buyers and Buyers’ Affiliates shall not, nor shall Buyers or Buyers’ Affiliates have any right to, purchase or otherwise acquire, any right, title or interest in any of the following assets, properties, rights or interests of Sellers or any of Sellers’ Affiliates related to the Business (the “Excluded Assets”):

(a) rights of Sellers and Sellers’ Affiliates arising under this Agreement, the Ancillary Agreements or from the consummation of the Transactions;

(b) the Neoteric Business;

(c) Cash and Time Deposits, including Cash on hand and Cash in transit (except to the extent owned by the Acquired Entities or included in the calculation of Closing Net Business Debt);

(d) books (including corporate minute books), documents, records (including stock records), files and Tax Returns of Sellers or Sellers’ Affiliates as may exist on the Closing Date which: (i) were prepared in connection with or relating to the Transactions, including bids received from other Persons and analyses relating to the Acquired Assets, the Assumed Liabilities or the Business; or (ii) are maintained by Sellers, their Affiliates and/or their Representatives, agents or licensees in connection with their respective Tax, legal, regulatory or reporting requirements (except to the extent related to the Business, in which case, Buyer Parent shall receive a copy of such);

(e) Intellectual Property of any kind of Sellers or any of their Affiliates which is not specifically included in Sections 2.1, 2.1A and 2.1B, including the Olympus Brands, the Retained Intellectual Property and the Unrelated Intellectual Property;

(f) rights to refunds of Taxes paid by or on behalf of a Seller or any of their Affiliates (but not paid by Buyers or any of their Affiliates or any Acquired Entity) for Pre-Closing Tax Periods;

(g) insurance policies and Claims thereunder, except to the extent owned by the Acquired Entities;

(h) the services of any employee of Sellers or any of their Affiliates other than Diagnostics Employees, except as provided in the Transition Services Agreement;

(i) the Bio-Rad Business; and

(j) the Olympus Benefit Plans and their assets, except as otherwise provided in Schedule 8.6.

2.3 Assumed Liabilities. On the Closing Date, in accordance with and pursuant to the terms and conditions of the Local Agreements, Buyers shall assume only the Liabilities of Sellers related or pertaining to the Business and which are specifically identified below in this Section 2.3 (the “Assumed Liabilities”), unless otherwise specifically excluded under Section 2.4:

(a) the Liabilities regarding the Transferred Employees that are assumed by Buyers pursuant to the provisions of Schedule 8.6, including all Liabilities for compensation payable to the Transferred Employees for services performed after the Closing Date, and, subject to the provisions of Section 8.6(f) of Schedule 8.6, all Unfunded Pension Obligations and Redundancy Costs;

(b) all Liabilities under the Business Contracts if and to the extent they accrue after the Closing; provided, however, that Buyers shall have no obligation to perform or pay any Liabilities arising out of or resulting from any breach of or default under any provision of any Business Contract by a Seller Party before the Closing;

(c) Taxes allocated to Buyers pursuant to Section 9.5(d);

(d) intentionally omitted;

(e) all Net Liabilities of the Business to the extent included in Closing Net Assets;

(f) intentionally omitted;

(g) intentionally omitted;

(h) without limiting anything else in this Section 2.3, any and all Liabilities, or Claims involving the Products, the Equipment, the Business Contracts, the Transferred License Agreements or the ownership or use of the Acquired Assets based upon, relating to or arising out of acts, omissions or events occurring after the Closing Date;

(i) all Liabilities relating to the operation of the Business from the Closing (except to the extent resulting from the actions or inactions of Sellers), including the operation of the Business with respect to Buyers’ Regulatory Registrations and the Missing Registrations;

(j) the Net Business Debt to the extent deducted from the Global Purchase Price pursuant to Section 3.3;

(k) the Change of Control Payments to the extent deducted from the Global Purchase Price pursuant to Section 3.3; and

(l) the Transaction Expenses to the extent deducted from the Global Purchase Price pursuant to Section 3.3.

2.4 Excluded Liabilities. Neither Buyers nor any of their Affiliates shall assume, nor shall they become responsible for any Liabilities of the Business or of Sellers or any of Sellers’ Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), which Excluded Liabilities shall include, without limitation, the following:

(a) all Net Liabilities to the extent not included in the Closing Net Assets;

(b) except as allocated to Buyers pursuant to Sections 9.2 and 9.5(d), any Liability for Taxes imposed on Seller Parties with regard to the Products or the Business or the Acquired Assets, including without limitation (i) any Liability of Seller Parties for the Taxes of any other Person (other than Taxes of the Acquired Entities for any Post-Closing Tax Period) by operation of law, as a transferee or successor, by contract, or for any other reason, (ii) any Taxes imposed on Sellers attributable to the German Hive-down or the French Hive-down and (iii) any Taxes attributable to the Seller Parent Spin-Off, to the extent not included in the Closing Net Assets;

(c) any Liabilities relating to the Net Business Debt incurred prior to the Closing Date to the extent not deducted from the Global Purchase Price pursuant to Section 3.3;

(d) any Liabilities relating to the Change of Control Payments (which for the avoidance of doubt shall include any retention payments or stay bonuses to any UK Employee, whenever due and payable, pursuant to any Contract existing prior to the Closing) to the extent not deducted from the Global Purchase Price pursuant to Section 3.3;

(e) any Liabilities relating to the Transaction Expenses to the extent not deducted from the Global Purchase Price pursuant to Section 3.3;

(f) any Liabilities relating to the operation of the Business prior to the Closing, except to the extent included in the Assumed Liabilities;

(g) any Liabilities under or in connection with any Excluded Assets;

(h) any Liabilities specifically excluded pursuant to the terms of a Local Agreement;

(i) any Liabilities for actual or alleged infringement of third party Intellectual Property by the manufacture, making, using, selling, offering for sale or importing of any Products prior to the Closing Date, including the pro rata portion of any damages assessed against the manufacture, making, using, selling offering for sale or importing of any Products prior to the Closing Date, except to the extent taken into account in the determination of Closing Net Assets;

(j) except as otherwise provided in Schedule 8.6, any Liabilities for compensation payable to the Transferred Employees for services performed prior to the Closing Date, including any Liabilities for compensation or payment made to any employee of the Business pursuant to the use of such employee invention in any Products prior to the Closing Date, except to the extent taken into account in the determination of Closing Net Assets;

(k) any Liabilities relating to the Bio-Rad Business;

(l) any Liabilities relating to the Neoteric Business; and

(m) except as otherwise provided in Schedule 8.6, any Liabilities arising in connection with or relating to any Olympus Benefit Plan.

2.5 Procedures for Assignments. (a) Anything in this Agreement to the contrary notwithstanding, neither this Agreement nor any Local Agreement shall constitute an agreement to assign or transfer any Acquired Asset, including without limitation any Contract, Regulatory Registration or Permit or any Claim, right, benefit or obligation thereunder or resulting therefrom, to Buyers, if an assignment or transfer thereof, without the Consent of a Person, would not be effective and/or would constitute a breach or violation thereof and such Consent is not obtained at or prior to the Closing (each, a “Required Consent”). Except as otherwise specifically contained in this Agreement, the Parties acknowledge and agree that Sellers shall bear all ordinary course out-of-pocket costs related to the obtaining of any Required Consents. If Sellers and Buyers are not successful in obtaining a Required Consent at or prior to the Closing, then the Parties agree that on and after the Closing, Sellers and Buyers (a) will use commercially reasonable efforts to obtain such Required Consent and, either directly or by causing one of Sellers’ or Buyers’ Affiliates to, in the name of the relevant Sellers and Buyers, use commercially reasonable efforts (i) to assure that the rights of Buyers under such Acquired Assets shall be preserved and (ii) to facilitate receipt of the consideration and other economic benefits to be received by Buyers in and under every such Contract, Regulatory Registration, Permit and Claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyers and (b) shall not agree to any amendment, supplement, waiver or other modification of any such Contract, Regulatory Registration, Permit and Claim without the prior written Consent of Buyer Parent. Seller Parent and Buyer Parent hereby agree to keep each other reasonably informed of the progress of Sellers’ and Buyers’ efforts to obtain Required Consents and to consult each other in connection therewith. In the event that Regulatory Registrations or Permits required for the distribution of the Products can be held by more than one Person, Buyer Parent undertakes to ensure that Buyers hold at or prior to the Closing all such Regulatory Registrations and Permits.

(b) Without limiting the generality of Section 2.5(a), in the event that a Consent is not obtained from a third party legally required for the sale, assignment or transfer to Buyers of any Acquired Asset, or for the assumption by Buyers of any Assumed Liability, has not been obtained by the Closing Date, then:

(i) such Acquired Asset or Assumed Liability shall not be transferred to Buyers at the Closing (and such lack of transfer shall not be deemed to be a breach of any obligation hereunder by Sellers or Buyers);

(ii) Buyers shall use commercially reasonable efforts to make available and deliver to Sellers all Business related products and services as reasonably required by Sellers, subject to availability on an equal basis with other customers, to fulfill Sellers’ ongoing obligations arising under non-transferred Acquired Assets or Assumed Liabilities;

(iii) Sellers and Buyers shall use their commercially reasonable efforts to enter into an arrangement designed to provide Buyers with the benefit of Sellers’ rights under or pursuant to such Acquired Asset, and/or to provide Sellers with the benefit of the Buyers’ assumption of such Assumed Liability, as the case may be;

(iv) Sellers and Buyers shall cooperate with each other in obtaining any such Required Consent after the Closing; and

(v) upon obtaining all Required Consents for transfer of such Acquired Asset or Assumed Liability (as the case may be), such Acquired Asset or Assumed Liability shall be deemed fully and effectively transferred to or assumed by Buyer as of the receipt of such Consent, and Sellers and Buyer shall each execute, without further consideration, any documents reasonably required to confirm that such Acquired Asset or Assumed Liability has been assigned to and assumed by Buyers.

(c) Buyer Parent acknowledges, on behalf of itself and its Affiliates, that the Seller Parties are parties to a number of Business Contracts with distributors and dealers (the “Distributor Contracts”) and that some or all of such distributors and dealers hold Regulatory Registrations and Permits. The Parties shall use commercially reasonable efforts to transfer to Buyers effective upon the Closing, (i) all Product Registrations and Permits held by third-party distributors and dealers with respect to countries and jurisdictions in which Buyer Parent has an Affiliate and (ii) all Distributor Contracts:

(i) With respect to any Distributor Contract covering any country or jurisdiction where the applicable Product Registrations and Permits cannot be transferred to Buyers directly, Buyers shall use commercially reasonable efforts, with the reasonable assistance of Sellers, to apply and otherwise obtain for Buyers following the Closing the required Product Registrations and Permits covering such countries or jurisdictions.

(ii) With respect to any Distributor Contract to which the third party does not consent to the transfer of such Distributor Contract upon the Closing, then, such Distributor Contract shall not be transferred to Buyers upon the Closing but Sellers shall use their commercially reasonable efforts to provide Buyers with the benefit of Sellers’ rights under or pursuant to such Distributor Contract. Section 2.5(b)(ii) shall apply mutatis mutandis with respect thereto.

(iii) Buyers shall be responsible for all out-of-pocket costs and expenses related to amending any Regulatory Registrations or Permits or applying for new Regulatory Registrations or Permits; provided, however, all such costs related to the Buyers’ obtaining the Regulatory Registrations and Permits for the Products in The People’s Republic of China shall be equally shared by the Parties.

(d) If Buyers are unable to conduct all or part of the Business in a jurisdiction from the Closing because Buyers or their distributors do not hold a Regulatory Registration or Permit required to conduct the Business in such jurisdiction (a “Missing Registration”), and such Missing Registration is held by Sellers or their distributors, then the Parties agree that on and after the Closing:

(i) Buyers will continue to use commercially reasonable efforts to obtain such Missing Registration expeditiously, with the assistance of Sellers as required;

(ii) Sellers and Buyers shall use their commercially reasonable efforts to enter into an arrangement in such jurisdiction designed to: (A) continue the Business in an uninterrupted fashion, (B) provide Buyers with the economic and other benefits of the Business utilizing such Missing Registrations held by Sellers or their distributors, and (C) provide Buyers with the benefits of Buyers’ acquisition of the Business. Such arrangement shall continue until Buyers or their distributors are able to obtain such Missing Registration, provided that Buyers continue to act diligently to obtain such Missing Registration and the failure to obtain such Missing Registration is not attributable to any fault by Buyers. The Parties intend that all Missing Registrations will be obtained by Buyers or their distributors as soon as feasible and shall cooperate toward this goal;

(iii) Sellers shall use commercially reasonable efforts to keep in full force and effect all Missing Registrations until obtained by Buyers or their distributors;

(iv) The obligations of Sellers under this Section 2.5(d) shall expire in a particular country if Buyers’ right to use the Olympus Brands in such country would have expired pursuant to Section 8.2(b).

(e) The sale and transfer of the Business as operated in Hungary shall be handled as set forth in Schedule 2.5(e)

(f) The Parties have agreed to the concepts and principles set forth on Schedule 2.5(f) to resolve certain post-closing issues related to the sale and transfer of the Business.

2.6 Global Purchase Price. The total purchase price for the Acquired Assets is seventy-seven billion four hundred fifty million Yen (¥77,450,000,000) (the “Global Purchase Price”), plus the assumption of the Assumed Liabilities, net of VAT. The Global Purchase Price shall be adjusted in accordance with Section 3.2(b)(ii), 3.3 and 12.7. Statutory VAT, if any, shall be applied as provided in Section 9.2(b).

2.7 Withholding of Taxes. Buyers shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or foreign Tax Law. All amounts so deducted or withheld by any of Buyers shall be timely remitted and reported by the applicable Buyer to the appropriate Governmental Authority. To the extent such amounts are so deducted or withheld and so remitted and reported, such amounts shall be treated for all purposes under this Agreement as having been paid to Sellers. Buyer Parent shall promptly deliver to Seller Parent withholding tax certificates or other written evidence of both the amount and fact of remittance to the appropriate Governmental Authority of all amounts deducted or withheld by any of Buyers hereunder, together with any other documents, instruments or other information reasonably requested by Seller Parent, which are sufficient to support a claim by the applicable Seller for foreign tax credits or deductions under applicable Tax Laws.

2.8 Purchase Price Allocation. (a) Seller Parent and Buyer Parent have agreed to the allocation of the Global Purchase Price as set forth in Schedule 2.8 (the “Allocation Schedule”).

(b) Intentionally Omitted.

(c) Intentionally Omitted.

(d) Intentionally Omitted.

(e) All Tax Returns shall be prepared consistently with such final allocations, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or similar requirement under other applicable Law. The Parties shall make jointly the necessary elections and execute and file, within the prescribed times therefor, the prescribed election forms and any other documents required to give effect to the foregoing and also prepare and file all of their respective Tax Returns in a manner consistent with such elections. The Parties agree to take no action and cause Persons under their control to take no position inconsistent with such final allocation for Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or similar requirement under other applicable Law.

(f) With respect to the allocation of consideration to the acquisition of Target Shares or Acquired Assets from a given Seller, the Parties agree that to the extent possible, the portion of such allocable consideration that consists of stock and the portion that consists of cash will be determined so that each such acquisition is treated as a taxable acquisition for U.S. federal income tax purposes.

ARTICLE III.

CLOSING

3.1 Closing. The closing of the Transactions (the “Closing”) shall take place in accordance with and pursuant to the terms and conditions of this Agreement and the Local Agreements at the offices of Squire, Sanders and Dempsey L.L.P., Gaikokuho Kyodo Jigyo Horitsu Jimusho, Ebisu Prime Square Tower, 16/F, 1-1-39 Hiroo, Shibuya-ku, Tokyo 150-0012, Japan on a Business Day no later than five (5) Business Days following the satisfaction or waiver of all of the conditions set forth in ARTICLE X (other than conditions with respect to actions to be taken at the Closing itself) or at such other times, dates or places as Seller Parent and Buyer Parent may mutually agree (the “Closing Date”); provided, however, Buyer Parent shall not be required to effect the Closing beginning August 10, 2009 through and including September 30, 2009 and Seller Parent shall not be required to effect the Closing except on the first or last Business Day of a calendar month. The Parties aspire that the Closing shall occur on August 3, 2009.

3.2 Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

(a) Sellers’ Actions and Deliveries. In accordance with and pursuant to the terms and conditions of this Agreement and each Local Agreement, Seller Parent shall: (i) transfer and convey, or cause to be transferred and conveyed, to Buyer Parent (and to such Affiliates of Buyer Parent as instructed by Buyer Parent in writing prior to the Closing Date) all of the Acquired Assets free and clear of all Liens pursuant to the Local Agreements (other than those set forth on Schedule 10.1(g)); (ii) execute and deliver, or cause to be executed and delivered, to Buyer Parent (and/or to such Affiliates of Buyer Parent as instructed in writing by Buyer Parent prior to the Closing Date) the Ancillary Agreements that call for a Seller’s signature, to the extent not signed previously; (iii) deliver share certificates representing the Target Shares (other than the outstanding Equity Participations of Olympus Japan Newco), which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers, or, in those jurisdictions where applicable, notarized deeds of transfer reasonably acceptable to Buyer Parent; (iv) a copy certified by a Representative Director of Olympus Japan Newco of the shareholder registry (kabunushi meibo) of Olympus Japan Newco that evidences Seller Parent’s ownership of all shares in Olympus Japan Newco and a written request (meigi kakikae seikyusho) executed by Seller Parent for a change of shareholder registry to reflect transfer of shares in Olympus Japan Newco from Seller Parent to such Affiliates of Buyer Parent as instructed by Buyer Parent in writing prior to the Closing Date, each in the form reasonably acceptable to Buyer Parent; (v) Seller Parent shall file with the applicable Governmental Authority the Japan Spin-Off Agreement and related documents if it has not done so prior to the Closing; and (vi) the relevant Sellers shall file with the competent commercial registers the French Hive-down and the German Hive-down if they have not done so prior to the Closing.

(b) Payment of Closing Payment. Buyer Parent shall pay, or cause to be paid, the Closing Payment to Seller Parent (which Seller Parent shall receive for itself and on behalf of all other Sellers) in either of the following manners, which Buyer Parent may select in its sole discretion:

(i) Minimum Cash Option:

(A)	Payment of forty-seven billion five hundred million Yen (¥47,500,000,000) (the “Minimum Cash Payment”) by a wire transfer of immediately available funds in accordance with written instructions provided by Seller Parent at least five (5) Business Days prior to the Closing Date; plus

(B)

issue and deliver to Seller Parent a stock certificate in the name of Seller Parent (or one Affiliate of Seller Parent as instructed in writing by Seller Parent at least five (5) Business Days prior to the Closing Date) representing a number of Shares, rounded to the nearest whole number of shares (“Unadjusted Shares”), with a Stock Purchase Price of twenty-nine billion nine hundred fifty million Yen (¥29,950,000,000); provided however, that if as a result of the issuance of the Unadjusted Shares to Seller Parent (or its Affiliate, if

applicable), Seller Parent, together with its Affiliates, would own 14.9% or more of Buyer Parent’s outstanding capital stock immediately after the Closing, then Buyer Parent shall instead issue a number of Shares to Seller Parent (or to such Affiliate of Seller Parent as instructed in writing by Seller Parent at least five (5) Business Days prior to the Closing Date) so as to cause Seller Parent, together with its Affiliates, to own less than 14.9% of Buyer Parent’s outstanding capital stock immediately after the Closing (“Adjusted Shares”) and deliver on the Closing Date a stock certificate in the name of Seller Parent representing the Adjusted Shares. In that case, the Minimum Cash Payment shall be increased such that the sum of the Stock Purchase Price of the Adjusted Shares and the Minimum Cash Payment equals the Closing Payment; or

(ii) Additional Cash Option: In lieu of any Unadjusted Shares or Adjusted Shares, as the case may be, Buyer Parent may substitute as payment a wire transfer of immediately available funds equal to 95.1585977% of the Stock Purchase Price of such Unadjusted Shares or Adjusted Shares. The number of such Shares for which Buyer Parent substitutes cash may be determined by Buyer Parent in its sole discretion.

(iii) In no event shall (A) the Cash Purchase Price be less than the Minimum Cash Payment, or (B) the sum of the Stock Purchase Price and the Cash Purchase Price exceed the Closing Payment.

(c) Buyers’ Actions and Deliveries. Buyer Parent shall execute and deliver, or cause to be executed and delivered, to Seller Parent (and/or to such Affiliates of Seller Parent as instructed by Seller Parent in writing to Buyer Parent prior to the Closing Date) the Ancillary Agreements that call for a Buyer’s signature, to the extent not signed prior to the Closing Date.

3.3 Purchase Price Adjustments. (a) Not more than fifteen (15) and not less than ten (10) Business Days prior to the Closing Date, Seller Parent shall deliver to Buyer Parent a statement (the “Transaction Statement”) that contains Seller Parent’s reasonable good faith estimates of (i) the Closing Net Assets (including all of the components thereof) prepared in accordance with the Calculation Principles (the “Estimated Closing Net Assets”), (ii) the Closing Net Business Debt (the “Estimated Closing Net Business Debt”), (iii) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”) and (iv) the Change of Control Payments (the “Estimated Closing Change of Control Payments”):

(b) The Global Purchase Price shall be subject to adjustment at the Closing as follows:

(i) If the Estimated Closing Net Assets is greater than the Reference Amount, the Global Purchase Price shall be increased by such excess.

(ii) If the Estimated Closing Net Assets is less than the Reference Amount, the Global Purchase Price shall be reduced by such deficit.

(iii) The Global Purchase Price shall be reduced by the amount of the Estimated Closing Net Business Debt, if any.

(iv) The Global Purchase Price shall be reduced by the amount of the Estimated Closing Transaction Expenses, if any.

(v) The Global Purchase Price shall be reduced by the amount of the Estimated Closing Change of Control Payments.

The Global Purchase Price, as adjusted pursuant to this Section 3.3(b) and Section 3.2(b)(ii), if applicable, is the “Closing Payment.”

For avoidance of doubt, at such time as any item is included in the calculation or determination of Closing Net Assets, Change of Control Payments, Transaction Expenses or Net Business Debt, such item shall not separately be included in the calculation of any of the other foregoing amounts. Under no circumstances shall either Party be entitled to double recovery under this Agreement.

(c) Within ninety (90) calendar days after the Closing, Buyer Parent shall prepare and deliver to Seller Parent a statement (the “Post-Closing Statement”) of (i) the Closing Net Assets (including all of the components thereof) prepared in accordance with the Calculation Principles, (ii) the Closing Business Debt, (iii) the Closing Transaction Expenses and (iv) the Change of Control Payments.

(d) Seller Parent shall notify Buyer Parent of its acceptance or dispute of any amounts reflected on the Post-Closing Statement, within thirty (30) calendar days after Seller Parent’s receipt of such statement (such 30-day period hereinafter referred to as the “Review Period”). Any such notice of disagreement shall specify, with a reasonably detailed explanation, those items or amounts as to which Seller Parent disagrees (and shall include Seller Parent’s proposed changes to Buyer Parent’s calculation of the Closing Net Assets, Closing Business Debt, Change of Control Payments and Closing Transaction Expenses, as applicable). Seller Parent shall be deemed to have agreed with all items and amounts included in the Post-Closing Statement delivered pursuant to Section 3.3(c) that Seller does not dispute, and Seller Parent or Buyer Parent, as applicable, shall pay within five (5) Business Days of the conclusion of the Review Period the maximum amount, if any, which Buyer Parent and Seller Parent agree would otherwise be owed pursuant to Section 3.3(f), as applicable, upon the final resolution of Closing Net Assets, Closing Business Debt, Change of Control Payments and Closing Transaction Expenses, as applicable (the “Undisputed Amounts”).

(e) In the event of a dispute with respect to the Post-Closing Statement, Buyer Parent and Seller Parent shall negotiate in good faith to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the

Parties. If Buyer Parent and Seller Parent are unable to reach a resolution to such effect within thirty (30) calendar days after Buyer Parent’s receipt of Seller Parent’s written notice of disagreement, Buyer Parent and Seller Parent shall submit the amounts remaining in dispute for resolution to the Accounting Firm. The Accounting Firm shall be directed to, within thirty (30) calendar days after submission of the dispute, determine and report to the parties upon such remaining disputed amounts with respect to the Post-Closing Statement, and such report shall be final, binding and conclusive on the Parties hereto and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The Accounting Firm shall address only those items in dispute. Buyer Parent shall bear and pay a percentage of the fees and disbursements of the Accounting Firm that is equal to the percentage of the total amount of changes proposed to the Post-Closing Statement by Seller Parent that are successful, and Seller Parent shall bear and pay a percentage of the fees an disbursements of the Accounting Firm that is equal to the percentage of the total amount of changes proposed to the Post-Closing Statement by Seller Parent that are not successful, in each case as determined by the Accounting Firm. The Parties, on behalf of themselves and their Affiliates, agree that the procedure set forth in this Section 3.3 for resolving disputes with respect to adjustments of the Global Purchase Price under this Section 3.3 shall be the sole and exclusive method for resolving any such disputes; provided, however, that this provision shall not prohibit either Party from instituting litigation to enforce any ruling of the Accounting Firm resolving any such disputes.

(f) No later than five (5) Business Days after the final resolution of Closing Net Assets, Closing Business Debt, Change of Control Payments and Closing Transaction Expenses, as applicable, in accordance with this Section 3.3, Buyer Parent or Seller Parent, as applicable, shall make the following payments; provided that, such payments shall only be made to the extent that the amounts owed have not otherwise been satisfied by a prior payment, if any, of the Undisputed Amounts pursuant to Section 3.3(d).

(i) If the Closing Net Assets as finally determined in accordance with this Section 3.3 is less than the Estimated Closing Net Assets, Seller Parent shall pay the amount of such shortfall to Buyer Parent.

(ii) If the Closing Net Assets as finally determined in accordance with this Section 3.3 is greater than the Estimated Closing Net Assets, Buyer Parent shall pay the amount of such excess to Seller Parent.

(iii) If the Closing Net Business Debt as finally determined in accordance with this Section 3.3 is less than the Estimated Closing Business Debt, Buyer Parent shall pay the amount of such shortfall to Seller Parent.

(iv) If the Closing Net Business Debt as finally determined in accordance with this Section 3.3 is greater than the Estimated Closing Business Debt, Seller Parent shall pay the amount of such excess to Buyer Parent.

(v) If the Closing Transaction Expenses as finally determined in accordance with this Section 3.3 are less than the Estimated Closing Transaction Expenses, Buyer Parent shall pay the amount of such shortfall to Seller Parent.

(vi) If the Closing Transaction Expenses as finally determined in accordance with this Section 3.3 are greater than the Estimated Closing Transaction Expenses, Seller Parent shall pay the amount of such excess to Buyer Parent.

(vii) If the Change of Control Payments as finally determined in accordance with this Section 3.3 are less than the Estimated Closing Change of Control Payments, Buyer Parent shall pay the amount of such shortfall to Seller Parent.

(viii) If the Change of Control Payments as finally determined in accordance with this Section 3.3 are greater than the Estimated Closing Change of Control Payments, Seller Parent shall pay the amount of such excess to Buyer Parent.

(g) Any payment to be made as a result of an adjustment to the Global Purchase Price pursuant to this Section 3.3 shall be paid by wire transfer of immediately available funds, together with interest thereon for the period commencing on the Closing Date through the date on which such payment is made calculated at the Prime Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on a per diem basis.

3.4 Intercompany Accounts. Seller Parent shall cause each intercompany account, other than with respect to accounts relating to the trade of goods or services in the Ordinary Course of Business to the extent treated as current receivables or current liabilities for purposes of the calculation of Closing Net Assets, existing between the Business (including an Acquired Entity) and Sellers or any Sellers’ Affiliates, to be eliminated prior to the Closing; provided, however, that no such action shall create any Liability for the Business, any Buyer or any Acquired Entity.

3.5 Related Party Agreements. Schedule 3.5 sets forth how each Related Party Agreement shall be treated.

ARTICLE IV.

INTENTIONALLY OMITTED

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Sellers’ disclosure schedules to be attached hereto (the “Sellers’ Disclosure Schedules”) (each of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and other representations and warranties to the extent that a matter is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent), Seller Parent, on its behalf and, to the extent applicable, on behalf of each other Seller, represents and warrants to Buyer Parent that the statements contained in this ARTICLE V are correct and complete as of the date hereof and as of the Closing Date (or as of such other date indicated in the applicable Section hereof).

5.1 Organization. Each Seller and Acquired Entity is an entity organized and validly existing and in good standing (to the extent such concept is recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation or formation, and is duly qualified to transact business in all jurisdictions where the nature of its business or properties makes such qualification necessary, except as to jurisdictions where the failure to qualify would not, individually or in the aggregate, reasonably be expected to be material to the Business. Each Seller and Acquired Entity has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on the Business as now being conducted by such Seller or Acquired Entity.

5.2 Due Authorization. (a) Seller Parent has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements, to the extent it will be a party thereto, and the consummation of the transactions contemplated hereby and thereby and the execution and delivery of this Agreement and the Ancillary Agreements to the extent it will be a party thereto, and the performance of all of its obligations hereunder and thereunder have been duly authorized by Seller Parent. The signing, delivery and performance by Seller Parent of this Agreement and the Ancillary Agreements is not prohibited or limited by, and shall not result in a material breach of or a material default under, any provision of the Organizational Documents of Seller Parent, or of any material Contract binding on Seller Parent, or of any applicable Order, and shall not result in any Lien on any of the Acquired Assets (other than as may result from the action of the Buyers). This Agreement has been duly executed and delivered by Seller Parent, and the Ancillary Agreements will, at the Closing, be duly executed and delivered by Seller Parent to the extent Seller Parent is party thereto, and this Agreement constitutes, and when executed and delivered by Seller Parent, to the extent Seller Parent is party thereto, the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller Parent enforceable against Seller Parent in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally. Seller Parent has on behalf of each Seller the power and authority to make the representations and warranties and enter into the covenants contained herein.

(b) Each Seller Party has all necessary corporate power and authority to execute, deliver and perform its obligations under the Ancillary Agreements(s) to which it is a party, and the execution and delivery of such agreement(s) and the performance of all of its obligations thereunder will prior to the Closing have been duly authorized by each such Seller Party. The signing, delivery and performance by each Seller Party of the Ancillary Agreement(s) to which it is a party are not prohibited or limited by, and shall not result in a material breach of or a material default under, any provision of the Organizational Documents of such Seller Party, or of any material Contract binding on such Seller Party, or of any applicable Order, and shall not result in any Lien on any of the Acquired Assets (other than as may result from the action of the Buyers). The Ancillary Agreements, upon their delivery at or prior to Closing, will have been duly executed and delivered by each Seller Party that is a party thereto and constitute the legal, valid and binding obligation of each Seller Party that is a party thereto, enforceable against each such Seller Party in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally.

5.3 Organizational Documents and Corporate Records. By the Closing Date, Sellers will have delivered to Buyer Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws and other charter and organizational documents (including Olympus Germany Newco’s current commercial register excerpt) of each Acquired Entity, including all amendments thereto (with respect to each Acquired Entity, such Acquired Entity’s “Organizational Documents”) and Internal Regulations; (b) the stock or other equity records of each Acquired Entity (including for Olympus Germany Newco, all lists of shareholders submitted to the commercial register since its foundation); and (c) the minutes, resolutions and other records of the meetings at which formal actions were taken or any actions taken by written consent without a meeting of the stockholders or members, as applicable, of each Acquired Entity, the board of directors or similar governing body of each Acquired Entity and all committees of the board of directors or similar governing body of each Acquired Entity, it being understood and agreed that such minutes and other records may not include all matters discussed at such meeting or relate to all meetings at which no formal action was taken. The stock or other equity records of the Acquired Entity are accurate, up-to-date and complete in all material respects. Schedule 5.3 lists all Internal Regulations of each Acquired Entity (including, if applicable, any rules of procedure for the managing directors of Olympus Germany Newco) currently in effect, and true and complete copies thereof have been delivered to Buyer Parent prior to the date hereof.

5.4 Title to and Sufficiency of Acquired Assets. Sellers or the Acquired Entities collectively own, are in possession of, and have good, valid and, to the extent such concept is recognized in the jurisdiction where the Acquired Assets are located, marketable title to all of the Acquired Assets. At the Closing, such marketable title shall be free and clear of all Liens (other than as may result from the action of the Buyers). The Acquired Assets, together with the Intellectual Property licensed to Buyers under the Cross-License Agreement, constitutes all of the assets, properties and rights owned, leased or licensed by Sellers or the Acquired Entities necessary to conduct the Business in all material respects as currently conducted, immediately after the Closing Date without interruption in the Ordinary Course of Business, other than (a) the Excluded Assets as described in Section 2.2 (except for purposes of this Section 5.4 only, not the Retained Intellectual Property listed in Section 2.2(e)) and (b) as provided on Schedule 5.4. The tangible Acquired Assets are in good operating condition and working order, taking age and normal use into account. There has been no termination of, or to Seller Parent’s Knowledge, threat to terminate, the right of a Seller Party to use or possess any of the Acquired Assets, whether tangible or intangible. No events have occurred indicating significant difficulties with or unusually high expenses for future service to and maintenance of any material Acquired Assets during their normal working life. Except with respect to (i) Acquired Assets or any right, benefit or obligation thereunder or resulting therefrom for which a Required Consent is not obtained at or prior to the Closing and (ii) the Excluded Assets, upon execution and delivery by Sellers of this Agreement and the Ancillary Agreements, Buyers will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Liens (other than as may result from the action of the Buyers). Except with respect to Acquired Assets or any right, benefit or obligation thereunder or resulting therefrom for which a Required Consent is not obtained at or prior to the Closing, as of the Closing, the Acquired Entities have good, valid and to the extent such concept in recognized in the jurisdiction where the Acquired Entities are located, marketable title to all of the Acquired Assets held by them.

5.5 Capitalization and Subsidiaries. (a) Schedule 5.5(a) sets forth a true, accurate and complete list of the authorized Equity Participations of each Acquired Entity, the issued and outstanding Equity Participations of each Acquired Entity and the legal ownership thereof. All of the Target Shares are validly issued, fully paid and nonassessable and free and clear of any and all Liens. Upon transfer of the Target Shares to the applicable Buyer at the Closing, Buyers shall own all outstanding Equity Participations of each Acquired Entity.

(b) Each Seller has the full right to sell, convey, transfer, assign and deliver the Target Shares owned by it to the applicable Buyer and, upon the Closing, such Buyer will have good and valid title to all such Target Shares, free and clear of all Liens (other than as may result from the action of the Buyers). Other than the Target Shares, there are (i) no Equity Participations in any Acquired Entity issued or outstanding, (ii) no Contracts with respect to the issuance, sale or transfer of Equity Participations by any Acquired Entity, (iii) no Contracts with respect to the voting of any capital stock of any Acquired Entity, (iv) no preemptive rights, rights of participation, rights of maintenance or any similar rights with respect to Equity Participations in any Acquired Entity and (v) no Contracts with respect to the voting or registration of, or restricting any Person from, purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Equity Participations in any Acquired Entity.

(c) None of the Acquired Entities have any Subsidiaries and none of the Acquired Entities own any Equity Participations in any Person.

5.6 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller Parties, as applicable, does not and will not:

(a) (i) violate, in any material respect, any material Law, Regulatory Registration, Governmental Approval, Permit (which for purposes of this Section 5.6 shall not include any Consent with respect to the assignment or transfer of any Business Contract) or Order applicable to any of Seller Parties or (ii) result in the creation of any Lien on any of the Acquired Assets; and

(b) except as set forth in Schedule 5.6(b) and except with respect to the specific right of a third-party to a Business Contract that is a Governmental Authority in Spain, Italy or France to terminate such Business Contract pursuant to Laws under which such Business Contract was granted to the applicable Seller (i) result, in any material respect, in the violation or breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or material loss of any benefit) under any of the terms, conditions or provisions of any Business Contract, or (ii) result in or give any Person any additional material right or entitlement (including any preemptive right, right of first refusal, right of first offer or similar right) under any of the terms, conditions or provisions of any Business Contract.

5.7 Intellectual Property. Except as set forth in Schedule 5.7:

(a) The Transferred Intellectual Property and the Intellectual Property licensed to Seller Parties pursuant to the Transferred License Agreements to be transferred at Closing will include all of the Intellectual Property owned or co-owned by the Seller Parties on the Closing Date which is OLRE IP or managed by the Diagnostic Systems Division or designed exclusively for use in the Business on the Closing Date. Together, the Transferred Intellectual Property, the Intellectual Property licensed to Seller Parties pursuant to the Transferred License Agreements and the Retained Intellectual Property which Sellers will license to Buyers pursuant to the Cross-License Agreement constitute all of the material Intellectual Property of Seller Parties that is used in the Business or was under substantive evaluation or review by the Diagnostics System Division or OLRE for the continued operation of the Business as demonstrated by contemporaneous documentation prepared by the Diagnostics System Division or OLRE in the ordinary course of their conduct of research and development activities at any time prior to the Closing Date.

(b) Other than the Transferred Intellectual Property that is co-owned with another Person and that is listed in Schedule 5.7(b) (the “Co-Owned Intellectual Property”) and the Intellectual Property that is licensed to the Seller Parties pursuant to the Transferred License Agreements, the Seller Parties are the sole owner of all right, title and interest in and to the Transferred Intellectual Property. Schedule 5.7(b) identifies each other owner of the Co-Owned Intellectual Property and describes the extent and nature of such co-ownership. No Governmental Authority or university or college funding or facilities were used in the development of the Transferred Intellectual Property, and none of the foregoing entities has any reserved or retained rights to any of the Transferred Intellectual Property. Seller Parties are the beneficial and record owners or co-owners of recordable Transferred Intellectual Property in the countries identified in Schedule 2.1A(a)(i), Schedule 2.1A(a)(iii), Schedule 2.1A(a)(viii) and Schedule 2.1A(a)(xii), respectively, such that such legal ownership has been recorded, or a recordation filing has been made, with the appropriate Governmental Authority. All filing, issue, registration, renewal, maintenance or other official registry fees for the registered Transferred Intellectual Property identified in Schedule 2.1A(a)(i), Schedule 2.1A(a)(iii), Schedule 2.1A(a)(viii) and Schedule 2.1A(a)(xii) due as of the Effective Date or as of the Closing have been paid.

(c) To Seller Parent’s Knowledge, the issued patents listed on Schedule 2.1A(a)(i), the registered trademarks and services marks listed on Schedule 2.1A(a)(iii), the registered copyrights listed on Schedule 2.1A(a)(viii), and the issued Design Rights listed on Schedule 2.1A(a)(xii) are valid and enforceable. Seller Parties have not taken any action which would render invalid or unenforceable any of the Transferred Intellectual Property.

(d) To Seller Parent’s Knowledge, no Proceedings are currently pending and Seller Parties have not, since April 1, 2005 (April 1, 2003 for written notices or Claims relating to patents), received any written notice or written Claim by any Person alleging that (i) any Product, any act by Seller Parties related thereto or the use thereof, or the Business, infringes on (or in the past infringed on) any Intellectual Property right of any Person or constitutes a misappropriation of (or in the past constituted a misappropriation of) any confidential information, know-how or trade secret of any Person; or (ii) any of issued patents listed on Schedule 2.1A(a)(i), domain names, registered trademarks and services marks listed on Schedule 2.1A(a)(iii), registered copyrights listed on Schedule 2.1A(a)(viii), or the issued Design Rights listed on Schedule 2.1A(a)(xii) are invalid or unenforceable. To Seller Parent’s Knowledge,

(i) the Products, any act by Seller Parties related thereto or the use thereof, or the Business, do not infringe on (or in the past infringed on) any Intellectual Property right of any Person or constitute a misappropriation of (or in the past constituted a misappropriation of) any trade secret of any Person.

(e) To the Seller Parent’s Knowledge, the Reagents, together with any reagents supplied to Seller Parties by third-party suppliers, represent all of the reagents incorporated in any of the Products or used in the performance of any assay used in/for any Product.

(f) To Seller Parent’s Knowledge, (i) there is no, nor has there been any, infringement by any Person of any of the rights of any Seller Party in or to the Patents, the Marks, the registered copyrights listed on Schedule 2.1A(a)(viii), or the issued Design Rights listed on Schedule 2.1A(a)(xii) and (ii) there is no, nor has there been any, misappropriation by any Person of any of the Know-How.

(g) Schedule 2.1A(b) sets forth a true and complete list of all Transferred License Agreements (other than licenses for Commercially Available Software). Other than the Business Contracts listed on Schedule 2.1(e)(i), the Transferred License Agreements listed on Schedule 2.1A(b) and any licenses for Commercially Available Software and other than non-disclosure or confidentiality agreements, there are no Contracts (1) relating to the research, development, ownership or use of any Transferred Intellectual Property and (2) Contracts under which Seller Parties are paying a license fee or royalty, sharing profits, or otherwise compensating or accounting to any other Person for the use of any Transferred Intellectual Property in connection with the making, using, selling, offering to sell or importing any Product or the conduct of the Business.

(h) Except with respect to (i) the Transferred License Agreements, (ii) arrangements between and among the various Seller Parties and arrangements with third parties for consulting, development, manufacturing, external testing, clinical trials and marketing trials that in each case will terminate on or before the Closing Date or be expressly assumed by Buyers pursuant to this Agreement, (iii) co-owned Intellectual Property, and (iv) licenses in the Ordinary Course of Business in connection with the sale or other disposition of Products, no Seller Party has granted orally or in writing any rights, License Agreements options or other interests in or to any Patent, Mark, Licensed Patent, Licensed Mark, the Manufacturing Instructions, the Technical Information, other material Transferred Intellectual Property, the Transferred License Agreements or Design Rights or any design history files (but only to the extent that any of the Design Rights or any design history files is primarily related to the Products).

(i) Except with respect to Commercially Available Software, each Seller Party owns and possesses all right, title and interest in and to, or otherwise has a license to use, all Software used in the Business as currently conducted as of the Effective Date by such Seller Party.

(j) Each Seller Party has taken reasonable measures to safeguard the confidentiality and value of all Transferred Intellectual

Property comprising trade secrets or other confidential information, including taking reasonable measures to obtain from each relevant employee and contractor a proprietary information, confidentiality, and assignment agreement, in such Seller Party’s standard form. To Seller Parent’s Knowledge, there has been no disclosure by any Seller Party or its Representatives of any of its confidential information or trade secrets other than pursuant to commercially reasonable agreements of confidentiality.

(k) Each Seller Party has taken reasonable measures to ensure compliance with all applicable Laws, including the German Employee’s Inventions Act (Arbeitnehmererfindungsgesetz) and Article 35 of the Japanese Patent Law (collectively, the “Inventor Laws”) pertaining to claiming and compensating employees for any invention, whether the subject of a Patent or Licensed Patent, used for the manufacture or making of Products, or embodying Products. Each Seller Party also has taken all reasonable measures (i) to ensure that any employee for which an invention has been claimed pursuant to the Inventor Laws is appraised of the assignment or transfer of the same to Buyer and has sought and obtained any necessary consents for the same and (ii) to comply with the German Employee’s Inventions Act in case that (a) a patent application is not pursued, (b) a patent is not maintained, or (c) protective rights in jurisdictions outside Germany are not applied for.

(l) To Seller Parent’s Knowledge, the Seller Parties own or possess sufficient rights in or to each item of Retained Intellectual Property to grant to Buyers the rights granted in the Cross-License Agreement.

(m) None of the Software sold by Seller Parties as a Product or installed or embedded in any Product, other than Commercially Available Software and Software embedded in or used with Products manufactured by third parties that are resold without material modification by Seller Parties (collectively, “Product Software”) includes, incorporates, or relies upon the use of any Open Source Software or component that is subject to license rights typically or customarily referred to as “open source.” All of the Product Software that is owned by Seller Parties has been: (i) conceived and developed by employees of Seller Parties within the scope of their employment; (ii) conceived and developed by independent contractors who have assigned at least the rights to use, copy, distribute, sell, modify and make derivative works in and to the Product Software to Seller Parties; or (iii) otherwise acquired by Seller Parties from a third party who assigned at least their rights to use, copy, distribute, sell, modify and make derivative works in and to the Product Software to Seller Parties. All such Product Software conforms, in all material respects, with the specifications set forth in any specification, end-user documentation or other material provided to customers and potential customers of the Business. To Seller Parent’s Knowledge, the Product Software does not contain any computer code designed to disrupt, disable or harm in any manner the normal operation of any Software or hardware.

5.8 Inventory. (a) Schedule 5.8(a) contains a true, accurate and complete list of all Inventory in existence as of December 31, 2008 with a value (on a per item basis) in excess of one million Yen (¥1,000,000) as prepared in accordance with each Seller Party’s standard inventory management reporting practices and procedures as in effect on the Effective Date (the “Inventory Schedule”).

(b) All Inventory included in the Inventory Schedule was, and all Inventory in existence as of the Closing Date shall be, saleable in the Ordinary Course of Business and, with respect to any Inventory manufactured by a Seller Party or their Affiliates, shall have been, manufactured in all material respects in accordance with each Seller Party’s standard operating procedures for the manufacture of the Products, as applicable, as the same were in effect at the time of the manufacture thereof (the “Standard Operating Procedures”). The Standard Operating Procedures complied in all material respects with all applicable Laws relating to the manufacture of the Products comprising the Inventory for sale to Buyer Parent, including good manufacturing practices and other applicable requirements of applicable Governmental Authorities, as the same were in effect at the time of the manufacture thereof.

(c) Seller Parties have performed their respective standard quality assurance, testing (including representative stability testing) and release procedures on all Inventory manufactured by a Seller Party or their Affiliates and included in the Inventory Schedule in all material respects in accordance with each such Seller Party’s global quality systems (the “Quality and Testing Procedures”). Seller Parties have made available to Buyer Parent true, accurate and complete copies of Seller Parties’ standard disposition packages (which includes executed lot documents) for all lots of Inventory included in the Inventory Schedule. Each standard disposition package made available to Buyer Parent on or prior to the Effective Date accurately reflects in all material respects the results of Seller Parties’ quality assurance review of the Inventory to which it relates. The Quality and Testing Procedures comply in all material respects with all applicable Laws relating to the testing and release of the Products comprising the Inventory manufactured by a Seller Party or their Affiliates and included in the Inventory Schedule. All Inventory manufactured by a Seller Party or their Affiliates and included in the Inventory Schedule has satisfied the release criteria under the Quality and Testing Procedures related thereto.

(d) From the Effective Date until the Closing Date, Sellers shall make available to Buyer Parent true, accurate and complete copies of the Sellers’ standard disposition packages (which, will include executed lot documents) for all lots of Inventory produced between the date of the Inventory Schedule and the Closing Date within ten (10) Business Days after the latter to occur of (i) the completion of Sellers’ standard review process and (ii) the Effective Date. Each of Sellers’ standard disposition packages made available to Buyer Parent after the Effective Date and prior to the Closing accurately reflects in all material respects the results of Sellers’ quality assurance review of the Inventory to which it relates.

5.9 Litigation. (a) There are no Proceedings pending or, to Seller Parent’s Knowledge, threatened in writing against, relating to or affecting the Business or any of the Acquired Assets or the Assumed Liabilities. To Seller Parent’s Knowledge, there is no fact or circumstance that, either alone, or together with other facts and circumstances, could reasonably be expected to give rise to any Claim against, relating to or affecting the Business, any of the Acquired Assets, the Acquired Entities or the Assumed Liabilities.

(b) There are no Proceedings pending or threatened in writing against or affecting Seller Parties at law or in equity, or before or by any Governmental Authority, that seek to enjoin, restrain or otherwise prohibit Seller Parties’ performance under this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

(c) No Acquired Entity has threatened or initiated the commencement of any Proceeding against any other Person.

5.10 Contracts. (a) All of the following Business Contracts are listed on Schedule 5.10(a) (together with the Transferred License Agreements, the “Material Contracts”):

(i) any Business Contract, except those Business Contracts described in Section 5.10(a)(xi), relating to the provision of services involving future payments in excess of two million five hundred thousand Yen (¥2,500,000) per annum or five million Yen (¥5,000,000) in the aggregate;

(ii) any employment or consulting agreement or separate severance or change in control agreement (exclusive of generally applicable severance policies) with any Diagnostics Employee who was entitled to receive annual compensation of more than ten million Yen (¥10,000,000) during the 2008 calendar year or is projected to receive annual compensation of more than ten million Yen (¥10,000,000) during the 2009 calendar year;

(iii) any powers of attorney, standing proxies, or similar documents, instruments or agreements which are binding on any Acquired Entity or any Acquired Entity’s directors;

(iv) any Business Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) in excess of fifty million Yen (¥50,000,000), individually or in the aggregate, or related to any sale lease back financing or similar arrangement;

(v) any material joint venture, partnership, limited liability company, stockholders agreement, voting agreement or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing) pertaining to the Business or the Acquired Assets;

(vi) any Business Contract or series of related Business Contracts relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise) (for purposes of this Section 5.10(a)(vi), “material” means “material to the Business”);

(vii) any Contract that limits the freedom of any Seller Party to compete in the Business or with any Person or in any area or that would so limit the freedom of Buyers after the Closing with respect to the Business as currently conducted as of the Effective Date;

(viii) any Business Contract or series of related Business Contracts for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for aggregate payments over the remaining term of such agreement or related agreements of fifty million Yen (¥50,000,000) or more;

(ix) any Contract relating to any interest rate, derivatives or hedging transaction relevant to the Business;

(x) any Contract granting any Person a right of first refusal, preemptive right, option, right of first offer, repurchase right, or any other similar right to acquire an Equity Participation from an Acquired Entity in connection with or as a result of the Transactions;

(xi) any Contract with any Customers and Distributors who accounted for one percent (1%) or more of the sales of the Products for the 2008 Fiscal Year based on gross revenues;

(xii) any Contract with any Suppliers to whom during the 2008 Fiscal Year any Seller Party made payments aggregating fifty million Yen (¥50,000,000) or more;

(xiii) any exclusive distribution, branding, marketing, license or other exclusivity arrangement with respect to the Business; or

(xiv) any Business Contract involving potential obligations of any Person in excess of ten million Yen (¥10,000,000) over the remaining term of such Business Contract, under which (i) any Person has directly or indirectly guaranteed any Liabilities of the Business or (ii) any Seller or Acquired Entity has directly or indirectly guaranteed any Liabilities of any other Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business) relevant to the Business.

(b) Schedule 5.10(b) lists all Material Contracts, Transferred License Agreements and other Business Contracts meeting the criteria set forth on Schedule 5.10(b) for which Consent is required to effect the assignment or transfer thereof.

(c) Schedule 5.10(c) contains a true and complete list of each Shared Business Contract that is a written Contract and is:

(i) with any third-party distributor of the Products;

(ii) with any third-party supplier of any of the following: (A) parts or components used in the Products to the extent such parts or components cannot be readily obtained by Buyer Parent from another third-party, (B) Reagents, and (C) products manufactured or supplied by a third-party and resold in the Business;

(iii) with a customer of the Business; or

(iv) a Material Contract.

(d) Seller Parent has delivered or made available to Buyer Parent true, complete and accurate copies of each Business Contract and Transferred License Agreement (and to the extent not in writing, summaries of such Business Contracts and Transferred License Agreements). Each Material Contract is valid and in full force and effect in accordance with its respective terms. No Seller Party or any other party to any Material Contract has given written notice of termination or non-renewal of any Material Contract currently in effect. No Seller Party or, to Seller Parent’s Knowledge, any other party, is in breach, violation or default in any material respect under any Material Contract and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or material breach of any of the provisions of any Material Contract, (ii) give any party to a Material Contract the right to accelerate the maturity or performance of any Material Contract, or (iii) give any party to a Material Contract the right to cancel, terminate or materially modify any Material Contract.

5.11 Labor and Employment Matters. (a) Each Seller and each Acquired Entity is not (i) a party to any collective bargaining agreement in respect of any Diagnostic Employees, (ii) subject to any legal duty to bargain with any trade union on behalf of any of the Diagnostics Employees, or (iii) to Seller Parent’s Knowledge, the object of any attempt to organize any of the Diagnostics Employees for collective bargaining purposes or presently operating under an expired collective bargaining agreement. As of the current time and within the 24 months immediately preceding the Effective Date, Seller Parties, in respect of the Business, are not and have not been a party to or subject to any strike, work stoppage, organizing attempt, picketing, boycott or similar activity.

(b) Schedule 5.11(b) is a true, complete and accurate list of all Diagnostics Employees, their current employer, department, title and employment status (e.g., contract, permanent or seconded), as of the dates indicated therein. There are no other Persons (such as employees of Sellers, whether with contracts that are in force or suspended (e.g., due to maternity leave, leave of absence, etc.) or employees of third parties or self-employed workers) providing services to Seller Parties who are deemed Diagnostics Employees. Since September 30, 2008, Seller Parties have not transferred or moved any employee of Sellers or their Affiliates into or out of the Business other than in the Ordinary Course of Business.

(c) To Seller Parent’s Knowledge, all the information set forth in Schedule 5.11(b) relating to the Diagnostics Employees is true, complete and accurate in all material aspects contained therein.

(d) No Seller Party has received since April 1, 2006, any written notice of any violation of any applicable labor Law, regulation, ordinance or collective agreement which would reasonably be expected to have a Material Adverse Effect.

(e) Since April 1, 2006 (i) the operation of the Business has not experienced any strike, work stoppage or other concerted action by employees due to labor disagreement, (ii) there is not pending nor threatened in writing before any Governmental Authority any complaint or charge of any violation of labor Laws with respect to Diagnostics Employees, and (iii) there is no strike, dispute, or work stoppage pending or threatened in writing against the operation of the Business.

(f) There is no employer of any UK and Ireland Employee that is not a Seller. Other than the UK and Ireland Employees, there are no persons employed or otherwise engaged in the Business in the UK or Ireland respectively or who could claim that they should transfer to the Buyers pursuant to TUPE.

(g) Each employer of UK Employees and Irish Employees has up to the Closing Date maintained true and accurate records regarding the service of each UK Employee and Irish Employee (including, in the UK, in terms of the National Minimum Wage Act of 1998 and in Ireland, the Terms of Employment (Information/Acts 1994 and 2001 and the Organisation of Working Time Act of 1997) and full disciplinary records and will deliver these records to the Buyer or to such Persons as the Buyer may direct, at the Closing Date.

(h) All UK Employees and Irish Employees, employed in the UK, have leave to enter and remain in the United Kingdom and are entitled to work in the United Kingdom in terms of the Immigration, Asylum and Nationality Act 2007 and all UK Employees and Irish Employees employed in Ireland have the requisite authority to work in Ireland.

(i) During the twelve (12) -month period prior to the Closing, no Seller has been party to any relevant transfer as defined in TUPE (a “Relevant Transfer”). No UK Employee or Irish Employee has transferred to his employer under a Relevant Transfer who at any time before the Relevant Transfer: (i) was a member of an occupational pension scheme; or (ii) was a member of a scheme providing an interest in or option over shares where that scheme has not been materially replicated by his employer

5.12 Employee Benefits. (a) Schedule 5.12(a) contains a true, complete and accurate list of each Olympus Benefit Plan relating to the Business or by which any Diagnostics Employees is covered.

(b) Seller Parent has delivered or made available to Buyer Parent true, complete and accurate copies of each Olympus Benefit Plan set forth in Schedule 5.12(a), including written descriptions thereof which have been distributed to Diagnostics Employees, all annuity contracts or other funding instruments relating thereto, and a description complete in all material respects of all such Olympus Benefit Plans which are not in writing.

(c) As of the Effective Date, there are no pending, threatened or anticipated claims or litigation or court Order, outstanding, relating to or seeking benefits under any Olympus Benefit Plan set forth in Schedule 5.12(a) by, or on behalf of, or against Seller, any ERISA Affiliate or any Olympus Benefit Plan, or otherwise involving any such material Olympus Benefit Plan (other than routine Claims for benefits) set forth in Schedule 5.12(a).

(d) Neither Seller nor any ERISA Affiliate has announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Olympus Benefit Plan set forth in Schedule 5.12(a) or adopt any arrangement or program which, once established, would come within the definition of an Olympus Benefit Plan.

(e) Each Non-U.S. Benefit Plan (i) if intended to qualify for special tax treatment, meets all requirements for such treatment; (ii) is funded and has been fully accrued for on the Business Financial Statements in accordance with applicable Laws, and the requirements for the establishment of the Business Financial Statements and, following their preparation, the Audited Financial Statements; and (iii) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities. There are not in existence, nor has any proposal been announced or commitment given or promise made to establish, any retirement, death or disability benefit scheme for the benefit of any Irish Employee nor is any Seller under any obligation to or in respect of any Irish Employee with regard to retirement, death or disability benefits pursuant to which a Seller is or may become liable to make payments. Sellers have duly complied with any obligations imposed on them under Part X of the Pensions Act 1990 in Ireland.

(f) With regard to each U.S. Benefit Plan and except as set forth on Schedule 5.12(f):

(i) No U.S. Benefit Plan is a U.S. Multiemployer Plan or other U.S. Pension Plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither Seller nor any ERISA Affiliate has sponsored, maintained, participated in, contributed to, or has been required to participate in or contribute to a U.S. Multiemployer Plan or other U.S. Pension Plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code.

(ii) No amount that will be received (whether in Cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) or by any of the ancillary agreements, by any shareholder, employee, officer, director or other service provider of any Seller who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could reasonably be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(iii) Except as required by applicable Law, no U.S. Welfare Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. Each U.S. Welfare Plan which covers or has covered employees or former employees of Seller and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

(iv) Neither Seller nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any U.S. Welfare Plan.

(v) None of the assets of any Seller or any ERISA Affiliate is, or could reasonably be expected to become, the subject of any Lien arising under ERISA or the Code. There are no Liens arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any U.S. Benefit Plan or arising in connection with any excise tax or penalty tax with respect to any U.S. Benefit Plan. No event has occurred and, to Seller Parent’s Knowledge, there exists no condition or set of circumstances in connection with which Buyer could be subject to any Liability under the terms of, or with respect to, any U.S. Benefit Plan, or under ERISA, the Code or any other applicable Law with respect to such U.S. Benefit Plan.

(vi) Each U.S. Benefit Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable Laws, including, without limitation, ERISA and the Code.

(vii) Seller and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each U.S. Benefit Plan and applicable Law or required to be paid as expenses under such U.S. Benefit Plan, and Seller and its ERISA Affiliates shall continue to do so through the Closing Date.

(viii) Each U.S. Benefit Plan that is intended to qualify under Section 401(a) and/or Section 401(k), Section 401(m), or Section 4975(e)(7) of the Code has either (A) received a favorable determination letter from the IRS as to its qualified status, or (B) may rely upon a favorable prototype opinion letter from the U.S. Internal Revenue Service, and each trust established in connection with any U.S. Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Seller Parent’s Knowledge, no fact or event has occurred that is reasonably likely to adversely affect the qualified status of any such U.S. Benefit Plan or the exempt status of any such trust.

(g) Except as set forth on Schedule 5.12(g), neither the execution and delivery of this Agreement or Ancillary Agreements by Seller Parties nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any Olympus Benefit Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any U.S. Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

(h) No Seller is or has ever been the employer or connected or associated with the employer (as these terms are used in the UK Pensions Act 2004) in relation to a UK defined benefit pension plan. Schedule 5.12(h) contains a list of the contribution payable to the UK GPPP by or on behalf of the UK Employees. Each Seller complies and has at all times complied with any duty to facilitate access to a stakeholder pension arrangement under Section 3 of the Welfare Reform and Pensions Act 1999.

(i) With the exception of the Olympus Life Science Research Europa GmbH Retirement and Death Benefits Scheme (the “Irish Pension Scheme”) and the Olympus Diagnostica GmbH Income Protection Plan (the “Irish PHI Scheme”), and the UK GPPP there is not in existence nor has any proposal been announced or commitment given or promise made to establish any retirement benefit scheme for or in respect of any Irish Employee employed in Ireland. To Seller Parent’s Knowledge, the Irish Pension Scheme has at all times complied with and been duly administered in accordance with all applicable legislation, regulations and requirements and

Sellers have duly complied with all its obligations under the Pensions Act, 1990 (as amended) in relation to the provision of pension arrangements to Irish Employees. The Irish Pension Scheme has been approved by the Revenue Commissioners for the purposes of Chapter 1 of Part 30 of the Taxes Consolidation Act, 1997 and to Seller Parent’s Knowledge there is no matter or circumstance which might prejudice such approval.

5.13 Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller Parties or under the authority of Seller Parties is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions other than Credit Suisse Securities (Japan) Limited, the fees and expenses of which shall be the sole responsibility of Seller Parent.

5.14 Trade Practices. None of Seller Parties, and (to Seller Parent’s Knowledge) no employee of Seller Parties, have (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA or any similar Law, (iii) taken any action that would constitute a violation of the FCPA or any similar Law or (iv) violated any applicable Laws pertaining to the export or import of technical data, restrictive trade practices or boycotts.

5.15 Regulatory Registrations; Compliance with Laws. (a) All existing Regulatory Registrations used in the Business as of the date hereof (except CE markings of conformity, including underlying certifications, registrations and/or declarations, to the extent related to the Regulatory Registrations held by third-party distributors) are set forth on Schedule 2.1(f) except as otherwise indicated thereon, including identification of those Regulatory Registrations requiring Consent to the transfer or assignment to Buyers. There are no Proceedings (i) pending against any Seller or, to Seller Parent’s Knowledge, against any third-party distributor or dealer holding a Regulatory Registration, or (ii) to Seller Parent’s Knowledge, threatened in writing which would reasonably be expected to result in the revocation, cancellation or suspension of any Regulatory Registrations. Seller Parties own, or through a third-party distributor or dealer have the beneficial use of, the Regulatory Registrations.

(b) Seller Parties are in compliance in all material respects with all Laws, including all Laws applicable to the manufacturing, ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, labeling, handling and/or testing of the Products. No Seller Party has received any notice from a Regulatory Authority alleging that any of the Products or the ownership, manufacturing, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, labeling, handling and/or testing thereof is in violation of any applicable Law, or that any such violation, if any, has not been remedied, in each case except to the extent that such violation has been remedied or that such violation has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) Seller Parties hold, or through third-party distributors or dealers have the beneficial use of, all Permits and Regulatory

Registrations that are required for the conduct of the Business as now being conducted and (x) subject to Section 2.5, all such Permits and Regulatory Registrations are and, if and to the extent freely transferable by Sellers to the Acquired Entities or Buyers, will be immediately after the Closing, valid and in full force and effect; (y) no Proceedings are (i) pending against any Seller or, to Seller Parent’s Knowledge, against any third-party distributor or dealer holding a Regulatory Registration, or (ii) to Seller Parent’s Knowledge, threatened in writing, to revoke or modify in any material respect any such Permit or Regulatory Registrations, and (z) Seller Parties are not, and to Seller Parent’s Knowledge no third-party distributor or dealer is, in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, any such Permit or Regulatory Registration. As of the Closing, the Acquired Entities in France and Germany will hold, if and to the extent freely transferable by Sellers to such Acquired Entities, or through third-party distributors or dealers have the beneficial use of, if and to the extent such distributors or dealers have provided Required Consents with respect thereto, all material Permits and Regulatory Registrations that are required for the conduct of the Business as it is being conducted in France and Germany, as applicable, and such Permits and Regulatory Registrations are valid and in full force and effect. As of the Closing, the Acquired Entities in Japan will hold all material Permits and Regulatory Registrations that are required for the conduct of the Business as it is being conducted by the Seller Parties in Japan and such Permits and Regulatory Registrations will be valid and in full force and effect.

(d) Except as expressly set forth in this Agreement, Sellers make no representation or warranty with respect to (x) the transferability to any Buyer Party of any Permit or Regulatory Registration or (y) the effect of the Closing on any Permit or Regulatory Registration.

5.16 Insurance. Schedule 5.16 contains an accurate and complete list of, all material policies of insurance maintained as of the date hereof by or for the benefit of Seller Parties with respect to the Business or the Diagnostics Employees. To Seller Parent’s Knowledge, there is no Claim by or with respect to any Seller Party pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under such policies have been timely paid, and Seller Parties have otherwise complied fully with the terms and conditions of such policies. Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since April 1, 2006 and remain in full force and effect until the Closing Date. To Seller Parent’s Knowledge, there is no written threat to terminate any of such policies.

5.17 Environmental Matters. Except as disclosed in Schedule 5.17:

(a) Seller Parties, in respect of the Business and the Acquired Assets (including the Real Property), are and have been in material compliance with all Environmental Laws, including possession of, and the compliance with, all Environmental Permits that are required for the conduct of the Business as now being conducted;

(b) to Seller Parent’s Knowledge, Seller Parties have not released Hazardous Materials at or from any of the Business properties in material violation of Environmental Laws in connection with their operation of the Business;

(c) Seller Parties have not received any Environmental Claim in writing relating to the Business, and to Seller Parent’s Knowledge, there are no Environmental Claims threatened in writing against the Business or the Real Property;

(d) Seller Parties have delivered or otherwise made available to Buyers, true, complete and correct copies of all material environmental reports, studies, assessments, audits, sampling data, correspondence alleging any violation of Environmental Laws by Seller Parties and other Environmental Claims asserted against Sellers in their possession relating to the Acquired Assets, the Real Property and the Business;

(e) to Seller Parent’s Knowledge, no Person with an indemnity or contribution obligation to Seller Parties relating to compliance with or Liability under Environmental Law is in material default with respect to any such material obligation relating to the Business or the Real Property; and

(f) no Environmental Claims have been asserted against Seller Parties regarding any site to which the Seller Parties have transported or arranged for the transport of Hazardous Materials.

5.18 Financial Statements; Financial Information; No Undisclosed Liabilities. (a) The unaudited balance sheets related to the Business as of September 30, 2008, the unaudited income statements related to the Business for the 2006, 2007 and 2008 Fiscal Years, the unaudited balance sheet related to the Business as of December 31, 2008 and as of February 28, 2009 and the unaudited income statement related to the Business for the nine months ended December 31, 2008, all set forth in Schedule 5.18(a) (collectively, the “Financial Statements”), were prepared in accordance with Applicable Accounting Standards and fairly and accurately present in all material respects the results of operations and financial positions of the Business as a whole as of the respective dates of and for the periods referred to in the Financial Statements. Following their preparation, the Audited Financial Statements and the Stub Financial Statements (collectively with the Financial Statements, the “Business Financial Statements”) were prepared in accordance with Applicable Accounting Standards and fairly and accurately present in all material respects the results of operations and financial positions of the Business as a whole and the Advalytix Business, on a consolidated basis, as of the respective dates of and for the periods referred to in the Audited Financial Statements and the Stub Financial Statements, respectively. The financial projections prepared by Sellers for the twelve (12) months ending March 31, 2009 were prepared in good faith on reasonable assumptions at the time prepared.

(b) The Assumed Liabilities do not include any material Liabilities required to be reflected in the Business Financial Statements in accordance with Applicable Accounting Standards, but which are not so reflected, except for Liabilities set forth in Schedule 5.18(b). Except as set forth in Schedule 5.18(b), there are no off-balance sheet arrangements with respect to the Business.

(c) Sellers have devised and maintained systems of internal accounting controls with respect to the Business reasonably believed to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with the Applicable Accounting Standards and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The Inventory consists only of items or quality and quantity commercially usable and salable in the Ordinary Course of Business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves shall be provided and reflected on the Business Financial Statements, and the present quality and quantity of all Inventory is reasonable in the present circumstances of the Business.

(e) All Accounts Receivable included in the Acquired Assets that have been discounted or factored and for which any Seller Party owes any reimbursement obligation in the event that such Accounts Receivable are not collected in full, have arisen from bona fide transactions in the Ordinary Course of Business and, to Seller Parent’s Knowledge, are collectible in accordance with normal trade practice, net of any reserves for uncollectible accounts reflected in the Books and Records. Such Accounts Receivable represent bona fide Claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof, and all of the goods delivered and services performed which gave rise to such Accounts Receivable were delivered or performed substantially in accordance with applicable orders, Contracts or customer requirements. There are no offsets or credits which may be applied against such Accounts Receivable, other than as reflected in the Business Financial Statements.

5.19 Absence of Certain Changes. Since September 30, 2008, except as disclosed in Schedule 5.19, there has not been:

(a) a Material Adverse Effect or any occurrence or event which, individually or in the aggregate, would be reasonably expected to result in a Material Adverse Effect;

(b) any termination, material amendment or waiver of, or any agreement or commitment to terminate, materially amend or waive any material right of any Seller relating to the Business, the Acquired Assets or the Assumed Liabilities other than in the Ordinary Course of Business;

(c) any amendment to any of the Acquired Entities’ Organizational Documents or Internal Regulations, and no Acquired Entity has been effected or been a party to (other than as a stockholder) any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(d) any material change in accounting methods, including any change in depreciation or amortization policies or rates, other than as required by Applicable Accounting Standards.

(e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the Acquired Assets or other assets or properties used in the Business other than in the Ordinary Course of Business;

(f) any sale, shipment or other disposition of Products to Customers or Distributors other than in the Ordinary Course of Business;

(g) any material increase in discounts or redemptions in connection with the sale, shipment or other disposition of Products to Customers or Distributors other than in the Ordinary Course of Business;

(h) any other material transaction entered into by a Seller Party relating to the Business other than transactions in the Ordinary Course of Business;

(i) any repurchase or return of Products from Customers or Distributors other than in the Ordinary Course of Business;

(j) any material increase or written notice to a Seller Party thereof in the cost of key raw materials used in the manufacturing of Products;

(k) any adoption, amendment in any material respect, modification in any material respect or termination of any Contract with a Diagnostics Employee;

(l) any incurrence of any Liability that constitutes an Assumed Liability that is in excess of fifty million Yen (¥50,000,000), individually or in the aggregate, other than in the Ordinary Course of Business;

(m) any discharge or satisfaction of any material Lien affecting any of the Acquired Assets, or payment of any material Liabilities that are Assumed Liabilities, or failure to pay, discharge or otherwise satisfy when due any Liabilities that are Assumed Liabilities;

(n) other than in the Ordinary Course of Business, any entry into or adoption of any employment, severance, or change in control agreement, any Olympus Benefit Plan (other than ordinary course at-will employment arrangements), or modified in any material respect the terms of any existing such contract, plan or agreement, including, without limitation, any increase in compensation or fringe benefits, payment of bonuses, granting or increase in severance or termination pay or otherwise any change in the terms of employment or service for any of the Diagnostics Employees;

(o) any establishment of any union of Diagnostics Employees or entry by a Seller into any union or collective bargaining agreement;

(p) any failure to take commercially reasonable actions necessary to maintain the Acquired Assets, or any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting any of the Acquired Assets, except for ordinary wear and tear and dispositions of Inventory in the Ordinary Course of Business;

(q) entered into, modified, amended or terminated any Material Contract or waived, released, assigned or failed to exercise or pursue any material rights or Claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued would reasonably be expected to (i) adversely affect in any material respect the Business, (ii) impair in any material respect the ability of Seller Parties to perform their obligations under this Agreement or (iii) prevent or materially delay the consummation of the Transactions; or

(r) any new or change in any Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, change in any annual Tax accounting period, adoption or change in any method of Tax accounting, filing of any amended Tax Return, entrance into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender of any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, in each case relating to the Acquired Entities or otherwise to the Business, Products or Acquired Assets; or

(s) any agreement of a Seller Party that would result in any of the actions or events, or require a Seller Party to take any of the actions, specified in clauses (a) through (r) of this Section 5.19.

5.20 Product Liability and Warranty Matters. Except as disclosed on Schedule 5.20, there are no existing or, to Seller Parent’s Knowledge, threatened in writing product Liability, warranty, failure to adequately warn or any other similar Claims against a Seller Party relating to the Business or the Products, except such Claims that, individually or in the aggregate, would not reasonably be expected to be material to the Business. To Seller Parent’s Knowledge, except with respect to any Product for which a Regulatory Registration was subsequently granted in the jurisdiction of such Governmental Authority, there are no written statements, citations, correspondence or decisions by any Governmental Authority stating that any of the Products is materially unsafe or materially fails to meet any product warranty or other quality standards promulgated by any such Governmental Authority. There have been no written notices of recall served on a Seller Party by any Governmental Authority with respect to a Product. To Seller Parent’s Knowledge, there is no (a) fact relating to the Products that is reasonably likely to impose upon a Seller Party a duty to recall a Product or a duty to warn customers of a defect in a Product, or (b) material Liability for returns with respect to any Products. Since January 1, 2006, the manufacturing operations of the Business have been and are being conducted in all material respects in compliance with applicable current good manufacturing practices and the Products have been manufactured in accordance with Seller Parties’ specifications.

5.21 Customers, Distributors and Suppliers. Schedule 5.21 sets forth a true and complete list, broken down by jurisdiction in which the Business operates, of all customers or distributors (including dealers and agents) of Seller Parties (whether pursuant to a commission, royalty or other arrangement) who accounted for one hundred million Yen (¥100,000,000) or more of the sales of the Products for the 2008 Fiscal Year (collectively, the “Customers and Distributors”). Schedule 5.21 also sets forth a true and complete list, broken down by Seller Party, of all third-party suppliers to Seller Parties with respect to the Products to whom during the 2008

Fiscal Year Seller Parties made payments aggregating fifty million Yen (¥50,000,000) or more (the “Suppliers”). To Seller Parent’s Knowledge, except as set forth on Schedule 5.21, no Customer and Distributor or Supplier has canceled or otherwise terminated its relationship with a Seller Party, or has during the twelve (12) months prior to the Closing Date materially decreased its services, supplies or materials to Seller Parties, taken as a whole, or its usage or purchase of the services or Products of the Business, nor has any Customer and Distributor or Supplier listed on Schedule 5.21 provided written notice to a Seller Party of its intention to do any of the foregoing.

5.22 Real Property. (a) Schedule 5.22(a) includes an accurate and complete list of all Real Property owned by any Seller Party (the “Owned Real Property”), including the address of such Owned Real Property. The Seller Parties own good, valid and marketable title to all of such Owned Real Property, free and clear of all Liens. Upon completion of the Closing, Buyers or the applicable Acquired Entity shall own good, valid and marketable title to all of such Owned Real Property, free and clear of all Liens (other than (i) as may result from the action of the Buyers or (ii) in jurisdictions in which applicable Law requires application or other governmental filing by the Parties for the transfer of Owned Real Property on the relevant land register).

(b) Schedule 5.22(b) includes an accurate and complete list of all leases, subleases and assignments covering the Real Property (the “Real Property Leases”), including the parties to each such Real Property Lease and the addresses of the Real Property (the “Leased Real Property”) subject to such Real Property Lease. True, correct and complete copies of all Real Property Leases have been provided or made available to Buyers. All of the Real Property Leases are in full force and effect, and there is not, under any of such Real Property Leases, any existing material default or event of material default (or event which, with notice or lapse of time, or both, would constitute a material default) by any Seller Party or, to Seller Parent’s Knowledge, by the other party to such Real Property Leases, except as would not have a material impact on the Business. No Seller Party has entered into any sublease or similar Contract granting any Person the right to occupy or use (or the option to exercise the right to occupy or use) all or any portion of such Leased Real Property.

5.23 Consents and Governmental Approvals. Assuming the truth and accuracy of the representations and warranties made by Buyer Parent in Section 6.3, and except for the filing of a Notification and Report Form regarding the Transactions as required by the HSR Act (an “HSR Filing”) with each of the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), a filing if required under the EC Merger Regulation (an “EC Filing”) with the European Commission (“EC”), any filings required to be made under any other foreign antitrust, competition or similar Laws (“Foreign Antitrust Laws”) and such filings, authorizations or approvals as may be set forth on Schedule 5.23, no Consent of any Governmental Authority is required for Sellers to consummate the Transactions.

5.24 Taxes. (a) Each Seller (to the extent related to the Business, Products or the Acquired Assets) and each Acquired Entity has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed by it. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by each Seller (to the extent related to the Business, Products or the Acquired Assets) and each Acquired Entity (whether or not shown on any Tax Returns) have been paid by it. None of the Sellers (to the extent related to the Business, Products or the Acquired Assets) and none of the Acquired Entities is currently the beneficiary of any extension of time within which to file any Tax Return, nor has any such extension been requested in writing. No claim in writing has been received since April 1, 2002 from a Governmental Authority in a jurisdiction where any Seller (to the extent related to the Business, Products or the Acquired Assets) or any Acquired Entity does not file Tax Returns that such Seller or Acquired Entity is or may be subject to taxation by that jurisdiction.

(b) The unpaid Taxes of each Seller (to the extent related to the Business, Products or the Acquired Assets) and each Acquired Entity did not, as of the date of the most recent Business Financial Statement of such Seller or Acquired Entity, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) contained in the most recent Business Financial Statement of such Seller or Acquired Entity. Since the date of its most recent Business Financial Statement, none of Sellers (to the extent related to the Business, Products or the Acquired Assets) and none of the Acquired Entities have incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes of any Seller (to the extent related to the Business, Products or the Acquired Assets) or any Acquired Entity have been claimed, proposed or assessed by any Governmental Authority in writing against any Seller or Acquired Entity. There are no pending or, to Seller Parent’s Knowledge, threatened in writing audits, assessments or other actions for or relating to any liability in respect of Taxes of any Seller (to the extent related to the Business, Products or the Acquired Assets) or any Acquired Entity. There are no matters under discussion by any Seller or Acquired Entity with any Governmental Authority with respect to Taxes that are reasonably likely to result in an additional Liability for Taxes with respect to such Seller (to the extent related to the Business, Products or the Acquired Assets) or Acquired Entity. Sellers and the Acquired Entities have delivered or made available to Buyer complete and accurate copies of all Tax Returns OME and Mishima for all taxable years remaining open under the applicable statute of limitations, including for the most recent taxable year, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by OME or Mishima since March 31, 2007. None of Sellers (to the extent related to the Business, Products or the Acquired Assets) and none of the Acquired Entities (nor their respective predecessors) is subject to a currently effective waiver of any statute of limitations in respect of Taxes or currently effective agreement to any extension of time with respect to a Tax assessment or deficiency, nor has any Seller or Acquired Entity received any written request for any such extension or waiver from a Governmental Authority with respect to any taxable year remaining open under the applicable statute of limitations. None of Sellers and none of the Acquired Entities has a currently effective power of attorney with respect to any Taxes on file with any Governmental Authority.

(d) There are no Liens for Taxes on any of the Acquired Assets or any assets of the Acquired Entities.

(e) There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Acquired Entities.

(f) None of the Acquired Entities has Liability for any Taxes of any Person (other than itself and its respective predecessor) by operation of Law, as a transferee or successor, by contract, or for any other reason. None of the Acquired Entities has ever been a member of any consolidated, combined, affiliated, aggregate or unitary group of Persons for any Tax Return filing purpose, except for any such group of which the parent company is the current parent company of an Acquired Entity.

(g) Sellers (to the extent related to the Business, Products or the Acquired Assets) and the Acquired Entities have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by them to any employee, independent contractor, creditor, stockholder or other third party.

(h) The Acquired Entities have not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§ 1.6011-4(b)(2) or 301.6111-2(b)(2).

(i) The U.S. Sellers (to the extent related to the Acquired Assets to be transferred hereunder by such Sellers) (i) have not made an election, and are not required, to treat any of such Acquired Assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) have not acquired and do not own any such Acquired Assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; and (iii) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable United States state or local Tax provision.

(j) None of the Acquired Entities (nor any of their respective predecessors) (i) has or has had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that would subject it to United States federal, state or local income Tax; (ii) is or was a passive foreign investment company within the meaning of Section 1297 of the Code, and (iii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or are treated as a U.S. corporation under Section 7874(b) of the Code; or (iv) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a).

(k) The prices and material terms for the provision or purchase of any property or services between or among any of Sellers (to the extent related to the Business, Products or the Acquired Assets) or any of the Acquired Entities comply in all material respects with the arm’s length or comparable standard under applicable transfer pricing Laws, and all material related documentation required by such transfer pricing Laws has been timely prepared or obtained and, if necessary, retained for the period of time required by such transfer pricing Laws.

(l) Intentionally Omitted.

(m) Intentionally Omitted.

(n) The Acquired Entities have never filed an entity classification election Form 8832 under Section 7701 of the Code.

(o) The Acquired Entities have never made an election under Section 897(i) of the Code and have never been a U.S. real property holding company within the meaning of Section 897 of the Code. None of the Acquired Assets being sold by any non-U.S. entity constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code.

(p) Prior to the Closing Date the Acquired Entities have not made any dividend distributions, disclosed or undisclosed, and no shareholders’ resolutions on any dividend distribution have been adopted.

(q) Sellers (to the extent related to the Business, Products or the Acquired Assets) and the Acquired Entities have complied in all material respects with record-keeping and document retention requirement imposed by applicable Laws relating to Taxes.

(r) No material transaction carried out by any Sellers (to the extent related to the Business, Products or the Acquired Assets) or Acquired Entities could reasonably be questioned by any Governmental Authority on the grounds that the Seller (to the extent related to the Business, Products or the Acquired Assets) or Acquired Entity concerned has carried out such transaction for the sole purpose of avoiding or reducing its Tax liability (to the extent such sole purpose is improper under applicable Tax Laws) and Sellers (to the extent related to the Business, Products or the Acquired Assets) and Acquired Entities have carried out their material transactions in furtherance of their respective bona fide business purposes and objectives.

5.25 German and French Hive-downs. The Acquired Assets transferred to Olympus Germany Newco and Olympus France Newco in connection with the German Hive-down and the French Hive-down have been transferred in accordance with applicable Laws and Applicable Accounting Standards. No application for (i) book value roll-over (Buchwertfortfürung/régime de sursis d’imposition) or (ii) a partial transfer of hidden reserves has been or will be filed.

5.26 Related Party Transactions. Schedule 5.26 contains a true and complete list of the current Business Contracts and Transferred License Agreements (collectively “Related Party Agreements”) between any Seller (or any Affiliate of a Seller) or Acquired Entity and either: (i) any other Seller Party, or any employee (except with respect to remuneration for services as an employee or in connection with an Olympus Benefit Plan), shareholder, officer (except with respect to remuneration for services as an officer or in connection with an Olympus Benefit Plan) or director (except with respect to remuneration for services as a director or in connection with an Olympus Benefit Plan) thereof, or (ii) any employee (except with respect to remuneration for services as an employee or in connection with an Olympus Benefit Plan), shareholder, officer (except with respect to remuneration for services as an officer or in connection with an Olympus Benefit Plan), or director (except with respect to remuneration for services as an director or in connection with an Olympus Benefit Plan) of such Seller (or any Affiliate of a Seller) or Acquired Entity, or any member of their immediate family (the counterparties referred to in the foregoing clauses (i) and (ii) are collectively referred to herein as the “Related Parties”).

(a) Except for the Related Party Agreements set forth on Schedule 5.26:

(i) since January 1, 2006, no Seller Party has, with respect to the Business, purchased, licensed or leased or otherwise acquired any property or assets or obtained any services from, or sold, licensed, leased or otherwise disposed of any property or assets or provided any services to a Related Party;

(ii) no Related Party owns or holds, directly or indirectly, in whole or in part, any property or rights (tangible or intangible) that is used or intended to be used in the conduct of the Business;

(iii) no Related Party owns, holds or is subject to (directly or indirectly) any material debt or other material obligation of Seller (as such related to the Business) or Acquired Entity, except with respect to remuneration for services as an employee, officer or director;

(iv) no Related Party is owed any previously declared dividends by any Acquired Entity;

(v) no Related Party has any overdue claim or cause of action against any Acquired Entity;

(vi) no Related Party owes any amount to any Acquired Entity; or

(vii) no Related Party is a party to any Contract with any Acquired Entity, except for the Division Agreement (Spaltungsvertrag) with regard to the German Hive-down, the Contribution Agreement with regard to the French Hive-down, and as contemplated by the Japan Spin-Off Agreement.

(b) Each Related Party Agreement shall be treated as set forth on Schedule 3.5.

5.27 Disclosure. To Seller Parent’s Knowledge, neither this Agreement, nor the Seller Disclosure Schedules, nor any certificate executed and delivered by Sellers at Closing, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.28 Investor Representations. (a) Neither Seller Parent nor, to Seller Parent’s Knowledge, its Affiliates currently has any direct or indirect beneficial ownership, or other right to vote or control the voting powers, of any Shares.

(b) Seller Parent is an “accredited investor” (as defined in Rule 501 promulgated by the SEC under the Securities Act).

(c) The Shares are being acquired for investment, not for resale, without any intention of or view toward or for participating, directly or indirectly, in a distribution of the Shares or any portion thereof.

(d) Seller Parent has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of acquiring the Shares and of making an informed investment decision and has the capacity to protect its own interest.

(e) Seller Parent acknowledges:

(i) that, because they have not been registered under the Securities Act or any state securities Laws, the Shares issued pursuant to Section 3.2(b), if any, must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available;

(ii) that it is familiar with the provisions of Rule 144 promulgated under the Securities Act and the resale limitation imposed thereby and by the Securities Act; and

(iii) that the stock certificate representing the Shares issued pursuant to Section 3.2(b), if any, may bear one or all of the following legends:

(A) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(B) Any legend required by the securities Laws of any state to the extent such Laws are applicable to the Shares.

5.29 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT, SELLER PARENT MAKES NO REPRESENTATION OR WARRANTY AS TO THE BUSINESS, THE ACQUIRED ASSETS OR THE PRODUCTS, AND BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE V, SELLERS ARE SELLING AND CONVEYING THE BUSINESS, THE ACQUIRED ASSETS AND THE PRODUCTS ON AN “AS IS, WHERE IS” BASIS, WITHOUT RECOURSE AND WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER IMPLIED OR EXPRESS WARRANTIES WHATSOEVER.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF BUYER PARENT

Buyer Parent, on its behalf and, to the extent applicable, on behalf of each other Buyer, represents and warrants to Seller Parent as of the Effective Date and as of the Closing Date (or as of such other date indicated):

6.1 Organization. Each Buyer is an entity duly organized and validly existing and in good standing (to the extent such concept is recognized in the applicable jurisdiction) under the Laws of the jurisdiction of their incorporation or formation, and is duly qualified to transact business in such jurisdiction. Each Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted by such Buyer.

6.2 Due Authorization. (a) Buyer Parent has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by Buyer Parent. Without limiting the foregoing, Buyer Parent has obtained all corporate approvals required under applicable Laws and applicable rules of the national securities exchange on which Buyers’ Common Stock is listed to issue the Shares in accordance with Section 3.2(b) except any approval by Buyer Parent’s stockholders required by such national securities exchange in connection therewith. The signing, delivery and performance by Buyer Parent of this Agreement is not prohibited or limited by, and shall not result in a breach of or a default under, any provision of the Organizational Documents of Buyer Parent, or of any material Contract binding on Buyer Parent, or of any applicable Order. This Agreement has been duly executed and delivered by Buyer Parent, and (assuming due authorization, execution and delivery by each other Party thereto) this Agreement constitutes, and when executed and delivered by Buyer Parent, will constitute, legal, valid and binding obligations of Buyer Parent enforceable against Buyer Parent in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally.

(b) Each Buyer has all necessary corporate power and authority to execute, deliver and perform its obligations under the Ancillary Agreements to which it is a party, and the execution and delivery of such agreements and the performance of all of its obligations thereunder will and the consummation of the transactions contemplated thereunder, prior to the Closing, have been duly authorized by each such Buyer. The signing, delivery and performance by each Buyer of the Ancillary Agreement to which it is a party are not prohibited or limited by, and shall not result in a breach of or a default under, any provision of the Organizational Documents of such Buyer, or of any material Contract binding on such Buyer, or of any applicable Order. The Ancillary Agreements, upon their delivery at or prior to Closing, will have been duly executed and delivered by each Buyer that is a party thereto and constitute the legal, valid and binding obligation of each Buyer that is a party thereto, enforceable against each such Buyer in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally.

6.3 Consents. Except for the filing of an HSR Filing with each of the FTC and the Antitrust Division and any filings required to be made under any Foreign Antitrust Laws, and such filings, authorizations or approvals as may be set forth on Schedule 6.3, no Consent of any Person is required for Buyers to consummate the Transactions.

6.4 Litigation. There are no Proceedings pending or threatened in writing against or affecting Buyers at Law or in equity, or before or by any Governmental Authority that seek to enjoin, restrain or otherwise prohibit Buyers’ performance under this Agreement or any of the Local Agreements or the consummation of the Transactions contemplated hereby or thereby.

6.5 Brokers, Etc. Except for Morgan Stanley, no broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or Buyer’s Affiliates is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

6.6 Compliance with Laws. Buyers are in compliance with all applicable Laws, except where any such failure to comply would not reasonably be expected to result in a material adverse effect on the assets and liabilities (taken together), operating results or operations of Buyers, taken as a whole, and are not in violation of, and have not received any written notices of violation with respect to, any Law, with respect to the conduct, ownership or operation of their respective businesses which, individually or in aggregate, would reasonably be expected to result in a material adverse effect on the assets and liabilities (taken together), operating results or operations of Buyers taken as a whole.

6.7 SEC Filings. Buyer Parent’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 and 2008, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2008 under the Securities Act, or under the Exchange Act, in the form filed (collectively, the “SEC Filings”) with the SEC as of the date filed, (a) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such SEC Filing (including the related notes and schedules) fairly presented in all material respects Buyer Parent’s financial position and that of its Subsidiaries as of the date of such statement, and each of the consolidated balance sheets, consolidated statements of earnings, consolidated statements of stockholders’ equity and comprehensive income, and consolidated statements of cash flows or equivalent statements in such SEC Filings (including any related notes and schedules thereto) fairly and accurately presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Buyer

Parent and its subsidiaries for the periods to which those statements relate, in each case in accordance with U.S. GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

6.8 Validity of the Shares. The Shares, when issued, sold, and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly and validly issued, fully paid and non-assessable, and free from any Liens other than those created by Seller Parent or imposed by applicable state and federal securities Laws and other than restrictions on transfer to which the Shares are subject. Assuming the accuracy of the representations and warranties of Seller Parent in Section 5.27, the Shares will be issued in compliance with all applicable securities Laws and applicable rules of the national securities exchange on which Buyer Parent’s common stock is listed.

ARTICLE VII.

PRE-CLOSING COVENANTS

7.1 Conduct of the Business Prior to the Closing. (a) Unless Buyer Parent or any other Buyer agrees otherwise in writing, or except as expressly contemplated by this Agreement, from and after the Effective Date until the earlier of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Section 11.1, Seller Parties shall (A) conduct the operations of the Business in the Ordinary Course of Business and in compliance with all applicable Laws, (B) use commercially reasonable efforts to maintain and preserve intact the Business in all material respects, (C) use commercially reasonable efforts to maintain in all material respects the ordinary and customary relationships of the Business with its Customers and Distributors and Suppliers with a view toward preserving for Buyers after the Closing Date the Business, the quality of the Products, the Acquired Assets, the Transferred Intellectual Property, the Seller Parties’ rights under the Transferred License Agreements, and the goodwill associated therewith, (D) not make or change in any Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, in each case relating to the Acquired Entities or otherwise to the Business, Products or Acquired Assets; (E) maintain the existence of and use commercially reasonable efforts to protect the Transferred Intellectual Property and Regulatory Registrations; (F) except with respect to the disposition of any Inventory and equipment in the Ordinary Course of Business, maintain the tangible Acquired Assets in reasonable repair, order and condition (normal wear and tear excepted); and (G) maintain existing procedures to ensure that all Inventory produced between the date of the Inventory Schedule and the Closing Date shall satisfy the release criteria under Sellers’ Quality and Testing Procedures related thereto.

(b) Without limiting the generality of the foregoing, except as set forth on Schedule 7.1(b), as required to effect the Transactions or otherwise agreed to in writing by Buyer Parent, from and after the Effective Date until the earlier of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Section 11.1, Seller Parties shall not take any of the following actions prior to Closing with respect to the Acquired Assets, Seller Parties’ rights under the Transferred License Agreements and the Business:

(i) acquire or agree to acquire, (A) by merging or consolidating with, or purchasing all or a substantial portion of the assets of, or by any other manner, any business of any Person or any division thereof, or (B) any assets other than those acquired in the Ordinary Course of Business;

(ii) transfer, sell, lease, enter into any sale lease back (or similar arrangement), license or otherwise convey or dispose of, or create any Liens on any of the Acquired Assets, other than (A) sales of Inventory in the Ordinary Course of Business or (B) other transfers, leases, licenses and dispositions made in the Ordinary Course of Business; provided, however, that notwithstanding anything to the contrary, any Seller may, prior to the Closing, transfer, sell, lease, license or otherwise convey or dispose of all or substantially all of the Acquired Assets owned by them to one or more Acquired Entities (including by merger, operation of Law or otherwise), it being understood by the Parties that, following such transfer, such Acquired Assets shall be owned by the Acquired Entities and all of the outstanding capital stock of all Acquired Entities shall be transferred to Buyers at the Closing;

(iii) except as required by Law or as contemplated by this Agreement or the Ancillary Agreements, (A) other than in the Ordinary Course of Business, grant to any Diagnostics Employee any increase in compensation or benefits, (B) other than in the Ordinary Course of Business, change the position or job title of any Diagnostics Employee without prior consultation with Buyers, (C) other than in the Ordinary Course of Business, grant to any Diagnostics Employee any increase in severance, termination, change in control, stay put or retention payment, (D) other than in the Ordinary Course of Business, enter into or amend any employment, consulting, indemnification, severance, collective bargaining or termination agreement with any Diagnostics Employee, (E) establish, adopt or enter into, any Olympus Benefit Plan, (F) establish, adopt, enter into or amend any Olympus Benefit Plan that could reasonably be expected to result in a Liability to Buyers or the Acquired Entities, (G) take any action to accelerate any payments, rights or benefits, or make any material determinations not in the Ordinary Course of Business, under any Olympus Benefit Plan or (H) loan or advance money or other property to any Diagnostics Employee, other than employee expense advances made in the Ordinary Course of Business. For the avoidance of doubt, the foregoing restrictions shall not restrict or prohibit Sellers from entering into with, or making available to, newly hired employees or to employees in the context of promotions based on job performance or workplace requirements or consistent with historical year-end raises (subject to clause (C) above), any plan, agreement, benefit or compensation arrangement currently in effect that is consistent with past practices and in the Ordinary Course of Business;

(iv) make any change in accounting principles (including for Tax purposes) materially affecting the reporting of the Acquired Assets, Liabilities or results of operations of any Acquired Entity or the Business, other than as required by Law, U.S. GAAP, Japan GAAP or any interpretation thereof, or Parent Seller’s independent auditors, or revalue any material Acquired Assets (whether tangible or intangible), including writing down the value of Inventory, reverse any reserves or establish any extraordinary reserve with respect to, any Accounts Receivable or Indebtedness;

(v) except as otherwise provided and permitted herein, make any loans, advances or capital contributions to, or investments in, any unaffiliated Person (other than as expressly contemplated by this Agreement or pursuant to any existing obligations under any Business Contract or Transferred License Agreement) other than the advancement of trade credit to Customers and Distributors or expenses to employees in the Ordinary Course of Business (such Ordinary Course of Business to include, for the avoidance of doubt, any loan, advance or capital contribution to, or investment in, any unaffiliated Person in connection with any Business Contract or Transferred License Agreement existing as of the Effective Date, or entered into after the Effective Date in accordance with the terms of this Agreement);

(vi) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any Equity Participations in any Acquired Entity (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise);

(vii) amend any of the Acquired Entities’ Organizational Documents or Internal Regulations except as may be required by Law (and in such event, only after providing five (5) days prior notice of such amendment, including a copy of the proposed amendment, to Buyer Parent);

(viii) enter into, modify, amend or terminate any Business Contract or Transferred License Agreement or waive, release, assign or fail to exercise or pursue any material rights or Claims thereunder, except as permitted or contemplated by this Agreement, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued would reasonably be expected to (A) adversely affect in any material respect the Business, (B) impair in any material respect the ability of Sellers to perform their obligations under this Agreement or (C) prevent or materially delay the consummation of the Transactions;

(ix) (A) pay, discharge, settle or satisfy any Claim that results in a material Liability of the Business or any Acquired Entity after the Closing, (B) cancel any Indebtedness owed to an Acquired Entity or the Business to the extent such Indebtedness would constitute an Acquired Asset, except as permitted or contemplated by this Agreement, (C) waive or assign any material Claims or rights of the Business or (D) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which Consent is required under, any confidentiality, standstill or similar Business Contract or Transferred License Agreement;

(x) sell, transfer, license, or otherwise convey or dispose of, or incur or suffer the imposition of any Lien on, any Transferred Intellectual Property or any of Sellers’ rights under the Transferred License Agreements other than non-exclusive licenses in connection with sales or licenses of Products in the Ordinary Course of Business consistent with past practice;

(xi) except in the Ordinary Course of Business, cease to evaluate, consider or review Intellectual Property for the continued operation of the Business;

(xii) incur any Indebtedness, or enter into any material financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business, which would constitute an Assumed Liability, other than in the Ordinary Course of Business;

(xiii) grant any allowances or discounts on any Products outside the Ordinary Course of Business or sell Inventory materially in excess of reasonably anticipated consumption for the near term outside the Ordinary Course of Business;

(xiv) manufacture, assemble, purchase or order any Inventory other than in the Ordinary Course of Business;

(xv) commence any Proceeding or settle any Claim other than (a) for the routine collection of bills for less than one hundred million Yen (¥100,000,000), or (b) in such cases where it in good faith determines that failure to commence a Proceeding would result in the material impairment of a valuable aspect of the Business, provided that Buyer Parent is consulted in advance regarding the filing of such Proceeding;

(xvi) fail to make any capital expenditures with respect to the Business necessary in the reasonable judgment of Seller to maintain the Acquired Assets in good operating condition and working order;

(xvii) change or modify any credit, collection or payment policies, procedures or practices with respect to the Business, including accelerating collections or Accounts Receivables (whether or not past due) or fail to pay or delay payment of payables or other Assumed Liabilities; or

(xviii) agree or commit to do any of the foregoing or do any of the foregoing.

(c) Should any Seller Party elect not to continue to prosecute or maintain any of the registered Intellectual Property (or Intellectual Property for which a patent application or other application for registration is pending) within the Transferred Intellectual Property, (i) Seller Parent shall provide the Buyer Parent with written notice as soon as reasonably possible after making such election but in any event no later than thirty (30) calendar days before Buyers would be faced with a possible loss of rights, (ii) Buyer Parent will have ten (10) days after such notice to elect, at Buyer Parent’s discretion and sole expense, to prosecute and maintain such registrations or applications, (iii) upon such election, the applicable Seller Party shall give Buyer Parent the right to prosecute and maintain such registrations or applications, and (iv) Seller Parent shall offer reasonable assistance in connection with such prosecution and maintenance at the expense of Buyer Parent.

7.2 Antitrust Filings and Actions. (a) Filings and Other Actions. Seller Parent and Buyer Parent shall cooperate with each other and use (and shall cause their respective Affiliates to cooperate and use) their respective best efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all Consents necessary or advisable to be obtained from any Person, including any Governmental Authority, and to lift any injunction or other legal bar in order to consummate the Transactions. Without limiting the foregoing, each of Seller Parent and Buyer Parent undertakes and agrees to file (or cause their respective Affiliates to file, as applicable) as soon as practicable after the Effective Date, an HSR Filing with each of the FTC and the Antitrust Division and any other filings required to be made under any Foreign Antitrust Laws. Each of Seller Parent and Buyer Parent shall (and shall cause their respective Affiliates to) (i) respond as promptly as practicable to any inquiries received from any Government Authority for additional information or documentation and to all inquiries and requests received from any Governmental Authority in connection with antitrust matters and (ii) not extend any waiting period under the HSR Act, the EC Merger Regulation or any Foreign Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate or to delay the Transactions, except with the prior written Consent of Buyer Parent or Seller Parent (whichever is the other Party). Buyer Parent shall (and shall cause each of its Affiliates to) offer to take (and if such offer is accepted, commit to take) all commercially reasonable steps which it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation Law that may be asserted by a Governmental Authority or any other Person (whether or not a Governmental Authority) with respect to the Transactions so as to enable the Closing to occur as expeditiously as possible, but in any event prior to the Expiration Date, and shall defend through litigation on the merits, to the extent commercially reasonable, any Claim asserted in any court by any Person, including appeals, provided, however, that neither Buyer Parent nor any of its Affiliates shall have any obligation to commit or effect by consent decree, hold separate Order, or otherwise, to sell, divest, or dispose of any assets or businesses (including after the Closing, the Business) of Buyer Parent (or any of its Affiliates) or, effective as of the Closing, an Acquired Entity, or otherwise to offer to take or offer to commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses (including after the Closing, the Business), services or assets of Buyer Parent (or such Affiliates) or the Acquired Entities, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or Proceeding. Each Party shall (i) promptly notify the other Party of any written communication to that party from a Governmental Authority or any other Person (whether or not a Governmental Authority) in connection with antitrust matters and, subject to applicable Law, and the instructions of any Governmental Authority, permit the other Party to review in advance any proposed written communication to any of the foregoing and (ii) furnish the other Party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between either of them and/or their respective Affiliates, on the one hand, and any Governmental Authority or other Person, on the other hand, with respect to this Agreement and the Transactions insofar as they pertain to antitrust matters.

(b) Cooperation. Each of the Parties shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates and their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of a Party or any of their respective Affiliates to any Person, including any Governmental Authority, in connection with the Transactions insofar as they pertain to antitrust matters.

(c) Notification. Subject to applicable Law and the instructions of any Governmental Authority, each of the Parties shall keep the other apprised of the status of matters relating to consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by it, or by any of its Affiliates, from any Person, including any Governmental Authority, with respect to the Transactions insofar as they pertain to antitrust matters.

(d) Meetings. Subject to applicable Law, neither Seller Parent nor Buyer Parent (nor any of their respective Affiliates) shall permit any of its officers or any other representatives or agents to participate in any substantive meeting or discussion with any Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Authority”) in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance.

(e) Other Actions. Without limiting the generality of the undertakings pursuant to this Section 7.2, each of the Parties agrees to take or cause to be taken the following actions: (i) the prompt provision to each and every foreign, federal, state or local court or any Government Antitrust Authority of non-privileged information and documents requested by any of them or that are necessary, proper or advisable to permit consummation of the Transactions and (ii) the prompt use of its commercially reasonable efforts to avoid the entry of any permanent, preliminary or temporary injunction or other Order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions. The Parties’ obligations under this Section 7.2 shall include the obligation to use its commercially reasonable efforts to defend against any lawsuits or other legal Proceedings, whether judicial or administrative, challenging the consummation of the Transactions, including seeking to have any stay or other injunctive relief which would prevent or materially delay or impair the consummation of the Transactions entered by any court or other Governmental Authority reversed on appeal or vacated.

7.3 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to cooperate fully with each other and to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Transactions, including to obtain all approvals required under applicable Laws and applicable rules of the national securities exchange on which Buyer Common Stock is listed to authorize the issuance of the Shares in accordance with ARTICLE III.

7.4 Access to Information. From and after the Effective Date until the earlier of the Closing Date or the termination of this Agreement, each Seller shall (i) afford to Buyers and their Representatives reasonable access, upon reasonable notice during normal business hours, to all buildings, offices and other properties (but excluding access for purposes of conducting any invasive testing thereof), and documents, including, but not limited to, Books and Records, Business Contracts and Transferred License Agreements, whether stored in paper, electronic, or other format (ii) cause its officers and employees to furnish Buyers such noncompetitive (determined after consultation with Seller Parent’s antitrust counsel) financial, operating, technical and Product data and other information with respect to the Business as Buyers from time to time may reasonably request, including internally prepared financial statements, schedules and monthly or other periodic management reports distributed to Seller Parent, which shall include: (A) monthly balance sheets, (B) monthly cash flow statements, (C) monthly profit and loss statements and (D) monthly backlog reports, in each case on a consolidated and business unit basis; (iii) allow Buyers and their Representatives the opportunity to communicate with the senior employees of the Business in each region, country and facility (including those individuals set forth on Schedule II), and outside counsel and auditors and to conduct and participate in transition meetings and integration planning and (iv) subject to Section 13.3, assist and cooperate with Buyers and their Representatives in the development of integration plans for implementation by Buyers of the Business following the Closing Date; provided, however, that no investigation pursuant to this Section 7.4 shall affect or be deemed to modify any representation or warranty made by the Seller Parent or any Seller herein. Prior to the earlier of the Closing Date or the termination of this Agreement, materials furnished to Buyers and their Representatives pursuant to this Section 7.4 may be used only for strategic and integration planning and financing purposes relating to accomplishing the Transactions.

7.5 No Negotiation. From and after the Effective Date until the earlier of the Closing Date or the termination of this Agreement, Seller Parent shall not, and shall ensure that no Seller or Acquired Entity and no Representative or Affiliate of any Seller or Acquired Entity shall, directly or indirectly: (i) discuss, solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Buyers) relating to a possible Acquisition Transaction; (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Buyers) relating to or in connection with a possible Acquisition Transaction; or (iii) encourage or accept any proposal or offer from any Person (other than Buyers) relating to a possible Acquisition Transaction. Seller Parent shall promptly (and in any event within 24 hours of receipt thereof) notify Buyers in writing of any credible inquiry, proposal or offer relating to a possible Acquisition Transaction (including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof) that is received by Sellers or any Representative or Affiliate of such.

7.6 Intentionally Omitted.

7.7 Formation and Organization of Olympus Japan Newco. Seller Parent has established Olympus Japan Newco, and shall consult with Buyer Parent on the form and content of Olympus Japan Newco’s Organizational Documents and Internal Regulations. Seller Parent shall cause Olympus Japan Newco to (a) promptly apply for all Governmental Approvals relating to the portion of the Business to be conducted by Olympus Japan Newco after the Closing as contemplated by this Agreement and the Ancillary Agreements, (b) use commercially reasonable efforts to commence establishment of a defined benefit plan (the “New Pension Plan”)

substantially identical to the Olympus Pension Plan in effect on the Effective Date, such plan documents, if completed prior to the Closing, to be reasonably acceptable to Buyer Parent, and to transfer the Defined Benefit Retirement Plan Obligation of such Olympus Pension Plan to the New Pension Plan, and (c) if required, file with the Kanto Local Finance Bureau of Japan the securities registration statement for the Seller Parent Spin-Off in the form agreed with Buyer Parent. If required, Seller Parent shall bear the cost of obtaining for Olympus Japan Newco an exemption from the requirement to file a securities report under the proviso of Article 24, Paragraph 1 of the Financial Instruments and Exchange Law of Japan from the Kanto Local Finance Bureau of Japan, and the related Tax filings.

7.8 Reference Balance Sheet and Closing Net Assets. Seller Parent has provided the Audited Financial Statements, which the Parties have agreed shall be used as the basis for preparing the reference balance sheet as of March 31, 2009 in accordance with the Calculation Principles (the “Reference Balance Sheet”), which in turn shall be used as the basis for determining the Reference Amount for purposes of the net asset adjustment. In accordance with Section 7.2, Sellers’ will provide access to Sellers’ employees and Representatives for reasonable discussion or inquiries with respect to the Reference Balance Sheet. Seller Parent represents and warrants that (i) there has been no material change in the assets and liabilities of the Business between February 28, 2009 and March 31, 2009, under the same accounting principles, except in the Ordinary Course of Business and (ii) the amount of discounted receivables of the Business has not increased from February 28, 2009 to March 31, 2009 except in the Ordinary Course of Business.

7.9 Advalytix. The Advalytix Business is not included in, and shall not alter in any way, the definition of “Business” or the transactions contemplated by this Agreement or any other Ancillary Agreement. The Advalytix Business is being sold and transferred in accordance with the terms of the Advalytix Purchase Agreement dated as of the date hereof. Notwithstanding the foregoing, there are certain matters related to the Advalytix Business which are expressly addressed in this Agreement and there are certain matters in the Advalytix Purchase Agreement that expressly state that those matters will be handled in accordance with this Agreement

7.10 Organizational Documents. Seller Parent shall consult with Buyers with respect to the form and content of the Organizational Documents of Olympus Germany Newco and Olympus French Newco.

7.11 Finance Lease Agreements. Seller Parent shall obtain prior to the Closing written confirmation, in a form reasonably satisfactory to Buyers, from Sumitomo Mitsui Finance & Leasing Company Limited (f/k/a SMBC Leasing Company, Limited) that it has no objection to the transfer of the leases agreements (leasekeiyakusho) to Olympus Japan Newco as a Subsidiary of Buyers and will not accelerate any payment obligations or otherwise alter the obligations or Liability of Buyers with respect thereto.

7.12 Shizuoka Prefectural Approval. Seller Parent and Buyer Parent shall cooperate with each other and use (and shall cause their respective Affiliates to cooperate and use) their respective commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Law to obtain the Shizuoka Prefectural Approval. Without limiting the generality of the foregoing, Seller Parent and Buyer Parent have jointly sent a letter of commitment (seiyakusho) to the Shizuoka Prefectural Government, in which Buyer Parent has agreed in writing to be bound by the terms of Sections 6 and 12 of the land purchase agreement entered into between Olympus and the Shizuoka Prefectural Government dated as of October 28, 2004 and amended October 17, 2005, a copy of which has been made available to Buyer Parent.

7.13 Shared Business Contracts. The Parties acknowledge that the Shared Business Contracts relate to both the Business and the other business activities of Sellers that are not part of the Business. Following the Closing, the Parties desire for themselves and for the benefit of Sellers and Buyers, respectively, to have and obtain the rights and benefits under each Shared Business Contract to the extent related to the continuing business of the Buyers and Sellers. Immediately after the date hereof, the Parties agree to cooperate together to provide Sellers and Buyers with their applicable rights and benefits under each Shared Business Contract by assisting the respective Sellers and/or Buyers in entering into a new Contract or Contracts with the applicable third party on substantially similar terms (a “Separated Contract”). Following the Closing and until a new Separated Contract shall be entered into with respect to a Shared Business Contract, each Party shall (i) use commercially reasonable efforts to assure that the rights of each Seller and Buyer under such Shared Business Contract shall be preserved, (ii) use commercially reasonable efforts to assist each such Seller and Buyer to ensure its receipt of the consideration and other economic benefits to be received by such Seller and such Buyer in and under such Shared Business Contract, (iii) not agree to any amendment, supplement, waiver or other modification of such Shared Business Contract which would be material to such Seller (in the case of Buyer Parent) or such Buyer (in the case of Seller Parent) without the prior written Consent of Seller Parent or Buyer Parent, respectively, and (iv) to the extent necessary, act as the agent for such Seller or such Buyer in connection with such Shared Business Contract. Seller Parent and Buyer Parent hereby agree to keep each other reasonably informed of the progress of Sellers’ and Buyers’ efforts to enter into any such new Separated Contracts and to consult each other in connection therewith.

ARTICLE VIII.

POST-CLOSING COVENANTS

8.1 Books and Records; Access; Assistance. (a) Subject to any limitations imposed by Law, including limitations that are required to preserve any applicable attorney-client privilege, after the Closing, as applicable, Buyers and Seller Parties shall make reasonably available to each other and their respective Affiliates and Representatives (as reasonably requested) and to any Taxing authority or any other Governmental Authority, all Books and Records relating to the Business, the Acquired Assets or the Products for all periods prior to Closing and shall use commercially reasonable efforts to preserve, until six (6) years after the Closing (i) all such Books and Records; (ii) Tax information, records or documents pertaining to the Business, the Acquired Assets or the Products until the expiration of all applicable statutes of limitations for Taxes or extensions thereof; and (iii) government Contract information, records or documents for the required retention period. Buyers and Seller Parties shall also make available to each other, during normal business hours when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters or governmental Contracts, each as it relates to the Business, including without limitation, product Liability and general insurance Liability. In addition, subject to clause (b) below, Seller Parties also shall make reasonably available to Buyers (during normal business hours when reasonably requested) personnel responsible for preparing or maintaining the design history files related to the Business and the Products, laboratory notebooks and/or other historic information related to the Transferred Intellectual Property, which personnel shall reasonably cooperate with Buyers in the transfer to Buyers of historical information related to the Transferred Intellectual Property in accordance with the terms and conditions of this Agreement and the applicable Local Agreements. Sellers shall have the right to retain copies of all information and documents provided to Buyers pursuant to Section 2.1 and, to the extent reasonably necessary in connection with the non-Business business and operations of Sellers and their Affiliates, use such information and documentation in the Ordinary Course of Business consistent with past practice. The right to access provided by this Section 8.1 shall include the right to make copies of accessed documents, provided that (A) all such copies shall be at the sole cost and expense of the requesting Party, and (B) the Party providing access shall have the right to reasonably redact all such documents.

(b) In the event of, and for so long as any Party hereto (or its Affiliates) is prosecuting, participating in, contesting or defending any Proceeding, whenever filed or made, in connection with or involving (i) any transaction contemplated under this Agreement or (ii) the conduct or operation of the Business prior to or after the Closing, the other Party hereto shall, and shall cause its respective Affiliates to, (A) cooperate with it and its counsel in, and assist it and its counsel with, the contest or defense, (B) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses), and (C) provide such information, testimony and documents, including, but not limited to, Books and Records, Contracts, and commitments of the Business, whether stored in paper, electronic, or other format, during normal business hours and upon reasonable notice, in each case as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the prosecuting, participating, contesting or defending Party (unless and to the extent such Party is entitled to indemnification therefor under ARTICLE XII). The covenants in this Section 8.1(b) shall not be deemed to limit the access and cooperation to be provided to Seller Parties by Buyers pursuant to Section 7.4 or Section 8.1(a).

(c) Notwithstanding the foregoing, this Section 8.1 shall not provide any Buyer or Seller Party (or Representative of any thereof) any access rights to documents or information of the other Party which access would violate any Laws or obligations regarding the confidentiality thereof (unless any such violation could be and is avoided by the recipient’s execution and delivery of an appropriate confidentiality agreement), or waive any attorney/client, work product, or like privilege, or for the purpose of use in connection with potential or actual litigation, arbitration or mediation between any Buyer or any Affiliate of any Buyer, on the one hand, and any Seller Party or any Affiliate of any Seller Party, on the other hand (nor, for the avoidance of doubt, shall any Buyer or any Seller Party or any of their respective Affiliates have any right to use any document or information obtained from the other pursuant to this Section 8.1 in any such Proceeding).

(d) Prior to and after the Closing, Seller Parties shall request, and take all reasonable steps necessary to encourage, its auditors to cooperate with the Buyers and provide all necessary Consents required by the SEC and customary “comfort letters” in connection with securities offerings of Buyer Parent and with its preparation of any financial statements or other reports required by Law, in each case at Buyers’ sole cost and expense.

8.2 Use of Trade Names and Trade Marks. (a) Except as may be set forth in the Cross-License Agreement, the Transition Services Agreement or otherwise provided herein, after the Closing, Buyers shall (and shall cause Buyers’ Affiliates to) refrain from using any of the Intellectual Property of Sellers not specifically acquired hereunder (including by the acquisition of the Acquired Entities by Buyers). Without limiting the generality of the foregoing, Buyers shall (and shall cause Buyers’ Affiliates to) specifically refrain from using in any manner the Olympus Brands, the name “Olympus”, or any variation, derivation, or translation thereof, or any name likely to cause confusion with or dilute such name.

(b) No later than sixty (60) days after the Closing Date, unless an earlier date is required by the applicable Law, Buyers shall (and shall cause Buyers’ Affiliates to), to the extent commercially reasonable and practicable, remove or render illegible all references to the Olympus Brands, the “Olympus” name, or any variation thereof or any related mark or logo, appearing on any sales, marketing and shipping materials, and any other Acquired Assets; provided that if such removal or rendering illegible would cause such sales, marketing and shipping materials or such other goods to become unusable, or is otherwise not commercially reasonable and practicable, Buyers (or Buyers’ Affiliates) shall, to the extent permitted by applicable Law and solely in the jurisdictions in which Buyers are permitted by applicable Law to market and sell the Products, be entitled to use such sales, marketing and shipping materials or such other goods in the ordinary course of Buyers’ business for a period of six (6) consecutive months following the Closing Date without modifying such references. To the extent permitted by applicable Law, Buyers (and their distributors and agents) may continue to use the Olympus Brands after such six (6)-month period in connection with the sale of the Products in a country where Buyers (or their distributors and agents) are otherwise permitted by applicable Law to market, promote, distribute and sell the Products until such time as Buyers (or their distributors and agents) obtain the necessary Regulatory Registrations to sell the Products bearing Buyers’ name in such country, provided that (i) immediately after the Effective Date Buyers take all commercially reasonable steps (or, to the extent applicable, cause its distributors or agents to take all commercially reasonable steps) to obtain Regulatory Registrations in all countries where Buyers (or their distributors or agents, as applicable) are required to obtain Regulatory Registrations in order to market, promote, distribute or sell the Products, (ii) no failure to obtain any such Regulatory Registrations is due to the fault of Buyers (or their distributors or agents, as applicable), (iii) the right to use the Olympus Brands in Argentina, Brazil, Mexico and the People’s Republic of China shall terminate eighteen (18) months after the Closing Date, and (iv) the right to use the Olympus Brands in all countries except the countries identified in clause (iii) above shall terminate twelve (12) months after the Closing Date; provided, however, that the right to use the Olympus Brands in two (2) countries designated in writing by Buyer Parent prior to twelve (12) months after Closing (the “Designated Countries”) shall not terminate until eighteen (18) months after the

Closing Date if (x) in the writing designating the Designated Countries, Buyer Parent describes in reasonable detail how the Olympus Brands are being used in such countries by Buyers (or its distributors or agents, as applicable) and how they intend to use the Olympus Brands in the Designated Countries and (y) upon request by Seller Parent from time to time, Buyer Parent provides to Seller Parent reasonably detailed information in writing regarding the status of Buyers’ application(s) for Regulatory Registrations in the Designated Countries; provided further, that in any country in which any Seller or any Affiliate of a Seller is acting as Buyers’ distributor or agent, the right to use the Olympus Brands shall, to the extent necessary, last until such time as such Seller or Affiliate of a Seller is no longer acting as Buyers’ distributor or agent. If notwithstanding Buyers (or their distributors or agents, as applicable) commercially reasonable efforts to obtain such Regulatory Registrations, a Regulatory Registration is not obtained within a particular country, Seller Parent shall consider in good faith a written request by Buyers to continue to use the Olympus Brands in such country beyond twelve (12) or eighteen (18)-month period described above, as the case may be, after the Closing Date; provided that such a request, if any, shall be made on a case-by-case basis and be accompanied by a reasonably detailed written description of the reason Buyers are seeking the continuation of such use and the status of Buyers application(s) for Regulatory Registrations in such country and in such a case, Seller Parent shall not unreasonably refuse such request of Buyers. From time to time, upon request of Seller Parent, Buyer Parent shall provide Seller Parent in writing with information concerning the status of Buyers’ application(s) for Regulatory Registrations and Buyers’ use of the Olympus Brands and use of the “Olympus” name. Notwithstanding the foregoing, any use of the “Olympus” name or Olympus Brands by Buyers (or Buyers’ Affiliates) pursuant to this Section 8.2(b) shall: (A) be in conformity with the practices of Seller Parties as of the Closing Date and shall only be used in the same manner as Seller Parties as of the Closing Date, (B) be in a manner that does not in any way harm or disparage Seller Parties or their Affiliates or the reputation or goodwill of the “Olympus” name or the Olympus Brands, (C) be contingent on Buyers (or Buyers’ Affiliates) maintaining in all material respects the quality of goods and services used in connection with the “Olympus” name and the Olympus Brands at a standard at least as high as that of the goods and services offered and sold by Seller Parties as of the Closing Date, and (D) be only as permitted by any applicable Law without any further action by any Seller. Buyers may not transfer or sublicense to any third party who is not a distributor or agent of Buyers the right to use, or otherwise permit any usage by such third party of, the Olympus Brands without the prior written consent of Seller Parent, which consent shall not be unreasonably withheld; provided, however, the foregoing transfer restriction shall not prohibit the use of the Olympus Brands as and only to the extent set forth in this Section 8.2 in connection with a change of ownership or control of Buyer Parent. Seller Parent may terminate Buyers’ rights to use the “Olympus” name immediately if any Buyer fails to comply with the foregoing.

8.3 Returns of Products. (a) Seller Parent shall be responsible for and shall indemnify, defend and hold harmless Buyers from and against (i) all Liabilities related to the return of Products made during the one (1)-year period following the Closing Date that relate to sales of Products delivered on or before the Closing; provided, however, that to the extent any returned Products are part of a lot of Products portions of which were sold both before and after the Closing Date, Seller Parent’s indemnification obligation with respect thereto under this Section 8.3(a) shall be reduced by a percentage equal to that percentage of such lot as was sold after the Closing Date.

(b) During the one (1)-year period following the Closing Date, neither Buyers nor Sellers (nor any Affiliate of either) will initiate or encourage customers of the Business to return any Products, except as any Buyer or Seller reasonably deems prudent or necessary due to health or safety reasons or as required by Law.

(c) Within fifteen (15) days after the end of each of the first twelve (12) months following the Closing Date, Buyer Parent shall notify Seller Parent in writing of the amount of Product returns (and the lots thereof) received or claimed since such date, accompanied by reasonable details thereof.

8.4 Further Assurances. From time to time, as and when requested by a Party, the other Party shall, and shall cause its Affiliates to, at the requesting Party’s expense (except as otherwise expressly provided in this Agreement), execute such Transfer Documents (including such IP Transfer Agreements as may be necessary in order to have the assignment of the Transferred Intellectual Property or Transferred License Agreement recorded in the name of a Buyer or an Affiliate of a Buyer at the relevant patent and trademark offices, copyright offices or other Governmental Authorities) and take such further actions as may be reasonably required to carry out the provisions hereof and consummate and evidence the Transactions, including executing and delivering or causing to be executed and delivered to such Party such Transfer Documents as such Party or its counsel may reasonably request as necessary for such purpose. If required by Law of a specific country in which a Buyer or its designee is attempting to enforce the rights granted by an item of Transferred Intellectual Property or a Transferred License Agreement that one of the Sellers be named a party plaintiff or defendant, then such Seller agrees to be named at the Buyer’s or Buyer’s designee’s sole expense. In addition, each Seller Party shall take such action as is commercially reasonable to keep in full force and effect any Business Contract or Transferred License Agreement that cannot be or is otherwise not assigned to Buyers at the Closing and take such action as is commercially reasonable to provide for the benefit of Buyers any and all rights of such Seller Party under any such Business Contract or Transferred License Agreement.

8.5 Other Agreements. (a) Promptly after the date hereof, the Parties shall negotiate in good faith the schedules to the transition services agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”).

(b) At or prior to the Closing, the Parties or their Affiliates will enter into the following agreements:

(i) a separate parts and components supply agreement (the “Supply Agreement”) in the form set forth on Schedule 8.5(b)(i) between the applicable Sellers (and their Affiliates) related to the supply of the parts and components used in the Business and currently supplied to the Business by Sellers and their Affiliates, with such parts being provided per the terms and conditions such parts and components are currently being provided to the Business;

(ii) a Separated Contract between Olympus Japan Newco and Olympus Software Technologies (the “Software Development Agreement”) in the form set forth on Schedule 8.5(b)(ii), derived from the software development consignment agreement (sofutoware kaihatsu itaku kihon keiyaku) dated July 1, 2006 between Seller Parent and Olympus Software Technologies; and

(iii) an amendment in the form set forth on Schedule 8.5(b)(iii) to the Service Business Consignment Agreement (sabisu gyomu itaku keiyaku) (the “Software Services Agreement”) dated April 1, 2007 between Seller Parent and Olympus Software Technologies. For the avoidance of doubt, the Software Services Agreement as amended shall be included in the contracts to be transferred to Olympus Japan Newco pursuant to the Japan Spin Off Agreement.

(c) Seller Parent and Buyer Parent will discuss further research and development collaborations in the areas of (i) optical components; (ii) Software; and (iii) electrical components for improvements to Products and new product development. Any collaboration or agreement will be subject to future agreement acceptable to Seller Parent and Buyer Parent.

(d) At or prior to the Closing, the Parties will enter into a technology transfer agreement in the form set forth on Schedule 8.5(d) (the “Technology Transfer Agreement”).

8.6 Employees and Employee Benefits. See Schedule 8.6 attached hereto.

8.7 Additional Licenses to Sellers’ Intellectual Property. Upon request by Buyer Parent at any time within three (3) years from the Closing Date (the “Negotiation Period”), the Parties shall negotiate in good faith the terms of one or more license agreements as follows:

(a) The Parties shall negotiate in good faith the terms of one or more license agreements pursuant to which Seller Parent would grant to Buyers, on commercially reasonable terms, one or more non-exclusive, royalty bearing licenses to the Unrelated Intellectual Property for use in the Business (as the Business is conducted at Closing or later). The consideration for such license shall be a commercially reasonable royalty, which shall not exceed any other royalty granted by Sellers to a third party for the same Intellectual Property in any field that is within the field of the Business (as the Business is conducted at Closing or later). The license agreement shall also provide that if in the future Sellers grant a license to the Unrelated Intellectual Property being licensed to Buyers at a rate lower than that provided in the license, Sellers will agree to make such terms available to Buyers, and Buyers shall have the option to accept such royalty terms or to retain the existing royalty terms.

(b) The Parties will negotiate in good faith one or more non-exclusive, royalty bearing license agreements to the Retained Intellectual Property for use other than as provided in the Cross-License Agreement, if mutually beneficial.

(c) The Parties will negotiate in good faith one or more non-exclusive, royalty bearing license agreements to the Unrelated Intellectual Property for use other than as provided in Section 8.7(a), if mutually beneficial.

(d) In each of the above cases, Buyers agree to provide written notice to Sellers of its request to negotiate such a license during the Negotiation Period, which notice shall specify the relevant Intellectual Property and the purpose of such potential license within the applicable field, and the Parties agree to negotiate in good faith the terms of such a license within a reasonable period of time after such written notice.

8.8 Additional License to Transferred Intellectual Property. Upon request by Seller Parent at any time after the Closing Date, the Parties shall negotiate in good faith the terms of one or more non-exclusive, royalty bearing license agreements to the Transferred Intellectual Property for use other than as provided in the Cross-License Agreement, if mutually beneficial.

ARTICLE IX.

OTHER AGREEMENTS

9.1 Acknowledgement. Buyer Parent, on behalf of itself and its Affiliates, acknowledges and agrees that neither Seller Parent nor any of the other Sellers has made, and neither Buyer Parent nor any of the other Buyers has relied upon or otherwise been induced by, any representation or warranty, expressed or implied, as to the Business or any of the Sellers or as to the accuracy or completeness of any information regarding the Business or any of the Sellers furnished or made available to Buyers or Buyer’s Representatives, except as expressly set forth in this Agreement, and neither Seller Parent nor any of the other Sellers shall have or be subject to any Liability to any of the Buyers or to any other Person resulting from the distribution to Buyers or Buyers’ Representatives, or from Buyers’ or their Representatives’ use of or reliance on, any such information or any information, documents or material made available to them in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

9.2 Transfer and Value Added Taxes. (a) All sales, transfer (including real estate transfer), stamp, consumption, documentary, filing, registration, recordation and other similar Taxes (but not including VAT) together with any notarial and registry fees and recording costs (“Transfer Taxes”) resulting from the transfer by Sellers of the Acquired Assets to Buyers, Olympus France Newco, Olympus Germany Newco and Olympus Japan Newco, including the transfer of any and all transferable Regulatory Registrations, the Target Shares, and the Transferred Intellectual Property, shall be borne equally by Buyers and Sellers. In the event that any Transfer Taxes are paid by a Party, such Party shall deliver written notice of such payment to the other Party and the other Party shall within ten (10) Business Days of the receipt of such notice, pay to the applicable Party by wire transfer of immediately available funds to the account designated by such Party half of all amounts listed on such notice.

(b) All VAT shall be handled as follows:

(i) For those jurisdictions that have adopted Art. 19 of the Principal VAT Directive (Council Directive 2006/112/EC of 28 November 2006) or, for non-EU countries, a Law to the same effect, it shall be the responsibility of both Parties to determine whether or not the regime of a “Transfer of a business as a Going Concern” applies in the respective jurisdiction to the transfer of the relevant Acquired Assets. In case the Parties cannot agree in good faith within fifteen (15) days after the Closing Date as to whether the transfer of the relevant Acquired Assets is to be treated as a “Transfer of a business as a Going Concern” or in case the respective Governmental Authority renders a tax ruling in this respect, subsection (ii) shall apply accordingly. To the extent the relevant Parties treat the transfer of the Acquired Assets as a “Transfer of a business as a Going Concern” in line with Art. 19 of the Principal VAT Directive (Council Directive 2006/112/EC of 28 November 2006) or, for non-EU countries, a Law to the same effect, no supply of goods or services will take place and the transfer will be out of scope of the relevant VAT Law. However, if the respective Governmental Authority subsequently disagrees with the Parties’ treatment of such transfer as a “Transfer of a Going Concern,” any amounts assessed (“Assessed VAT”) on such transfer in respect of VAT by such Governmental Authority shall be handled in the manner set forth in subsections (ii) and (iii) below.

(ii) If the transfers of the Acquired Assets are treated as Taxable Transactions in line with Title IV of the Principal VAT Directive or a legislation to the same effect, such portion of the Global Purchase Price plus the Assumed Liabilities allocated to the relevant jurisdiction treating the transfer as a “Taxable Transaction” shall become subject to VAT to the extent applicable and the respective Seller will transfer the VAT amount (or, if applicable, the Assessed VAT) (“Applicable VAT”) due to the respective Governmental Authority in full.

The relevant Seller shall issue on the Closing Date or latest twenty (20) days thereafter (or, with respect to Assessed VAT, no later than ten (10) days after such Assessed VAT is assessed by the respective Governmental Authority) an invoice which satisfies the Law of the relevant jurisdiction in order for the relevant Buyer to be able to recover the Applicable VAT, if any, as input VAT as provided in subsection (iii) below.

The respective Buyer shall pay in cash (or, where applicable and at the option of such Buyer, by way of an effective assignment of payable input VAT credits) to the respective Seller half of the Applicable VAT upon receipt of the relevant invoice. To the extent set forth under subsection (iii) below, the second half of the Applicable VAT shall be paid by the respective Buyer ten (10) days after receipt (in cash or by way of a tax credit (but only to the extent such credit is actually used by the respective Buyer)) of the total amount of the input VAT refund claim of the Applicable VAT (“Input VAT”) by such Buyer from the competent Governmental Authorities; payment to the Seller can be effected in cash or - if possible under local Law and at the option of such Buyer- by way of assignment of a payment claim against the competent Governmental Authorities (see subsection (iii) below). Buyers will use any Input VAT credits as soon as feasible, and shall give priority to the use of any Input VAT credits over other VAT credits held by Buyers.

For the avoidance of doubt, in case the transfer of the Acquired Assets is subject to a reverse charge scheme, the relevant Seller shall have no right to demand payment of the respective Applicable VAT amount, if any.

(iii) VAT refund procedure:

Buyers shall be registered for VAT and shall use commercially reasonable efforts to file, submit or apply for Input VAT to the Governmental Authorities in each jurisdiction where VAT is applicable, as soon as reasonably possible after the Closing (or, with respect to Assessed VAT, as soon as reasonably possible after such Assessed VAT is assessed by the respective Governmental Authority).

Both Parties shall use commercially reasonable efforts to comply on an urgent basis with all Laws and other requirements necessary to obtain from the relevant Governmental Authority such Input VAT refund or credit and cooperate closely in good faith in this respect. To the extent reasonably possible, both Parties are obliged to conduct the VAT refund procedure in a manner that causes the least financial burden to the other Party. Buyer Parent is obliged to notify Seller Parent as soon as reasonably possible of any queries, contests or delays related to the Input VAT claim by the Governmental Authorities, and on each fifth business day of every month after Closing (or, with respect to Assessed VAT, on each fifth Business Day of every month after the date on which such Assessed VAT is assessed by the respective Governmental Authority) on the status of the Input VAT refund procedure. Section 9.5(f) shall apply accordingly to this Section 9.2(b)(iii).

If Buyers receive an Input VAT refund or credit (but only to the extent such credit is actually used by the respective Buyer) within a period (the “Refund Claim Period”) of, as far as Germany, Slovakia, Serbia, Croatia, Austria, Russia or Hungary (the “7 Countries”) are concerned one (1) year after the Refund Claim Date (as defined below), or, with regard to any other jurisdiction within ninety (90) days after the Refund Claim Date (as defined below), then to the extent that the relevant Buyer has previously not paid the VAT amount on top of the Purchase Price for the relevant Acquired Assets (see subsection (ii) above), Buyer Parent shall pay fifty percent (50%) of such Input VAT refund or credit to the relevant Seller no later than ten (10) Business Days following the date such Input VAT refund or credit is made by the Governmental Authority. The “Refund Claim Date” shall mean, for each relevant jurisdiction, the date of the filing of, submission of or application for Input VAT to the appropriate Governmental Authority in such jurisdiction. For avoidance of doubt, a Refund Claim Date shall also mean a date of application for Input VAT following the assessment of Assessed VAT.

If within the Refund Claim Period either Party receives notice from a competent Governmental Authority that such Government Authority will review or audit the VAT treatment of the Transaction or the VAT returns of Buyers that include claims for refunds or input credits (“Interventions”) including, but not limited to, review and inspection of tax returns, interview with representatives of tax filers, and other tax inquiries, as well as any tax or VAT audits, litigation or arbitration procedures caused by Input VAT refund claims, then the Refund Claim Period shall be tolled until the Intervention is complete and the applicable

Refund Claim Periods will then be ninety (90) days after the completion of such Intervention except for the 7 Countries, for which the cutoff will be the longer of the remaining period during the initial one (1) year Refund Claim Period tolled when the audit or investigation commenced or ninety (90) days after the completion of the Intervention.

9.3 Cooperation. (a) On the terms and subject to the conditions of this Agreement, each Party shall use commercially reasonable efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Closing. Neither Sellers nor Buyers shall take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in ARTICLE X not being satisfied.

(b) Seller Parent, on the one hand, and Buyer Parent, on the other, each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions contemplated by this Agreement, including promptly furnishing, upon request, the other Party with copies of written notices or other written communications received by Buyer Parent or Seller Parent or any Seller, as the case may be from any Governmental Authority with respect to the Transactions contemplated by this Agreement or from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

(c) Sellers shall give prompt notice to Buyers, and Buyers shall give prompt notice to Sellers, of, and each such party shall use its commercially reasonable efforts to prevent, or promptly remedy, (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement within the time contemplated hereby; provided, however, nothing contained in this Section 9.3(c) shall alter, limit or otherwise effect either Party’s right to indemnification hereunder.

(d) With respect to any third-party Software that is necessary for the Business as currently conducted as of the Effective Date and that is licensed to the Sellers pursuant to an enterprise-wide Software license, the Sellers agree to use commercially reasonable efforts to obtain the Consent of the respective licensors of such third-party Software to a partial assignment, a grant of a sublicense by the Sellers (each such sublicense only to be effective until the Sellers’ next payment is due to such licensor under the applicable Software license), or the grant of a new license to Buyers, to the number of copies of the applicable Software application that are used for the Business as currently conducted as of the Effective Date. Notwithstanding anything to the contrary herein, Buyers shall reimburse the Sellers for all reasonable out-of-pocket costs incurred in connection with any of the foregoing. The Sellers and Buyers agree that in the case of a partial assignment, any such division of rights, responsibilities and credits (including without limitation any credits for pre-paid fees) between them under the existing enterprise licenses shall be in proportion to the actual usage (by seat count) of such Software applications by the Business immediately prior to the Closing Date to the actual usage (by seat count) of Sellers immediately prior to the Closing Date taken as a whole.

(e) Notwithstanding anything contained herein to the contrary, Sellers shall take all commercially reasonable actions to transfer or assign to Buyers at no cost to Buyers any Regulatory Registration used in the Business that are held by any third-party distributor, dealer or agent.

9.4 Accounts Receivable. To the extent not inconsistent with the terms of the Transition Services Agreement, subject to the terms and conditions of this Section 9.4, after the Closing and on a weekly basis, Buyer Parent shall promptly (but in no event later than ten (10) days after receipt thereof) deliver to Seller Parent any cash, checks or other property that Buyer Parent receives following the Closing to the extent relating to the Accounts Receivable included in the Excluded Assets. After the Closing and on a weekly basis, Seller Parent shall promptly (but in no event later than ten (10) days after receipt thereof) deliver to Buyer Parent any cash, checks or other property that Seller Parent receives to the extent relating to the Business, Acquired Assets, or Acquired Entities. Seller Parent, on the one hand, and Buyer Parent, on the other hand, will promptly deliver to the other a true copy of any written notice of a dispute as to the validity or enforceability of any Accounts Receivable received from the debtor of such Accounts Receivable. Neither Seller Parent nor Buyer Parent shall agree to any settlement, discount or reduction of the Accounts Receivable belonging to the other Party. Neither Seller Parent nor Buyer Parent shall assign, pledge or grant a security interest in the Accounts Receivable of the other Party to any third party or claim a security interest or right in and to the Accounts Receivable, and payment of the Accounts Receivable shall not be subject to off-set. The Parties’ collection obligations under this Section 9.4 shall not include any obligation to initiate a Proceeding, engage a collection agent or take any other legal action for the collection or sale (as the case may be) of the Accounts Receivable other than in the Ordinary Course of Business.

9.5 Tax Matters. (a) Filing of Pre-Closing Tax Returns of the Acquired Entities After the Closing Date. Buyers shall prepare and timely file, or shall cause to be prepared and timely filed, consistent with past practice (to the extent consistent with applicable Law), all Tax Returns in respect of the Acquired Entities that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date, and Sellers shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns. Buyers shall deliver at least ten (10) days prior to the due date (taking into account any extension) for the filing of such Tax Returns to Sellers for review and comment and shall consider such comments in good faith. Sellers shall make the payment due to Buyers under this Section 9.5(a) at least two (2) Business Days before payment of Taxes is due to the Tax authority in connection with the filing of such Tax Returns.

(b) Filing of Straddle Period Tax Returns of the Acquired Entities. Buyers shall prepare and timely file, or cause to be prepared and timely filed, consistent with past practice (to the extent consistent with applicable Law), any Tax Return required to be filed in respect of the Acquired Entities for a Straddle Period (a “Straddle Period Tax Return”), and Sellers shall pay, or cause to be paid, its allocable share of Taxes due with respect to such Tax Returns, as determined in accordance with Section 9.5(c). Buyers shall deliver at least ten (10) days prior to the due date (taking into account any extension) for the filing of such Straddle Period Tax Return to Sellers for review and comment and shall consider such comments in good faith. Sellers shall make the payment due to Buyers under this Section 9.5(b) at least two (2) Business Days before payment of Taxes is due to the Tax authority in connection with the filing of such Tax Returns. For purposes of this subsection (b), in case of any post-Closing reorganization which may result in a liquidation of Olympus Germany Newco with retro-active tax effect (e.g. in case of a merger) the applicable Buyer shall prepare, consistent with past practice, any Tax Returns for the business of Olympus Germany Newco as if this company had always been a stand-alone corporation.

(c) Allocation of Straddle Period Taxes for the Acquired Entities. With respect to Taxes of the Acquired Entities relating to a Straddle Period, Sellers shall be liable for the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the portion of the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date. For purposes of this subsection(c), Olympus Germany Newco shall be treated on a stand-alone basis, i.e. irrespective of any post-Closing reorganization which may have retro-active tax effect.

(d) Allocation of Straddle Period Property Taxes for the Acquired Assets. Sellers shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Acquired Assets attributable to the Pre-Closing Tax Period (as determined under the last sentence of Section 9.5(c)), and Buyers shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Acquired Assets attributable to the Post-Closing Tax Period (as determined under the last sentence of Section 9.5(c)). Upon receipt of any bill for such Taxes relating to the Acquired Assets, Buyers and Sellers shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.5(d) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyers or Sellers shall make any payment for which it is entitled to reimbursement under this Section 9.5(d), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(e) Cooperation on Tax Returns of Acquired Entities. Seller Parent and Buyer Parent shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (to the extent related to the Acquired Entities, Acquired Assets, Products or the Business), including maintaining and making available to each other all records necessary in connection with preparing such Tax Returns and in resolving all disputes and audits relating to Taxes (to the extent related to the Acquired Entities, Acquired Assets, Products or the Business).

(f) Tax Contests.

(i) Buyer Parent and Seller Parent shall promptly notify each other upon receipt by such Party or its Affiliates of written notice of any inquiries, claims, assessments, audits or similar events from or by any Governmental Authority with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period for which Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).

(ii) Buyer Parent shall have sole control of the conduct of all Tax Matters involving Taxes or Tax Returns of any of the Acquired Entities; provided, however, that neither Buyer Parent nor its Affiliates shall settle or compromise any such Tax Matter without the prior written consent of Seller Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Sellers may participate at their own expense with respect to any such Tax Matter.

(iii) Seller Parent shall have sole control of the conduct of all Tax Matters involving Taxes or Tax Returns of any of Sellers (except to the extent such Tax Returns are completed on a combined, consolidated or other similar basis and include and Acquired Entity), including any settlement or compromise thereof; provided, however, neither Seller Parent nor its Affiliates shall settle or compromise any such Tax Matter without the prior written consent of Buyer Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyers may participate at their own expense with respect to any such Tax Matter.

(iv) In the event of any conflict or overlap between the provisions of Section 9.5(f)(iii) and Section 12.6, the provisions of this Section 9.5(f) shall control.

(g) FIRPTA Certificate. At the Closing, Sellers shall deliver to Buyers (1) a certification of non-foreign status of the applicable U.S. Seller in form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder, and (2) certificate from the Acquired Entities (in a form reasonably satisfactory to Buyers) to the effect that the interests in the Acquired Entities are not “United States real property interests” for purposes of Section 897 and 1445 of the Code.

9.6 Accounts Payable. To the extent not inconsistent with the terms of the Transition Services Agreement, Buyers, on the one hand, and Sellers, on the other hand, will promptly deliver to the other a true copy of any invoice, written notice of accounts payable, or written notice of a dispute as to the amount or terms of any accounts payable received from the creditor of such accounts payable to the extent such accounts payable is owned by the other Party. Should either Buyers or Sellers discover that it paid an accounts payable belonging to the other Party, then Buyers or Sellers, as applicable, shall provide written notice of such payment to the other Party, and the other Party shall within ten (10) Business Days of the receipt of such notice, pay to the Party who paid its accounts payable by wire transfer of immediately available funds to the account designated by such Party all amounts listed on such notice that the other Party agrees is attributable to the accounts payable belonging to such other Party.

9.7 Non-Solicitation. With the exception of solicitation of Diagnostics Employees by Buyers as provided for herein, each Party agrees that it shall not, and it shall cause its Affiliates (such Party and its Affiliates collectively, the “Hiring Party”) not to, prior to the second anniversary of the Closing Date, knowingly directly solicit employment of current employees of the other Party or the other Party’s Affiliates who became known to the Hiring Party in connection with the Transactions. The restrictions contained in this Section 9.7 shall not apply to (i) general solicitations not specifically directed to any employee of a Party or its Affiliates, (ii) any solicitation or hiring of an individual who is no longer employed by a Party or its Affiliates at that time, and (iii) with respect to any employee who has been terminated by such other Party prior to (or has voluntarily left his or her employment prior to) such solicitation or hiring.

9.8 Non-Competition. Seller Parent and each Seller agrees that, for the period from and after the Effective Date until the third anniversary of the Closing Date (the “Non-Competition Period”), it shall not, and it shall cause its Affiliates and Subsidiaries not to:

(a) engage in any business, operation or activity that is directly competitive with the business, operations or activities of the Business (a “Competitive Activity”); provided, that the foregoing shall not prohibit Seller Parent and its Affiliates and Subsidiaries from (i) collectively owning up to an aggregate of five percent (5%) of the outstanding shares of any class of capital stock of any publicly traded Person that engages in any Competitive Activity (a “Competing Person”) so long as neither Seller Parent nor any of its Subsidiaries has any participation in the management of such Competing Person or (ii) acquiring (directly or indirectly) any Person whose average revenues from Competitive Activities for the previous three (3) fiscal years is no more than twenty percent (20%) of such Person’s revenue;

(b) solicit away, divert or attempt to solicit away or divert from doing business (with respect to the Business) with Buyer Parent or any of its Affiliates or Subsidiaries (including, after the Closing, the Acquired Entities) any customer or supplier of the Business at any time during the two (2) years prior to the Closing Date; or

(c) license to any third party for use in the field of the Business any Retained Intellectual Property owned or co-owned by or licensed to Sellers.

9.9 Financial Statements. Prior to Closing, Sellers shall prepare and cause Seller Parent’s independent auditor to audit the statements for the Business of assets acquired and liabilities assumed as of March 31, 2009 and direct revenue and expense for the twelve months ended March 31, 2009 (the “Audited Financial Statements”) to be delivered to Buyer Parent. Prior to the Closing, Sellers shall also prepare unaudited financial statements for the Business, for (i) the three (3) -month period between January 1, 2009 and March 31, 2009 and (ii) the period between April 1, 2009 to the end of the last quarter that ended at least forty (40) days prior to the Closing Date (the “Stub Financial Statements”). In addition, following the Closing, if required for the preparation of pro-forma financial statements that Buyer Parent is required to file with the SEC within 74 days of the Closing, Sellers shall provide commercially reasonable assistance to Buyers in connection with Buyers’ preparation of unaudited financial statements for the Business for the applicable period so that Buyer Parent may file such pro-forma financial statements within the required time period. All such financial statements shall be prepared in accordance with U.S. GAAP and Regulation S-X of the SEC and in a manner satisfactory to Buyers independent auditors, including the requirement for filing the Audited Financials Statements in any SEC registration statement. Buyer Parent and Seller Parent shall share equally the costs and expenses of Seller Parent’s independent auditor and other related audit related third party expenses with respect to the audit of the Audited Financial Statements. Prior to and after the Closing, Sellers shall request, and take all reasonable steps necessary to encourage, its auditors to cooperate with the Buyers and their financing sources and provide all necessary Consents required by the SEC and customary “comfort letters” in connection with securities offerings of Buyer Parent and with its preparation of any financial statements or other reports required by Law, in each case at Buyer Parent’ sole cost and expense. To the extent Buyer Parent or its Affiliates purchases the Advalytix Business, the foregoing financial statements described in this Section 9.9 shall include the such division.

9.10 Sale of Shares. Except for the acquisition of the Adjusted Shares or Unadjusted Shares, from the Effective Date Sellers shall not, and shall cause Seller’s Affiliates not to, buy or sell any Shares (whether through a short sale or otherwise) from the Effective Date through the date which is thirty (30) days after the earlier of the Closing Date and the Expiration Date.

9.11 Japan Office Leases. (a) The office lease agreements (the “Japan Office Leases”) for the eight (8) Japan offices listed in Schedule 9.11 (the “Japan Offices”) shall be transferred from Seller Parent to Olympus Japan Newco in the Seller Parent Spin-Off. Where necessary to effectuate such transfer, the Parties shall cooperate with the objective of obtaining the consent of each applicable landlord to the transfer of its Japan Office Lease to Olympus Japan Newco. Olympus Japan Newco (and not Seller Parent) shall be liable for all Liabilities under the Japan Office Leases arising from the Closing Date.

(b) Seller Parent shall be entitled to recover from each landlord any security deposit (shikkikin) for the Japan Offices originally deposited by Seller Parent. If required by a landlord, following the Closing Buyer Parent shall cause Olympus Japan Newco to replace the security deposit (shikkikin) returned to Seller Parent with a substitute security deposit (shikkikin) funded by Olympus Japan Newco (the “Replacement Security Deposit”).

(c) Seller Parent and Buyer Parent agree that one or more independent qualified construction estimators (the “Estimators”) acceptable to each of them shall be engaged by Olympus Japan Newco to appraise the restoration costs (genjyo kaifuku hiyou) of the Japan Offices within thirty (30) days after the Closing Date. Within thirty (30) days following receipt of the Estimators’ report(s), Seller Parent shall pay to Olympus Japan Newco (i) the restoration costs as estimated by the Estimators, plus (ii) one-half (1/2) of the Estimators’ fees (such total amount, the “Restoration Costs”).

(d) The Replacement Security Deposits and the Restoration Costs shall each not be included in the calculation of the Closing Net Assets.

ARTICLE X.

CONDITIONS TO CLOSING

10.1 Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the Transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by Seller Parent:

(a) the representations and warranties set forth in ARTICLE VI shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects) at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the Effective Date or some other date shall be so true and correct as of such date);

(b) all covenants and agreements contained in this Agreement and the applicable Ancillary Agreements to be complied with by Buyer Parent on or before the Closing Date will have been complied with and performed in all material respects;

(c) Buyer Parent shall have delivered to Seller Parent a certificate dated as of the Closing Date, signed by Buyer Parent, certifying as to Buyer Parent’s compliance with Sections 10.1(a) and 10.1(b) and certifying that each Buyer that is a party to an Ancillary Agreement has signed, performed and complied in all material respects with all agreements and covenants required by any such Ancillary Agreements to be performed or complied with by any such Buyer at or prior to the Closing Date;

(d) at the Closing there shall not be in effect any Law or Order of a Governmental Authority which restrains, prohibits or declares illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements and there shall be no Proceeding pending or threatened in writing that may result in any of the foregoing;

(e) (i) the Parties shall have received all Governmental Approvals identified in Schedule 10.1(e); and (ii) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(f) each of the Ancillary Agreements set forth in Schedule 10.1(f) shall have been fully executed by the applicable Buyer;

(g) each Local Agreement, other than those set forth in Schedule 10.1(g), shall have been fully executed by the applicable Buyer, and all closing deliveries and conditions set forth therein shall be satisfied;

(h) each Buyer shall have obtained all Permits, Regulatory Registrations and Regulatory Documentation, excluding such Permits, Regulatory Registrations and Regulatory Documentation held by third-party distributors and dealers, required for (i) a continuation of the Business in all material respects by Buyers and (ii) the provision to Sellers by Buyers of all Business-related products and services as required by Sellers to fulfill their obligations arising under non-transferred Acquired Assets and Assumed Liabilities in accordance with Section 2.5(b)(ii);

(i) intentionally omitted;

(j) intentionally omitted;

(k) the German Hive-down shall have been effected; and

(l) intentionally omitted; and

(m) intentionally omitted.

10.2 Conditions of Buyers’ Obligations. The obligation of Buyers to consummate the Transactions contemplated by this Agreement in accordance with and pursuant to the terms of a specific Local Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Buyer Parent:

(a) the representations and warranties set forth in ARTICLE V above shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects) at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the Effective Date or some other date shall be true and correct as of such date);

(b) all covenants and agreements contained in this Agreement and the applicable Ancillary Agreements to be complied with by Seller Parent on or before the Closing Date will have been complied with and performed in all material respects;

(c) Seller Parent shall have delivered to Buyer Parent a certificate dated as of the Closing Date, signed by Seller Parent, certifying as to Seller Parent’s compliance with Sections 10.2(a) and 10.2(b) and certifying that each Seller that is a party to an Ancillary Agreement has signed, performed and complied in all material respects with all agreements and covenants required by any such Ancillary Agreements to be performed or complied with by any such Seller at or prior to the Closing Date;

(d) at the Closing there shall not be in effect any Law or Order of a Governmental Authority which restrains, prohibits or declares illegal the consummation of the Transactions contemplated by this Agreement or the Ancillary Agreements and there shall be no Proceeding pending or threatened in writing that may result in any of the foregoing;

(e) (i) the Parties shall have received all Government Approvals identified in Schedule 10.1(e); and (ii) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(f) each Local Agreement, other than those set forth in Schedule 10.1(g), shall have been fully executed by the applicable Seller and all closing deliveries and conditions set forth therein shall be satisfied;

(g) all licensors under the Transferred License Agreements set forth on Schedule 10.2(g) shall have consented to the assignment by the applicable Seller of such Seller’s rights with respect to the Business under such license to Buyer Parent or an Affiliate of Buyer Parent;

(h) each of the Ancillary Agreements set forth in Schedule 10.1(f) shall have been fully executed by the applicable Seller (or the applicable Affiliate of Seller Parent) and all Schedules to this Agreement shall have been mutually agreed and attached to this Agreement;

(i) the applicable Sellers shall have delivered to Buyers the certificates referred to in Section 9.5(g);

(j) at any time on or after the Effective Date, there shall not have occurred any Material Adverse Effect (or, if one shall have occurred, it shall not have been cured to the reasonable satisfaction of Buyer Parent);

(k) to the extent a portion of the Global Purchase Price is paid in the form of Unadjusted Shares or Adjusted Shares, Seller Parent (or its Affiliate(s) that takes title to such Shares) shall execute and deliver to Buyer Parent the Stockholders Agreement;

(l) Sellers shall have received, and shall have delivered to Buyers, each of the Required Consents set forth in Schedule 10.2(l);

(m) Seller Parent shall have received written confirmation, in a form reasonably satisfactory to Buyers, from Sumitomo Mitsui Finance & Leasing Company Limited (f/k/a SMBC Leasing Company, Limited) that it will not accelerate any finance lease agreements related to the Business or otherwise alter the obligations or Liability of Buyers with respect thereto as a result of the consummation of the transactions contemplated hereby and by the Ancillary Agreements;

(n) each of the Separated Contracts set forth in Schedule 10.2(n) shall have been fully executed by the applicable third-party;

(o) Seller Parent shall have received from each third-party distributor who accounted for One Hundred Million Yen (¥100,000,000) or more of sales of the Products in the Fiscal Year ending March 31, 2009, which are set forth on Schedule 10.2(o), a countersigned letter in substantially the forms previously agreed to be the Parties;

(p) resignations shall have been received from each officer and director, as applicable, of the Acquired Entities;

(q) resignations shall have been received from all statutory auditors of Olympus Japan Newco, OME and Mishima;

(r) each applicable Seller and Olympus Japan Newco shall have delivered the resolutions of its board of directors (or other governing body) approving the transfer of the Target Shares;

(s) Seller Parent shall have delivered to Buyer Parent prior to the Closing Date the Audited Financial Statements and, to the extent required by Section 9.9, the Stub Financial Statements, and the independent auditor’s report related to such Audited Financial Statements shall not have been withdrawn;

(t) Olympus Japan Newco shall have been established with Articles and Internal Regulations in the form approved by Buyer Parent;

(u) Olympus Japan Newco shall have obtained the type II drug manufacturing/distribution license (dai ni shu iyakuhin seizo hanbaigyo kyoka) and the type III medical devices manufacturing/distribution license (dai san shu iryokiki seizo hanbai gyo kyoka) under the Pharmaceutical Affairs Law of Japan and any other Permit required to conduct the Business in Japan as currently conducted;

(v) all matters referred to in the Japan Spin-Off Agreement as to be agreed between Buyer Parent and Seller Parent shall have been agreed to in writing signed by Buyer Parent and Seller Parent;

(w) Seller Parent shall have completed the Japan Spin-Off in accordance with the Japan Spin-Off Agreement and applicable law, and shall have filed (i) with the relevant Legal Affairs Bureau the registration documents for the Seller Parent Spin-Off in the form approved by Buyer Parent and (ii) if required, with the Kanto Local Finance Bureau of Japan the securities registration statement for the Seller Parent Spin-Off in the form discussed with Buyer Parent;

(x) Seller Parent shall have obtained from the Shizuoka Prefectural Government approval to transfer the Buyer’s portion of the land and the buildings set forth in the Schedule 10.2(x) to Olympus Japan Newco (the “Shizuoka Prefectural Approval”);

(y) Seller Parent shall have delivered to Buyer Parent, all documents, conveying instruments and items as Buyer Parent may reasonably request to confirm the satisfaction of the closing conditions set forth in this Section 10.2;

(z) the French Hive-down shall have been effected;

(aa) the German Hive-down shall have been effected; and

(bb) each Buyer shall have obtained all Permits, Regulatory Registrations and Regulatory Documentation, excluding such Permits, Regulatory Registrations and Regulatory Document held by third party distributors, required for (i) a continuation of the Business by the Buyers and (ii) the provision to Sellers by Buyers of all Business-related products and services as required by Sellers to fulfill their obligations arising under non-transferred Acquired Assets and Assumed Liabilities in accordance with Section 2.5(b)(ii).

10.3 Frustration of Closing Conditions. Neither Seller Parent nor Buyer Parent may rely on the failure of any condition set forth in Section 10.1 or 10.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate the Transactions, as required by and subject to Section 7.3.

10.4 Subsequent Closings. In the event that any Local Agreement set forth on Schedule 10.1(g) does not close at the Closing, the Parties shall use commercially reasonable efforts to close such Local Agreement as soon as commercially practicable.

ARTICLE XI.

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written Consent of Seller Parent and Buyer Parent;

(b) by Seller Parent or Buyer Parent upon written notice delivered to the other Party if the Closing has not occurred on or before December 31, 2009, or such later date agreed between the Parties (the “Expiration Date”), unless the failure of such consummation shall be due to the failure of the Party requesting such termination, or of an Affiliate of such Party, to perform the agreements and covenants contained herein required to be performed by such Party or such Affiliate at or before the Closing;

(c) by Seller Parent or Buyer Parent if any of the conditions to such Party’s obligations to perform set forth in Section 10.1 or Section 10.2, as applicable, becomes incapable of fulfillment; provided, however, that a Party may not seek termination pursuant to this Section 11.1(c) if such condition is incapable of fulfillment due to the failure of such Party, or of an Affiliate of such Party, to perform the agreements and covenants contained herein required to be performed by such Party or such Affiliate at or before the Closing;

(d) by either Seller Parent or Buyer Parent if the other Party or any of the other Party’s Affiliates shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform is not cured within sixty (60) days after written notice thereof from the non-breaching Party or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the non-breaching Party;

(e) by either Seller Parent or Buyer Parent if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such Order or other action shall have become final and non-appealable; or

(f) by Seller Parent if, subject to Section 10.3, all of the conditions to the Parties’ obligations to consummate the Transactions set forth in Sections 10.1 and 10.2 have been satisfied or waived but Buyer Parent is unable or unwilling to pay, or cause to be paid, the Closing Payment to Sellers pursuant to Section 3.2(b) within twenty (20) Business Days of (i) the date on which the last condition set forth in Section 10.1 or 10.2 has been satisfied or waived and (ii) the date on which Buyer Parent would otherwise be required to effect the Closing pursuant to Section 3.1.

11.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Transactions pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, Buyer Parent shall return to Seller Parent all documents, work papers and other materials of Sellers relating to the Business and to the Transactions, whether so obtained before or after the execution hereof; provided, however, that the confidentiality provisions contained in Section 13.3 shall survive the termination of this Agreement for a period of five (5) years and the non-solicitation provisions of Section 9.7 shall survive the termination of this Agreement for a period of two (2) years.

11.3 Termination Fee. (a) In the event that (i)(A) this Agreement is terminated by either Party pursuant to Section 11.1(b) and, at the time of such termination, the condition set forth in Section 10.2(e) with respect to a Government Approval from a Government Antitrust Authority shall not have been satisfied or waived, or (B) this Agreement is terminated by either Party pursuant to Section 11.1(e) (and such Order is issued by a Government Antitrust Authority), and at the time of such termination under either Section 11.1(b) or Section 11.1(e), all other conditions to consummate the Transactions set forth in Section 10.2 have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the Closing) or (ii) Seller Parent terminates this Agreement under Section 11.1(f) or Buyers otherwise fail to close the Transactions in breach of this Agreement (and no Seller is in material breach of this Agreement), then in each case, Buyer Parent shall pay Seller Parent a non-refundable termination fee of two billion, five hundred million Yen (¥2,500,000,000) (the “Termination Fee”) by wire transfer of immediately available funds within twenty (20) Business Days of such date. Buyer Parent agrees that Buyers shall not seek to frustrate Seller Parent’s entitlement to the Termination Fee (in the circumstances in which it would otherwise be payable pursuant to this Section 11.3(a)) by failing to use their commercially reasonable efforts (as provided in Section 7.3 hereof) to cause the satisfaction of the conditions to Buyers’ obligations to consummate the Transactions. Only a single Termination Fee may be paid pursuant to the terms of this Agreement.

(b) Seller Parent and Buyer Parent agree that the agreements contained in this Section 11.3 are an integral part of the Transactions and the Termination Fee constitutes liquidated damages and not a penalty. Notwithstanding any other provision of this Agreement to the contrary, the sole remedy of Sellers for any loss or damage of any nature as a result of the circumstances set forth in Section 11.3(a) shall be Sellers’ right to receive the Termination Fee, which will constitute the sole and exclusive remedy of any nature whatsoever (whether for money, specific performance or otherwise) against Buyers. The obligation to pay the Termination Fee shall survive the termination of this Agreement.

ARTICLE XII.

INDEMNIFICATION AND SURVIVAL

12.1 Indemnification by Seller Parent. (a) Seller Parent’s Indemnity. Subject to the limitations and procedures set forth in this ARTICLE XII, Seller Parent agrees to indemnify and hold harmless Buyers and their Affiliates, including the Acquired Entities (each a “Buyer Indemnified Party”), at all times against and in respect of all losses, damages, Liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) which any Buyer Indemnified Party may suffer or incur to the extent arising out of, related to or resulting from (i) any breach of any of the representations, warranties, covenants or agreements of any Seller set forth in this Agreement or any Ancillary Agreement; (ii) any Excluded Liability as defined in this Agreement or the Advalytix Purchase Agreement; (iii) any and all Losses incurred in connection with, arising out of, resulting from or incident to (x) any Taxes of the Acquired Entities with respect to any Pre-Closing Tax Period, and (y) the unpaid Taxes of any Person (other than the Acquired Entities) by operation of law, as a transferee or successor, by contract, or for any other reason (all amounts under this (iii), the “Acquired Entity Tax Indemnity”); (iv) any and all Claims by a third party made in writing against Buyers or their Affiliates (including, after the Closing the Acquired Entities) within three (3) years after the Closing for pre-Closing acts, omissions or events by a Seller Party or their Affiliates for which Buyers have successor-liability by operation of law, except the Assumed Liabilities (as defined in this Agreement or the Advalytix Purchase Agreement); (v) until such time as the New Pension Fund has been established and funded, any Liability of Buyer Parent, an Acquired Entity or any of their Affiliates with respect to amounts payable to or on behalf of participants in the Olympus Pension Plan who are not Seller Parent Regular Japan Business Employees; and/or (vi) any and all Claims or Liabilities related to the finance lease agreements with Sumitomo Mitsui Finance & Leasing Company Limited (f/k/a SMBC Leasing Company), SMFL Leasing (Malaysia) Sdn Bhd or any other similar guarantees required by a third party finance or leasing company arising out of or in connection with any transactions occurring prior to the Closing Date.

(b) Limitations on Seller Parent’s Indemnity. Except in cases of fraud, intentional misrepresentation of fact or intentional misconduct, Seller Parent shall not be obligated to indemnify any Buyer Indemnified Party for any Loss described in Section 12.1(a)(i) with respect to breaches of representations and warranties until the aggregate of all such Losses for which Seller Parent is liable are in excess of the Threshold Amount (in which event, subject to the terms, conditions and limitations set forth in this ARTICLE XII, Seller Parent shall be obligated to indemnify Buyer Parent, and Buyer Parent may assert its right to indemnification hereunder, for the amount of such excess); provided, however, that the Threshold Amount shall not apply with respect to a breach of any covenant or agreement made by Seller Parent in this Agreement or any Local Agreement or of any representation or warranty made by Seller Parent in Sections 5.1, 5.2, 5.4, 5.5, 5.14, 5.19(r), 5.24 and 5.25 hereof (the “Surviving Representations”). Except in cases of fraud, intentional misrepresentation of fact or intentional misconduct, Seller Parent’s aggregate Liability for Losses described in Section 12.1(a)(i) shall not exceed twelve and one-half percent (12.5%) of the Global Purchase Price (the “Cap”); provided, however, that the Cap shall not apply with respect to a breach of any covenant or agreement or any of the Surviving Representations; provided, further, that notwithstanding the preceding proviso, and except with respect to any Liability of Buyer Parent, an Acquired Entity or any of their Affiliates described in Section 12.1(a)(v), the aggregate indemnification obligations of Seller Parent under this Agreement for breaches of covenants or agreements made by Seller Parent in this Agreement or any Ancillary Agreement or of Surviving Representations shall in no event exceed the Global Purchase Price. Neither Seller Parent nor Seller Parent’s Affiliates shall have Liability to any Buyer Indemnified Party for any special or punitive damages, and Losses indemnifiable hereunder shall not include such damages.

12.2 Indemnification by Buyer Parent. (a) Buyer Parent’s Indemnity. Subject to the limitations and procedures set forth in this ARTICLE XII, Buyer Parent agrees to indemnify and hold harmless Seller Parent and Seller Parent’s Affiliates (each, a “Seller Indemnified Party”) at all times against and in respect of all Losses which any Seller Indemnified Party may suffer or incur to the extent arising out of, related to or resulting from: (i) any breach of any of the representations, warranties, covenants and agreements of Buyer Parent set forth in this Agreement or any Ancillary Agreement; (ii) any Assumed Liability as defined in this Agreement or the Advalytix Purchase Agreement; (iii) the operation of the Business or the Advalytix Business from the Closing Date, including, without limiting the generality of the foregoing, with respect to the Unauthorized/Unlawful Usage (as defined below) of any of the Olympus Brands by Buyer Parent or any of its Affiliates (or any of its distributors and agents) and any and all sales, transfers or other dispositions of any portion of the Business, Advalytix Business, the Acquired Assets, the Advalytix Assets and/or the Assumed Liabilities (as defined in this Agreement or the Advalytix Purchase Agreement) to any or all third parties; and/or (iv) until such time as the New Pension Fund is established and funded, any Liability of Seller Parent or any of its Affiliates with respect to any amounts payable to or on behalf of participants in the New Pension Plan. For purposes of this Section 12.2(a), “Unauthorized/Unlawful Usage” of the Olympus Brands means any usage that is not authorized by this Agreement, the Advalytix Purchase Agreement or by any Seller and/or any usage that is in violation of any applicable Law.

(b) Limitations on Buyer Parent’s Indemnity. Except in cases of fraud, intentional misrepresentation of fact or intentional misconduct, Buyer Parent shall not be obligated to indemnify any Seller Indemnified Party for any Loss described in Section 12.2(a)(i) with respect to breaches of representations and warranties until the aggregate of all such Losses for which Buyer Parent is liable are in excess of the Threshold Amount (in which event, subject to the terms, conditions and limitations set forth in this ARTICLE XII, Buyer Parent shall be obligated to indemnify Seller Parent, and Seller Parent may assert its right to indemnification hereunder, for the full amount of such Loss without regard to, and without deducting or subtracting, the Threshold Amount). Except in cases of fraud, intentional misrepresentation of fact or intentional misconduct, Buyer Parent’s aggregate Liability for Losses described in Section 12.2(a)(i) with respect to breaches of representations and warranties shall not exceed the Cap. Buyer Parent shall have no Liability to any Seller Indemnified Party for any special or punitive damages or any damages related to or caused by a change in the value of any Shares, and Losses indemnifiable hereunder shall not include such damages.

12.3 Survival. The representations and warranties set forth herein (and in the Local Agreements, if any) shall survive for two (2) years following the Closing Date at which time they shall expire (except with respect to Claims previously made in writing with respect to breaches of such representations and warranties and covenants); provided that the Surviving Representations (except for Sections 5.24, 5.25 and 5.19(s) which are addressed below) will survive until the applicable statute of limitations period has expired. The indemnification obligations of Seller Parent for any breach of any agreement or covenant in this Agreement or any Ancillary

Agreement by Sellers shall survive until the applicable statute of limitations period has expired. No Claim may be made based upon an alleged breach of any such representations or warranties whether for indemnification in respect thereof or otherwise, unless written notice of such Claim, in reasonable detail as to the basis for and facts supporting such Claim, is given to Buyer Parent or to Seller Parent, as the case may be, on or prior to the two (2) year anniversary after the Closing Date (or the applicable statute of limitations period for the Surviving Representations), after which date such Claims shall forever be barred, regardless of whether a longer statute of limitations may exist by Law. Notwithstanding anything to the contrary, the indemnification obligations of Seller Parent for Excluded Liabilities related to Taxes pursuant to Section 12.1(a)(ii), breach of the representations and warranties described in Sections 5.24, 5.25 and 5.19(s) pursuant to Section 12.1(a)(i), and the Acquired Entity Tax Indemnity and the indemnification obligations of Buyer Parent for Assumed Liabilities for post-Closing Taxes pursuant to Section 12.2(a)(ii) and post-closing employment-related matters set forth in Schedule 8.6 (each referred to as “Special Indemnification”) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations (as such statutory period may be extended) related to such matters at which time such Special Indemnification shall terminate except with respect to Claims previously made in writing, giving reasonable detail as to the basis for and facts supporting such Claim, with respect to such Special Indemnification. No Claim may be made pursuant to Special Indemnification unless written notice of such claim, in reasonable detail, is given to the indemnifying Party within said applicable statute of limitations period (as such statutory period may be extended).

12.4 Exclusive Remedy. Each Party hereby acknowledges and agrees, on behalf of itself and all its Affiliates, that, from and after the Closing, its sole and exclusive remedy with respect to any and all Claims arising under this Agreement, the Advalytix Purchase Agreement or any Local Agreement or Transfer Document or relating to the Transactions shall be pursuant to the indemnification provisions set forth in this ARTICLE XII, and each Party hereby waives and releases any and all statutory, equitable, or common law remedy for monetary damages with respect thereto; provided, however, that the foregoing shall not preclude a Party from and after the Closing from seeking specific performance or other equitable relief in a court of competent jurisdiction with respect to its rights under this Agreement, the Advalytix Purchase Agreement or any Local Agreement or Transfer Document or relating to the Transactions. Notwithstanding the foregoing, the Parties shall retain all rights, Claims and causes of action arising from the other Party’s fraud, intentional misrepresentation of fact or intentional misconduct. The rights of indemnification provided in this ARTICLE XII are solely for the benefit of the Indemnified Parties referred to therein, and such rights may not be extended, directly or indirectly, to any other Person.

12.5 Net Losses and Subrogation. (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by a Person entitled to indemnification hereunder (an “Indemnified Party”) shall be calculated after giving effect to: (i) any net insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to such Losses, and (ii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party. If any such insurance proceeds or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after the Indemnified Party (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Person providing the indemnification (the “Indemnifying Party”) the amount of such proceeds or recoveries (up to the amount of the Indemnifying Party’s payment).

(b) Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

12.6 Third-Party Claim Indemnification Procedures. (a) Any Indemnified Party shall give written notice as promptly as is reasonably practicable to the Indemnifying Party of the assertion of any Claim or Proceeding, by any Person not a Party in respect of which indemnity intends to be sought under this Agreement; provided that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 12.6 except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. Following receipt of a written notice from the Indemnified Party pursuant to this Section 12.6, the Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s election, to assume, at its own expense, the defense of any such Claim or Proceeding with counsel selected by the Indemnifying Party and not reasonably objected to by the Indemnified Party. The Indemnified Party shall not settle, compromise or consent to any judgment in respect of any such Claim or Proceeding without the prior written Consent of the Indemnifying Party, which Consent shall not be unreasonably withheld, delayed or conditioned.

(b) Following the Indemnifying Party’s election to assume the defense of any Claim, action or Proceeding pursuant to Section 12.6(a), (i) the Indemnified Party shall deliver to the Indemnifying Party, in a timely fashion (which shall be no later than ten (10) Business Days after the Indemnified Party’s receipt of written notice of such election), copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Claim or Proceeding and (ii) the Indemnified Party shall cooperate in the defense or prosecution thereof as reasonably requested by the Indemnifying Party in the context of the relevant Claim or Proceeding. Such cooperation shall include the retaining and (upon the Indemnifying Party’s request) providing to the Indemnifying Party of records and information that are reasonably relevant to such Claim or Proceeding, and making a reasonable number of employees reasonably available on a mutually convenient basis, to provide additional information and explanation of any material provided hereunder.

(c) If the Indemnifying Party assumes the defense of any Claim or Proceeding pursuant to Section 12.6(a), the Indemnified Party shall have the right (but not the duty) to participate in such defense and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, however, that the Indemnifying Party shall control such defense.

(d) If the Indemnifying Party does not elect to assume defense of a Claim or Proceeding pursuant to Section 12.6(a), the Indemnifying Party may nevertheless participate (but not control) and employ its own counsel not reasonably objected to by the Indemnified Party, at the Indemnifying Party’s expense, in the defense of such Claim or Proceeding.

(e) Each Party agrees to use its commercially reasonable efforts to cooperate and cause its employees and other Representatives to cooperate with and assist the Indemnifying Party and each Indemnified Party in connection with defending any third-party Claim, Proceeding or Liability for which indemnity is sought hereunder, including, but not limited to Claims and Proceedings with respect to which an Indemnifying Party has elected to assume or participate in the defense, including using commercially reasonable efforts to mitigate any such Claim, Proceeding or Liability for which indemnity is sought hereunder.

(f) Subject to Sections 12.1(b), 12.2(b), 12.3, 12.4 and 12.5, the Indemnifying Party may, without the prior written Consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to a Claim or any litigation resulting therefrom which is the subject of Section 12.6 if such settlement, compromise or consent (i) includes an unconditional release of all the Indemnified Parties from all Liability arising out of or related to such action or the subject matter thereof, (ii) includes no admission of fault or culpability by or on behalf of any Indemnified Party or its businesses, and (iii) provides for settlement or relief solely in the form of monetary damages to be paid fully by the Indemnifying Party. Any other type of settlement or compromise or consent to the entry of any judgment shall not be undertaken by the Indemnifying Party without obtaining the prior written Consent of the Indemnified Party to its terms, which Consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that if the Indemnified Party shall have given such Consent, the Indemnified Party agrees that it shall, and shall cause its Affiliates to, submit to any non-monetary relief of judgment arising out of or forming part of any such settlement, compromise or Consent.

(g) With respect to any third-party Claim, action or Proceeding in relation to which an Indemnifying Party is required to indemnify an Indemnified Party pursuant to this Section 12.6 (an “Indemnified Claim”) that is combined or joined with one or more Claims, actions or Proceedings that are not Indemnified Claims or with respect to an Indemnified Claim for which both the Indemnified Party and the Indemnifying Party may be liable and the defense against which both the Indemnified Party and the Indemnifying Party desire to contest and control the defense, the right to control such defense shall rest with whichever of the Indemnified Party or the Indemnifying Party has the larger amount in dispute, and such Person in control may not settle or compromise any such Claim without the prior written Consent of the other Person, which Consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that if an Indemnifying Party acknowledges in writing that it is obligated to indemnify an Indemnified Party with respect to any Indemnified Claim, the Indemnifying Party, and not the Indemnified Party, shall be deemed to have the amount of such Indemnified Claim in dispute.

(h) Whether or not the Indemnifying Party chooses to defend any Claim involving a third party, the Parties and their respective Affiliates (i) shall cooperate in the defense thereof and (ii) shall furnish such records, information and testimony, and attend such conferences, discovery Proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. With respect to any Claim subject to indemnification under this Section 12.6, the Parties and their respective Affiliates shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees, on behalf of itself and its Affiliates, that: (A) it and its Affiliates shall use reasonable efforts, in respect of any Claim in which such Party has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure), and (B) all communications between a Party or any of its Affiliates and counsel responsible for or participating in the defense of any Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

12.7 Purchase Price Adjustments. Any amounts payable under this ARTICLE XII or Section 9.5 shall be treated by Buyers and Sellers as an adjustment to the Global Purchase Price, unless otherwise required by Law.

ARTICLE XIII.

MISCELLANEOUS

13.1 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the Consent of the other Party. Any purported assignment in violation of the preceding sentence shall be void; provided, however, that Buyer Parent may, without obtaining the prior written Consent of Sellers, assign its rights or delegate any of its obligations under this Agreement or any Local Agreement to any Affiliate or Subsidiary of Buyer Parent; provided that Buyer Parent shall, in each case, remain obligated for performance of such obligations.

13.2 Public Announcements. Neither Party nor any of their respective Affiliates shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written Consent of the other Party, which Consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that any Party and any of their respective Affiliates may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party or Affiliate will use commercially reasonable efforts to advise the other Party prior to making the disclosure).

13.3 Confidentiality. (a) Buyer Parent and Seller Parent agree the Confidentiality Agreement shall, as of the Closing Date, be terminated and of no further force and effect.

(b) Seller Parent agrees that, after the Closing, Sellers shall exercise the same degree of care with respect to maintaining the confidentiality of any Information (as defined below) in any of their possession that Sellers exercise with respect to similar types of their own proprietary information, but in no event less than a reasonable degree of care, except that any Information required by Law or legal or administrative process to be disclosed may be disclosed, provided that, if reasonably possible, Sellers shall first notify Buyer Parent of such disclosure requirement so that Buyer Parent or its Affiliates may seek a protective Order or other appropriate remedy. For purposes of this Section 13.3(b), the term “Information” means (i) all trade secrets relating exclusively to the Business, the Acquired Assets, the Products and/or the Assumed Liabilities, and (ii) all confidential or proprietary information provided by Buyer Parent or any of its Affiliates to any Seller in connection with the Transactions other than any such trade secrets or information that (A) is known to any Seller prior to receipt thereof from Buyer Parent or any of its Affiliates; (B) is disclosed to a Seller by a third person which has a legal right to make such disclosure without requiring such Seller to maintain the confidentiality thereof; (C) is or becomes part of the public domain through no fault of any Seller; or (D) is independently developed by or for any Seller as evidenced by its written records, without reference to Information received from Buyer Parent or any of its Affiliates.

(c) Buyer Parent agrees that, after the Closing, Buyers shall exercise the same degree of care with respect to maintaining the confidentiality of any Information (as defined below) in any of their possession that Buyers exercises with respect to similar types of their own proprietary information, but in no event less than a reasonable degree of care, except that any Information required by Law or legal or administrative process to be disclosed may be disclosed, provided that, if reasonably possible, Buyers shall first notify Seller Parent of such disclosure requirement so that Seller Parent or its Affiliates may seek a protective Order or other appropriate remedy. For purposes of this Section 13.3(c), the term “Information” means all confidential or proprietary information not included in the Acquired Assets provided by Seller Parent or any of its Affiliates to any Buyer in connection with the Transactions other than any such information that (A) is known to any Buyer prior to receipt thereof from Seller Parent or any of its Affiliates; (B) is disclosed to a Buyer by a third person which has a legal right to make such disclosure without requiring such Buyer to maintain the confidentiality thereof; (C) is or becomes part of the public domain through no fault of any Buyer; or (D) is independently developed by or for any Buyer as evidenced by its written records, without reference to Information received from Seller Parent or any of its Affiliates.

13.4 Expenses. Whether or not the Transactions contemplated by this Agreement are consummated, and except as otherwise specified herein, each Party shall bear its own costs and expenses in connection with this Agreement and with respect to the Transactions contemplated by this Agreement.

13.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Further, the Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.6 Entire Agreement; Amendment. This Agreement (together with the Ancillary Agreements after their execution and delivery hereunder) contains the entire agreement of the Parties with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Seller Parent and Buyer Parent.

13.7 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, to the extent set forth herein, their respective Affiliates and the other Indemnified Parties, and no provision of this Agreement shall be deemed to otherwise confer upon any other third parties any remedy, Claim, Liability, reimbursement or other right in excess of those existing without reference to this Agreement.

13.8 Waiver. The waiver by a Party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized Representative of the waiving Party.

13.9 Governing Law. The formation, construction, and performance of this Agreement, including the rights and duties of the Parties, shall be construed, interpreted, governed, applied and enforced in accordance with the Laws of New York, United States of America applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions thereof relating to conflicts of Laws among different jurisdictions; provided, however, that the U.S. Federal Arbitration Act shall apply in lieu of any arbitration Law or rules that may now exist or hereafter be enacted dealing with the subject of arbitration.

13.10 Alternative Dispute Resolution. (a) Except as provided in Section 13.10(c), all disputes arising out of or in connection with the Transactions, this Agreement, the Local Agreements, the Transfer Documents or any relationship created by or in accordance with the Transactions, this Agreement, the Local Agreements or the Transfer Documents shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators applying New York law. Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and their Affiliates and may be entered in any court having jurisdiction thereof. Seller Parent shall nominate one arbitrator and Buyer Parent shall nominate one arbitrator. The arbitrators so nominated shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of both Party-nominated arbitrators. If the Party-nominated arbitrators cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules. The place of the arbitration and all hearings and meetings shall be Singapore, unless the Parties otherwise agree. The arbitrator shall apply the governing Law as set forth in this Agreement. The language of the arbitral Proceedings shall be English. The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement. The arbitrators may order the pre-hearing production or exchange of documentary evidence and may require written submissions from the parties to the arbitration, but may not otherwise order pre-hearing depositions or discovery. Unless the Parties otherwise agree, the arbitrators shall not have the power to appoint experts. The U.S. Federal Rules of Evidence shall apply to the arbitration. Each party to the arbitration shall bear its own attorney’s fees and expenses in connection with any arbitral Proceedings and the arbitrators shall not include attorney’s fees or expenses in any award.

(b) No arbitration pursuant to this Section 13.10 shall be commenced until the Party or Affiliate thereof intending to request arbitration has first given thirty (30) days written notice of its intent to the other Party and has offered to meet and confer with one or more responsible executives of the other Party (which meeting may include one or more responsible executives of the Parties and their respective Affiliates) in an effort to resolve the dispute(s) described in detail in such written notice. If one or more responsible executives agree, within thirty (30) days after receipt of such written notice, to meet and confer with the requesting Party or Affiliate thereof, then no arbitration shall be commenced until the executives have met and conferred in an effort to resolve the dispute(s) or until sixty (60) days has elapsed from the date such written notice has been given.

(c) The provisions of Section 13.10(a) and (b) shall not be construed as prohibiting any Party or Affiliate thereof from applying to any court of competent jurisdiction for such injunctive or other provisional relief as may be necessary to protect that Person from irreparable harm or injury or to preserve the status quo pending resolution of a dispute.

13.11 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

13.12 Counterparts; Signature Pages. The Parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

13.13 Notices. All notices, requests, Claims, demands or other communications required or permitted to be given hereunder shall be in writing and may be delivered by hand, by air mail, by internationally recognized private courier (for delivery in no fewer than two (2) Business Days with return receipt requested), or by facsimile (with a copy sent by another means specified herein). Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by air mail shall be deemed given ten (10) days after being deposited in the mail system, postage prepaid with return receipt requested; notices delivered by internationally recognized private courier shall be deemed given upon receipt; and notices delivered by facsimile shall be deemed given twenty-four hours (24) after the sender’s receipt of confirmation of successful transmission. All notices shall be addressed as follows:

If to Seller Parent:

Olympus Corporation

Shinjuku Monolith

3-1 Nishi-Shinjuku 2-chome, Shinjuku-ku

Tokyo 163-0914 Japan

Attn: Toshio Kogure, General Manager, Legal Department

with a copy (which shall not constitute notice) to:

Squire, Sanders and Dempsey L.L.P.

Gaikokuho Kyodo Jigyo Horitsu Jimusho

Ebisu Prime Square Tower, 16/F

1-1-39 Hiroo, Shibuya-ku

Tokyo 150-0012

Japan

Attn: Stephen E. Chelberg, Esq.

If to Buyer Parent:

Beckman Coulter, Inc

4300 N. Harbor Blvd.

P.O. Box 3100

Fullerton, CA 92834-3100

USA

Attn: Arnie Pinkston

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071-1560

USA

Attn: Paul D. Tosetti

and

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626-1925

USA

Attn: Cary K. Hyden

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 13.13.

13.14 Consent to Representation by Squire, Sanders & Dempsey L.L.P. In the event of any dispute following the Closing between Buyer Parent, a Buyer, a Buyer Indemnified Party and/or an Acquired Entity, on the one hand, and Seller Parent, a Seller or a Seller Indemnified Party, on the other hand, Buyer Parent, on behalf of itself and all Buyers, all Buyer Indemnified Parties and all Acquired Entities, hereby consents to the representation (at the election of Seller Parent, a Seller or a Seller Indemnified Party) by Squire, Sanders & Dempsey L.L.P. of such Seller Parent, Seller and/or Seller Indemnified Party, notwithstanding the prior representation of an Acquired Entity by Squire, Sanders & Dempsey L.L.P.

13.15 Consent to Representation by Latham & Watkins L.L.P. In the event of any dispute following the Closing between Buyer Parent, a Buyer, a Buyer Indemnified Party and/or an Acquired Entity, on the one hand, and Seller Parent, a Seller or a Seller Indemnified Party, on the other hand, Seller Parent, on behalf of itself and all Sellers and all Seller Indemnified Parties, hereby consents to the representation (at the election of Buyer Parent, a Buyer, an Acquired Entity or a Buyer Indemnified Party) by Latham & Watkins L.L.P. of such Buyer Parent, Buyer, Buyer Indemnified Party and/or Acquired Entity, notwithstanding any prior representation of Seller Parent or its Affiliates by Latham & Watkins L.L.P.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SELLER PARENT

OLYMPUS CORPORATION

By:	/s/ Tsuyoshi Kikukawa
Name: Tsuyoshi Kikukawa
Title: President

BUYER PARENT

BECKMAN COULTER, INC.

By:	/s/ Scott Garrett
Name: Scott Garrett
Title: Chief Executive Officer

Signature Page to Amended and Restated MPA